Exhibit 3.2

CONSOLIDATED REPORT AS AT 30TH SEPTEMBER 2006

This is an English translation of the Italian original “Relazione consolidata al 30 settembre 2006” and has been prepared solely for the convenience of the reader.

The version in Italian takes precedence and will be made available to interested readers upon written request to Banca Intesa S.p.A.

Corporate image and marketing communications

Via Monte di Pietà, 8 20121 Milano, Italy

Fax +39 02 879.62898/63638.

The Banca Intesa securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Banca Intesa securities will be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Banca Intesa and Sanpaolo IMI are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Banca Intesa may purchase securities of Sanpaolo IMI otherwise than in the merger, such as in open market or privately negotiated purchases.

You should be aware that Sanpaolo IMI may purchase securities of Banca Intesa otherwise than in the merger, such as in open market or privately negotiated purchases.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking information and statements about Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. and their combined businesses after completion of the merger. Forward-looking statements are statements that are not historical facts. These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates” and similar expressions. Although the managements of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. believe that the expectations reflected in such forward-looking statements are reasonable, investors and holders of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A., that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the public documents sent by Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. to CONSOB and under “Risk Factors” in the annual report on Form 20-F for the year ended December 31, 2005 filed by Sanpaolo IMI S.p.A. with the SEC on June 29, 2006. Except as required by applicable law, neither Sanpaolo IMI S.p.A. nor Banca Intesa S.p.A. undertakes any obligation to update any forward-looking information or statements.

Consolidated report as at 30th September 2006

Banca Intesa S.p.A.

Registration number on the Milano Company Register and Fiscal Code 00799960158 Share capital 3,613,001,195.96 euro fully paid-in Member of the National Interbank Deposit Guarantee Fund and of the National Guarantee Fund, included in the National Register of Banks No. 5361 and Parent Company of “Gruppo Intesa”, included in the National Register of Banking Groups.

Contents

Board of Directors, General Management, Board of Statutory Auditors and Independent Auditors	6

Gruppo Intesa - Financial highlights and financial ratios	7

Gruppo Intesa - Financial highlights and financial ratios by business area	10

Gruppo Intesa in the third quarter of 2006 and the Business Plan - Executive summary	11

Main Group Companies	16

Consolidated financial statements	17
Consolidated balance sheet	18
Consolidated statement of income	20
Changes in consolidated shareholders’ equity	21
Consolidated statement of cash flows	23

Report on operations	24
Accounting policies	25
The macroeconomic scenario and lending and deposit collecting activities	35
Economic results	38
Balance sheet aggregates	48
Breakdown of results by business area	60
The Parent Company Banca Intesa	82
Risk management and the controls system	88
Shareholder base and stock price performance	95
Projections for the whole year	100

Attachments	102
Parent Company’s financial statements	103

Contacts	110

Board of Directors, General Management, Board of Statutory Auditors and Independent Auditors

Board of Directors

Chairman	*	Giovanni BAZOLI

Deputy Chairmen	*	Giampio BRACCHI
René CARRON

Managing Director and Chief Executive Officer	*	Corrado PASSERA

Directors		Giovanni ANCARANI
Francesco ARCUCCI
Benito BENEDINI
Antoine BERNHEIM
Jean Frédéric DE LEUSSE
Gilles DE MARGERIE
	*	Ariberto FASSATI
	*	Giancarlo FORESTIERI
Paolo FUMAGALLI
Giangiacomo NARDOZZI
Georges PAUGET
Eugenio PAVARANI
Giovanni PERISSINOTTO
Ugo RUFFOLO
Gino TROMBI

* Members of the Executive Committee

General Management

General Manager	Corrado PASSERA

Board of Statutory Auditors

Chairman

Gianluca PONZELLINI

Auditors

Rosalba CASIRAGHI

Paolo Andrea COLOMBO
Franco DALLA SEGA
Livio TORIO

Independent Auditors	RECONTA ERNST & YOUNG

Gruppo Intesa – Financial highlights and financial ratios (#)

Caption	30.09.2006	30.09.2005 restated (*)	% changes
Statement of income (in millions of euro)
Net interest income	4,207	3,976	5.8
Net fee and commission income	2,708	2,582	4.9
Profits (Losses) on trading	733	506	44.9
Operating income	7,795	7,218	8.0
Operating costs	-3,958	-3,796	4.3
Operating margin	3,837	3,422	12.1
Net adjustments to loans	-545	-477	14.3
Net income	2,173	1,845	17.8

Caption	30.09.2006	31.12.2005 restated (*)	% changes
Balance sheet (in millions of euro)
Loans to customers	179,254	168,767	6.2
Financial assets / liabilities held for trading	33,114	29,818	11.1
Financial assets available for sale	5,601	4,380	27.9
Investments	9,021	9,188	-1.8
Total assets	282,729	273,760	3.3
Direct customer deposits	193,790	187,207	3.5
Indirect customer deposits	303,053	287,800	5.3
of which assets under management	60,315	59,045	2.2
Net interbank position	-10,230	-4,576
Shareholders’ equity	17,536	16,705	5.0

	30.09.2006	31.12.2005 restated (*)	changes amount
Operating structure
Number of employees	56,741	55,652	1,089
- Italy	40,769	40,230	539
- Abroad	15,972	15,422	550
Number of branches	3,913	3,851	62
- Italy	3,137	3,106	31
- Abroad	776	745	31

(#) Figures from the reclassified statement of income and reclassified balance sheet as described in the report on operations.

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

	30.09.2006	31.12.2005 restated (*)	30.09.2005 restated (*)
Balance sheet ratios (%)
Loans to customers / Total assets	63.4	61.6	—
Investments (a) / Total assets	3.2	3.4	—
Direct customer deposits / Total assets	68.5	68.4	—
Assets under management / Indirect customer deposits	19.9	20.5	—
Statement of income ratios (%)
Net interest income / Operating income	54.0	55.4	55.1
Net fee and commission income / Operating income	34.7	35.8	35.8
Operating costs / Operating income	50.8	54.6	52.6
Net income / Average total assets (ROA) (b)	1.0	1.1	0.9
Net income / Average shareholders’ equity (ROE) (c)	18.4	22.3	18.1
Adjusted net income / Adjusted average shareholders’ equity (adjusted ROE) (d)	19.2	24.8	19.7
Economic Value Added (E.V.A.) (e) (in millions of euro)	1,095	—	922
Risk ratios (%)
Net doubtful loans / Loans to customers	0.9	0.7	—
Cumulated adjustments on doubtful loans /
Gross doubtful loans to customers	66.6	69.2	—
Capital at Risk (C.a.R.) (f) - average for the period (in millions of euro)	30.4	25.6	—
Capital at Risk (C.a.R.) (f) - period-end (in millions of euro)	19.4	36.6	—
Capital ratios (%) (g)
Tier 1 capital (h) net of preference shares /
Risk-weighted assets (Core Tier 1)	7.33	7.10	—
Tier 1 capital (h) / Risk-weighted assets	8.13	7.94	—
Total capital (i) / Risk-weighted assets	11.29	10.34	—
Risk-weighted assets (in millions of euro)	197,875	190,038	—
Basic earnings per share (basic EPS) (l) - euro	0.445	0.470	—
Diluted earnings per share (diluted EPS) (m) - euro	0.445	0.469	—

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

(a) Investments include investments held to maturity, investments in associates and companies subject to joint control, property, equipment and intangible assets.

(b) Figure for the period has been annualised.

(c) Ratio between net income and weighted average of share capital, share premium reserve, reserves and valuation reserves. Figure for the period has been annualised.

(d) Ratio between net income inclusive of the change in the period in valuation reserves on assets available for sale and weighted average of share capital, share premium reserve, reserves and valuation reserves (excluding the aforementioned change in valuation reserves on assets available for sale). Figure for the period has been annualised.

(e) The indicator represents the economic value generated in the period in favour of shareholders, since it is the portion of net income for the period which remains after having remunerated shareholders’ equity via the cost of capital. The latter represents the opportunity cost and is determined using the Capital Asset Pricing Model.

(f)  The indicator probabilistically measures, in terms of average or period-end figures, market risks of the trading portfolio defined as the sum of Value at Risk (VaR) in time-series simulation, delta-gamma-vega VaR (DGV) and correlated and non-correlated simulations on illiquid parameters, using a 99% confidence level and 1 working-day holding period.

(g) Figures for 2005 have not been restated to consider the change in the consolidation area.

(h) Paid-in share capital, share premium reserve and reserves and retained earnings minus treasury shares, goodwill, intangible assets and after the application of so-called “prudential filters” set out by supervisory regulations.

(i) Tier 1 capital plus eligible subordinated liabilities, valuation reserves, with the application of so-called “prudential filters”, net of equity investments as set out by supervisory regulations.

(l) Net income attributable to holders of ordinary shares compared to the weighted average number of ordinary shares outstanding. Figure for the period has been annualised.

(m) The dilutive effect on the figure as at 31.12.2005 considers the issue of ordinary shares following the potential exercise of all the stock options set out in the relevant assignment plan. As for the previous indicator, figure for the period has been annualised.

Gruppo Intesa – Financial highlights and financial ratios by business area (#)

Statement of income

(in millions of euro)

	Retail Division		Italian Subsidiary Banks Division		International Subsidiary Banks Division		Corporate Division and B.I. Infrastrutture e Sviluppo
	30.09.2006	30.09.2005 restated (*)	30.09.2006	30.09.2005 restated (*)	30.09.2006	30.09.2005 restated (*)	30.09.2006	30.09.2005 restated (*)
Operating income	4,135	3,905	1,251	1,159	912	796	1,429	1,264
Operating costs	-2,158	-2,085	-593	-572	-471	-424	-513	-491
Operating margin	1,977	1,820	658	587	441	372	916	773

Balance sheet

(in millions of euro)

	Retail Division		Italian Subsidiary Banks Division		International Subsidiary Banks Division		Corporate Division and B.I. Infrastrutture e Sviluppo
	30.09.2006	31.12.2005 restated (*)	30.09.2006	31.12.2005 restated (*)	30.09.2006	31.12.2005 restated (*)	30.09.2006	31.12.2005 restated (*)
Loans to customers	84,986	81,160	27,521	25,530	13,554	11,947	49,507	44,768
Direct customer deposits	74,688	76,577	26,762	26,222	15,445	13,336	37,034	36,558
Allocated capital	4,867	4,765	1,666	1,581	1,014	836	3,547	3,183

Statement of income ratios (%)

	Retail Division		Italian Subsidiary Banks Division		International Subsidiary Banks Division		Corporate Division and B.I. Infrastrutture e Sviluppo
	30.09.2006	30.09.2005 restated (*)	30.09.2006	30.09.2005 restated (*)	30.09.2006	30.09.2005 restated (*)	30.09.2006	30.09.2005 restated (*)
Operating costs / Operating income	52.2	53.4	47.4	49.3	51.6	53.3	35.9	38.9
Income (Loss) before tax from continuing operations / Allocated capital (a)	43.9	45.4	45.2	41.6	46.8	49.9	33.8	32.2
Economic Value Added (E.V.A.) (in millions of euro)	723	724	198	177	179	167	391	284

(#) Figures from the reclassified statement of income and reclassified balance sheet as described in the report on operations.

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

(a) Figures for the period have been annualised.

Gruppo Intesa in the third quarter of 2006 and the Business Plan

Executive summary

The project for the integration between Banca Intesa and Sanpaolo IMI, which the Boards of Directors of the Banks commenced last 26th August, is proceeding rapidly and as provided for by the Framework Agreement. On 12th October the Boards approved the Plan for the merger which will be submitted to the examination of the Shareholders’ Meetings which will meet on 30th November and on 1st December, respectively on first and second call. On 25th October the Bank of Italy authorised the operation. Conditional upon the approval by the Shareholders’ Meetings and the clearance of the Antitrust Authority, the stipulation of the deed of merger is forecasted within the end of December, effective as of 1st January 2007. The New Bank will be operational for the new year and, even its name, will unite the resources of Intesa and Sanpaolo, to give life to one of the leading European banking groups.

The Informational Document, prepared for the Shareholders’ Meetings to be held at the end of the month, will be made available for Shareholders and the market in the next few days. It will provide detailed information on the merger: on its rationale and means of execution, on the effects it will produce on the business and operations of the Parties, as well as on the prospects of the new entity Intesa Sanpaolo.

Gruppo Intesa in the third quarter of 2006

In the third quarter of 2006 statement of income results evolved in line with expectations, with a forecasted slight slowdown in the growth of the income components more affected by seasonal trends.

In the comparison with the first nine months of the previous year, net interest income posted a 5.8% growth rate, mostly due to the positive trend of volumes with customers, whose contribution enabled to absorb the higher cost of bond issues, only partly mitigated by the positive effects of hedging instruments.

More contained was instead the increase in net fee and commission income (+4.9%), especially due to the slowdown in the third quarter of the placement of funds.

Trading activities continued their positive trend and profits also in the third quarter exceeded 200 million euro, with an almost 45% growth rate in the nine months.

Operating income reached as at 30th September 7,795 million euro, up by 8% with respect to the same period of 2005.

According to the trend which had already commenced in the first half of the year, operating costs increased by 4.3%. Personnel expenses recorded a contained rise (+3.4%) whereas administrative expenses showed a more marked increase (+5%), mostly attributable to growth-related and quality-enhancement expenses, such as for information technology, personnel training and advertising. Also adjustments, in particular those related to technologic investments increased.

The progress recorded by revenues in the period under examination, almost double the rise in costs, drove operating margin to 3,837 million euro, up by 12.1% compared to the same period of the previous year.

Income before tax from continuing operations showed an equally positive trend (+13.9%), that reflected an increase in net adjustments to loans, offset by a more significant decrease in net provisions for risks and charges, while profits on disposal of investments more than halved their contribution.

In conclusion, net income of the first nine months reached 2,173 million euro, with a 17.8% increase with respect to the same period of 2005.

The comparison of economic results for the third quarter with those of the same period of 2005 showed a 6.6% increase in operating income, a 3.9% rise in operating costs and, therefore, a 9.6% progress in operating margin, despite lower profits on investments carried at equity, as described in detail hereafter. The decreases of profits on disposal of investments and income after tax from discontinued operations only led to a more contained rise in net income, which showed an 8% increase between the two periods under consideration.

The 2005 – 2007 Business Plan

As already mentioned, the results of the first nine months of 2006 were in line with the targets set out in the 2005 – 2007 Business Plan and in certain cases even better: Operating income recorded a positive trend (+8% compared to a target set out in the Plan of a 7.4% average annual growth rate for the three years), and annualised ROE(1) amounted to 18.9% with a 30 b.p. improvement compared with the same period of the previous year.

The interventions and initiatives conducted in the first nine months of the year and in particular in the third quarter by the Group’s Divisions to execute the guidelines and achieve the results of the Plan are described below.

In the third quarter the Retail Division continued actions to achieve its prior objectives: i) guaranteeing individuals a service level suited to meet their needs, ii) supporting the creation and development of new small and medium-sized enterprises, and iii) favouring the development of local communities.

In the Retail segment the first nine months of 2006 saw the success of Intesa Rata Sicura range, destined to holders of retail floating rate mortgages who wish to hedge interest rate rises, a product which was particularly appreciated considering the uncertainty regarding market interest rates. For this purpose, it is worth noting that in September the “Maximum rate” cap hedge became effective for customers who purchased the product in September 2005 and will therefore receive a positive differential so to offset or reduce the higher cost due to the rise in interest rates. In the bancassurance sector the development of the Index Linked offering continued (20 issues were launched) while, for assets under administration, activities concentrated on the sale of structured bonds with guaranteed capital at maturity.

As part of new products destined to the Households segment, noteworthy was the commercialisation of “Conto Intesa Light”, characterised by particularly cost-effective terms for customers who require limited transactions, as well as the further advertising support given to “Conto Intesa 18-26” via television adverts and communication initiatives at Universities, to spread its knowledge among young people.

Again as concerns product innovation, in particular for the Small Business segment, noteworthy was “Intesa Vacanze”, initiative aimed at financing customer holidays at partner tourist structures, with excellent results in terms of acquisition of tourist companies. Furthermore, a particularly aggressive offering targeted to free lance professionals was launched and is aimed at supporting the adoption of the new procedures required by “Decreto Bersani”.

Lastly, with reference to the SME market, in the third quarter the SME Department was reorganised, for the purpose of increasing the effectiveness of its commercial action, strengthening its territorial presence and improving customer service levels.

(1) ROE calculated according to the Business Plan criteria: ratio between net income for the period and share capital, share premium reserve, reserves and valuation reserves at the end of the period.

In general, particular attention was paid to the adaptation of the number and professional preparation of resources, with the introduction of new people in the role of relationship manager. For example, the service model dedicated to SME and Small Business customers, which sets out dedicated managers for the specific needs of target customers, was progressively rolled out to 600 branches (equal to 50% of the branches in which the model will be introduced).

Furthermore, the advertising campaign was oriented to promote the product but especially to develop the perception of Banca Intesa as an entity close to people and therefore capable of satisfying their needs.

The results for the first nine months of the Corporate Division highlighted a rise in volumes of loans disbursed to customers and an improvement in loan portfolio quality, also due to the adoption of pricing and lending policies directly related to the rating of the counterparty.

The project for the relaunch of the Mid Corporate segment, based on the valorisation of the relation and pursued via the analysis of the specific customer needs and an offering combining traditional and specialised services, outperformed expectations, also due to a precise commercial strategy and the increasing interaction between relationship structures and product factories.

Instead, with reference to capital market and investment banking products, the action on high-potential customers continued and is aimed at redefining the whole sales process for the purpose of integrating the structures and increasing the synergies between business units. Also in this field the new commercial approach proved to be successful, considering the positive results recorded in the business areas of Structured finance (especially as concerns Leveraged Finance and Real Estate) and Capital Markets.

Merchant banking activities were again of strategic importance in terms of economic results and for the role of partner which the Bank plays either following direct customer requests or in cases of corporate turnarounds.

For the Italian Subsidiary Banks Division, made up of the subsidiaries which carry out retail banking activities (Cariparma, FriulAdria, Banca di Trento e Bolzano, Cassa di Risparmio di Biella e Vercelli and the Saving Banks in Central Italy), the Plan sets the objective of developing the local banks via a significant penetration in reference territories, conserving, always within the Group’s strategy, proximity to local institutions and privileged and long-term relationships with households and local entrepreneurs.

Consistently with this strategy, in the third quarter the development of new services and products for customers continued. In particular, the following products were introduced at Group Banks: bonds and life insurance policies dedicated to specific segments (corporate and private customers), new forms of individual portfolio management schemes, new CAAM funds and insurance policies to cover the person and goods.

The main objective of acquiring new customers was pursued via the opening of new branches (14 branches, in addition to the 14 branches opened in 2005, compared to the 54 set out in the Plan) and with the increase of resources dedicated to commercial development. For existing customers the extension and consolidation of forms of permanent monitoring of customer satisfaction continued for the purpose of intensifying relations. Agreements were stipulated with Category associations and more competitive current accounts were launched which have interesting features for the customer such as: reduction of the cost as the number of services increases, high return (ContoInsieme, ExtraConto, Conto Io), satisfaction of specific needs (professionals, farmers, young people, immigrants).

In order to better pursue these objectives, the role of employees was also valorised via merit-oriented incentive systems, the definition of new training programmes, the optimisation of support tools and the development of the sense of belonging.

The strategy of the International Subsidiary Banks Division has the main objective of achieving leadership positions in Central-Eastern European Countries, considered the Group’s second “domestic” market. The Business Plan also emphasises corporate responsibility in the Countries in which Banca Intesa operates, in view to contributing to the development of the region.

In line with these objectives, in the first nine months of 2006 Central-European International Bank (CIB) opened 12 branches in Hungary and strengthened its relationship with the retailer Tesco, whereby the bank is present in the new Tesco supermarkets and which permitted the introduction of a dedicated credit card (Tesco Credit Card); as concerns the range of distributed products, particularly noteworthy was the launch of new mortgage types connected to insurance policies of the Generali group.

Also Privredna Banka Zagreb (PBZ) expanded its territorial presence in Croatia, with the opening of 7 new branches, and continued the development of new products and services for customers, mainly in the retail segment (home and car loans linked to insurance policies in cooperation with Generali, internet banking with additional services such as the possibility of underwriting funds on line, Cash Pooling services). Noteworthy were also the satisfactory operations of PBZ Card, leading company in Croatia for credit cards and the progress of factoring at international level for SME and corporate customers.

In the Slovakian market the main actions taken by Vseobecna Uverova Banka (VUB) referred to the launch of new products and services for retail customers (mortgages, structured deposits, credit cards), the further development of distribution channels (the roll-out of the new branch lay-out and enhancement of direct channels - call centre and electronic banking). Furthermore, the bank is conducting an ambitious monitoring project aimed at rationalising all processes. The liberated resources will be used to develop the distribution network.

As is generally known, in 2005 Gruppo Intesa entered the Russian market, with KMB Bank, and the Serbian market, with Banca Intesa Beograd. In 2006, KMB Bank focused on two fronts: the development of ordinary operations, mostly focused on financing small and medium enterprises (as testified by loans to customers up by approximately 40%) and the preparation of the new 2006-2010 business plan. The Plan focuses on the development of activities with retail and SME customers and sets out the reorganisation of the bank, with the partial relocalisation of the current distribution network in addition to its expansion, the launch of a new brand and the implementation of a new IT system. Consistently with the objectives of the business plan, in the third quarter of the year, the bank started offering home mortgages, which represent one of the key products for the development of the retail segment.

In Serbia, also Banca Intesa Beograd expanded the product range offered to customers, especially to the retail segment. The new current account “Intesa Hit” achieved very positive results, with over 100,000 new openings in just eight months after the launch. Also noteworthy was the great impulse given to the development of the credit cards business and the start of the commercialisation of home mortgages. In the first nine months of the year 9 new branches were opened.

In the realisation of its selective acquisition strategy in Central and Eastern Europe, in January Banca Intesa, which already held a 35% stake in the capital of UPI Banka  – the fifth largest bank in terms of total assets in Bosnia and Herzegovina – launched a tender offer for the remaining shares. At the end of the offer, which entailed an investment of approximately 37 million euro, Gruppo Intesa held approximately 81% of voting share capital of UPI Banka, that operates with 15 branches serving approximately 90,000 customers. Lastly, the acquisition, through the subsidiary PBZ, of approximately 67% of the LTG Banka’s share capital, with an investment of approximately 10 million euro was disclosed in October. LTG Banka operates in Bosnia and Herzegovina with a network made up of 6 regional branches and 19 branch offices.

In the third quarter of 2006 Banca Intesa defined an amendment to certain terms and conditions of the share purchase agreement originally signed last February for the acquisition of the control of Ukrsotsbank in Ukraine. The transaction entails the purchase of an 88.55% interest in the bank’s share capital, with a put option for the sellers in respect of any additional minority interests up to 100% of the share capital. The valuation of Ukrsotsbank has been increased to 1,400 million dollars (approximately +6.9%), to take into account the bank’s net income for the first half of 2006, which was significantly higher than forecasted. However, the closing will be conditional upon the Regulatory approvals in Italy and Ukraine. Should the closing of the transaction not occur within 31st March 2007, Banca Intesa and the sellers of Ukrsotsbank may terminate the agreements and be free to pursue other options, including a renegotiation of the transaction.

As is generally known, Banca Intesa’s 2005 – 2007 Business Plan pursues a sustainable growth objective. And sustainable growth must be based on enhancement of human resources. For this reason the Plan includes a permanent training programme for a total of 800,000 days. In the three quarters of 2006 approximately 250,000 man-days of training were delivered in addition to the 320,000 man-days already delivered in 2005.

In the new Plan, the soundness of growth and therefore its sustainability, is strongly linked to innovation. There is a specific Investment plan in innovation, which sets out costs for almost 2 billion euro, to improve customer service quality, with reference to both the sale channels used and the type of services offered. To date investments amounted to approximately 500 million euro, in addition to the approximately 700 million euro of 2005.

Strict operating cost discipline, already commenced under the previous plan, continues to be an objective in the current Business Plan. In fact, the pursuit of growth in a competitive market requires a balanced and competitive cost structure. As at 30th September 2006 the Group’s cost/income ratio equalled 50.8% compared to 52.6% of September 2005, as a result of a growth in income higher than that recorded by costs; in particular, further growth-related expenses totalled approximately 83 million euro while 70 million euro had already been sustained in 2005, corresponding to approximately 67% of the total set out in the Business Plan. Cost savings derived from increased efficiency of back office services  and  central  structures  and  lower  costs  for management of real estate and procurement.

Optimisation of risk management and capital allocation is the other lever to ensure constant value creation. In the last few years, Banca Intesa greatly strengthened the management of all risk categories. Capital ratios confirmed absolutely adequate levels with the Tier 1 ratio at 8.13% and the Core tier 1 ratio – that is, the ratio between Tier 1 capital net of preference shares and total risk-weighted assets – which equalled 7.33%. As regards credit risk, it must be noted that the attention paid to loan portfolio quality enabled to keep the net doubtful loans/loans to customers ratio at 0.9%, in line with the target for 2007. With regard to market risks, the strengthening of the internal risk management platforms and the effective control at desk level permitted to keep risks at a level compatible with the target set out in the Plan.

Main Group Companies

(1) Subsidiary bank specialised in Public & Infrastructure Finance.

(2) Jointly-controlled or a associated company, carried at equity.

Consolidated financial statements

Consolidated balance sheet

(in millions of euro)

				Changes
		30.09.2006	31.12.2005	amount	%
Assets
10.	Cash and cash equivalents	1,398	1,797	-399	-22.2
20.	Financial assets held for trading	50,297	51,067	-770	-1.5
30.	Financial assets designated at fair value through profit and loss	—	—	—
40.	Financial assets available for sale	5,601	4,379	1,222	27.9
50.	Investments held to maturity	2,606	2,810	-204	-7.3
60.	Due from banks	29,998	27,111	2,887	10.6
70.	Loans to customers	179,254	169,478	9,776	5.8
80.	Hedging derivatives	912	1,278	-366	-28.6
90.	Fair value change of financial assets in hedged portfolios (+/-)	-1	—	1
100.	Investments in associates and companies subject to joint control	2,202	2,091	111	5.3
110.	Technical insurance reserves reassured with third parties	—	—	—
120.	Property and equipment	2,891	2,924	-33	-1.1
130.	Intangible assets	1,322	1,356	-34	-2.5
	of which
	- goodwill	881	869	12	1.4
140.	Tax assets	2,821	3,096	-275	-8.9
	a) current	1,499	1,670	-171	-10.2
	b) deferred	1,322	1,426	-104	-7.3
150.	Non-current assets held for sale and discontinued operations	16	2,869	-2,853	-99.4
160.	Other assets	3,412	3,279	133	4.1

Total Assets		282,729	273,535	9,194	3.4

(in millions of euro)

				Changes
		30.09.2006	31.12.2005	amount	%
Liabilities and Shareholders’ Equity
10.	Due to banks	40,228	31,771	8,457	26.6
20.	Due to customers	116,561	115,270	1,291	1.1
30.	Securities issued	77,229	72,320	4,909	6.8
40.	Financial liabilities held for trading	17,183	21,249	-4,066	-19.1
50.	Financial liabilities designated at fair value through profit and loss	—	—	—
60.	Hedging derivatives	1,834	1,410	424	30.1
70.	Fair value change of financial liabilities in hedged portfolios (+/-)	—	—	—
80.	Tax liabilities	1,709	1,091	618	56.6
	a) current	1,250	643	607	94.4
	b) deferred	459	448	11	2.5
90.	Liabilities associated with non-current assets held for sale and discontinued operations	—	2,963	-2,963
100.	Other liabilities	6,789	7,121	-332	-4.7
110.	Employee termination indemnities	1,155	1,102	53	4.8
120.	Allowances for risks and charges	1,722	1,732	-10	-0.6
	a) post employment benefits	316	320	-4	-1.3
	b) other allowances	1,406	1,412	-6	-0.4
130.	Technical reserves	—	—	—
140.	Valuation reserves	974	829	145	17.5
150.	Reimbursable shares	—	—	—
160.	Equity instruments	—	—	—
170.	Reserves	5,224	3,745	1,479	39.5
180.	Share premium reserve	5,559	5,510	49	0.9
190.	Share capital	3,613	3,596	17	0.5
200.	Treasury shares (-)	-7	—	7
210.	Minority interests (+/-)	783	801	-18	-2.2
220.	Net income (loss)	2,173	3,025	-852

Total Liabilities and Shareholders’ Equity		282,729	273,535	9,194	3.4

Consolidated statement of income

(in millions of euro)

				Changes		Third quarter	Third quarter	Changes
		30.09.2006	30.09.2005	amount	%	2006	2005	amount	%

10.	Interest and similar income	8,301	6,874	1,427	20.8	2,942	2,310	632	27.4
20.	Interest and similar expense	-4,287	-3,148	1,139	36.2	-1,568	-1,053	515	48.9
30.	Interest margin	4,014	3,726	288	7.7	1,374	1,257	117	9.3
40.	Fee and commission income	3,025	3,083	-58	-1.9	967	1,003	-36	-3.6
50.	Fee and commission expense	-317	-409	-92	-22.5	-104	-153	-49	-32.0
60.	Net fee and commission income	2,708	2,674	34	1.3	863	850	13	1.5
70.	Dividend and similar income	383	527	-144	-27.3	4	7	-3	-42.9
80.	Profits (Losses) on trading	399	19	380		211	209	2	1.0
90.	Fair value adjustments in hedge accounting	13	34	-21	-61.8	—	18	-18
100.	Profits (Losses) on disposal or repurchase of	64	-12	76		21	-44	65
	a) loans	-20	-17	3	17.6	-8	-2	6
	b) financial assets available for sale	71	3	68		27	-42	69
	c) investments held to maturity	—	2	-2		—	—	—
	d) financial liabilities	13	—	13		2	—	2
110.	Profits (Losses) on financial assets and liabilities designated at fair value	—	—	—		—	—	—
120.	Net interest and other banking income	7,581	6,968	613	8.8	2,473	2,297	176	7.7
130.	Net losses / recoveries on impairment	-414	-336	78	23.2	-131	-110	21	19.1
	a) loans	-441	-329	112	34.0	-123	-109	14	12.8
	b) financial assets available for sale	-9	-8	1	12.5	-5	-1	4
	c) investments held to maturity	4	3	1	33.3	—	—	—
	d) other financial activities	32	-2	34		-3	—	3
140.	Net income from banking activities	7,167	6,632	535	8.1	2,342	2,187	155	7.1
150.	Net insurance premiums	—	—	—		—	—	—
160.	Other net insurance income (expense)	—	—	—		—	—	—
170.	Net income from banking and insurance activities	7,167	6,632	535	8.1	2,342	2,187	155	7.1
180.	Administrative expenses	-3,881	-3,711	170	4.6	-1,284	-1,237	47	3.8
	a) personnel expenses	-2,359	-2,250	109	4.8	-782	-756	26	3.4
	b) other administrative expenses	-1,522	-1,461	61	4.2	-502	-481	21	4.4
190.	Net provisions for risks and charges	-89	-217	-128	-59.0	-23	-48	-25	-52.1
200.	Net adjustments to / recoveries on property
	and equipment	-201	-177	24	13.6	-69	-59	10	16.9
210.	Net adjustments to / recoveries on intangible assets	-171	-162	9	5.6	-61	-59	2	3.4
220.	Other operating expenses (income)	277	258	19	7.4	85	77	8	10.4
230.	Operating expenses	-4,065	-4,009	56	1.4	-1,352	-1,326	26	2.0
240.	Profits (Losses) on investments in associates and companies subject to joint control	111	110	1	0.9	29	44	-15	-34.1
250.	Valuation differences on property, equipment and intangible assets measured at fair value	—	—	—		—	—	—
260.	Goodwill impairment	—	—	—		—	—	—
270.	Profits (Losses) on disposal of investments	50	121	-71	-58.7	3	42	-39	-92.9
280.	Income (Loss) before tax from continuing operations	3,263	2,854	409	14.3	1,022	947	75	7.9
290.	Taxes on income from continuing operations	-1,069	-990	79	8.0	-319	-325	-6	-1.8
300.	Income (Loss) after tax from continuing operations	2,194	1,864	330	17.7	703	622	81	13.0
310.	Income (Loss) after tax from discontinued operations	66	60	6	10.0	23	56	-33	-58.9
320.	Net income (loss)	2,260	1,924	336	17.5	726	678	48	7.1
330.	Minority interests	-87	-79	8	10.1	-29	-33	-4	-12.1

340.	Parent Company’s net income (loss)	2,173	1,845	328	17.8	697	645	52	8.1

Changes in consolidated shareholders’ equity as at 30th September 2006

(in millions of euro)

	30.09.2006
	Share capital			Reserves		Valuation reserves
	ordinary shares	saving shares	Share premium reserve	retained earnings	other	available for sale	cash flow hedges	legally- required revaluations	other	Equity instruments	Treasury shares	Net income (loss)	Shareholders’ equity
AMOUNTS AS AT 1.1.2006
- Group	3,111	485	5,510	3,660	85	389	-39	345	134	—	—	3,025	16,705
- minority interests	367	3	124	178	—	7	-2	11	6	—	—	107	801
ALLOCATION OF NET INCOME OF THE PREVIOUS YEAR
Reserves
- Group				1,483								-1,483	—
- minority interests				59								-59	—
Dividends and other allocations (a)												-1,590	-1,590
CHANGES IN THE PERIOD
Changes in reserves
- Group				-4		106	77	3	-41				141
- minority interests	-49		-10	-8		-1	2	-2	1				-67
Operations on shareholders’ equity
Issue of new shares
- Group	17		49										66
- minority interests	10												10
Purchase of treasury shares
- Group												-7	-7
- minority interests
Extraordinary dividends
Changes in equity instruments
Derivatives on treasury shares
Stock options													—
Net income (loss) for the period
- Group												2,173	2,173
- minority interests												87	87
SHAREHOLDERS’ EQUITY AS AT 30.09.2006
- Group	3,128	485	5,559	5,139	85	495	38	348	93	—	-7	2,173	17,536
- minority interests	328	3	114	229	—	6	—	9	7	—	—	87	783

(a) The caption includes dividends and the amount attributable to the Allowances for charitable contributions, as well as the dividends of controlled companies attributable to minority interests.

Changes in consolidated shareholders’ equity as at 30th September 2005

(in millions of euro)

	30.09.2005
	Share capital			Reserves		Valuation reserves
	ordinary shares	saving shares	Share premium reserve	retained earnings	other	available for sale	cash flow hedges	legally- required revaluations	other	Equity instruments	Treasury shares	Net income (loss)	Shareholders’ equity
AMOUNTS AS AT 1.1.2005
- Group	3,076	485	5,406	2,527	85	117	-32	357	102	—	-10	1,856	13,969
- minority interests	339	3	123	228	—	3	-2	—	—	—	—	84	778
ALLOCATION OF NET INCOME OF THE PREVIOUS YEAR
Reserves
- Group				1,117								-1,117	—
- minority interests				27								-27	—
Dividends and other allocations (a)												-796	-796
CHANGES IN THE PERIOD
Changes in reserves
- Group				2		176	-45		25				158
- minority interests				-39		3	—		1				-35
Operations on shareholders’ equity
Issue of new shares
- Group	35		104										139
- minority interests													—
Purchase of treasury shares
- Group											10		10
- minority interests
Extraordinary dividends
Changes in equity instruments
Derivatives on treasury shares
Stock options				7									7
Net income (loss) for the period
- Group												1,845	1,845
- minority interests												79	79
SHAREHOLDERS’ EQUITY AS AT 30.09.2005
- Group	3,111	485	5,510	3,653	85	293	-77	357	127	—	—	1,845	15,389
- minority interests	339	3	123	216	—	6	-2	—	1	—	—	79	765

(a) The caption includes dividends and the amount attributable to the Allowances for charitable contributions, as well as the dividends of controlled companies attributable to minority interests.

Consolidated statement of cash flows

(in millions of euro)

	30.09.2006	30.09.2005

A. OPERATING ACTIVITIES
1. Cash flow from operations	5,797	4,066
- net income (+/-)	2,260	1,924
- gains/losses on financial assets held for trading and on assets/liabilities designated at fair value through profit and loss(-/+)	1,311	26
- gains/losses on hedging activities (-/+)	-13	-34
- net losses/recoveries on impairment (+/-)	621	410
- adjustments to/net recoveries on property, equipment and intangible assets (+/-)	372	339
- net provisions for risks and charges and other costs/revenues (+/-)	201	397
- net insurance premiums to be collected (-)	—	—
- other insurance revenues/charges to be collected (-/+)	—	—
- taxes and duties to be settled (+)	1,100	1,027
- net adjustments/recoveries on disposal groups net of tax effect (-/+)	—	—
- other adjustments (+/-)	-55	-23
2. Cash flow from / used in financial assets	-15,887	7,940
- financial assets held for trading	-570	4,321
- financial assets designated at fair value through profit and loss	—	—
- financial assets available for sale	-1,062	648
- due from banks: repayable on demand	-1,075	1,801
- due from banks: other	-2,503	319
- loans to customers	-10,246	1,689
- other assets	-431	-838
3. Cash flow from / used in financial liabilities	11,338	-11,610
- due to banks: repayable on demand	2,455	538
- due to banks: other	6,044	-2,804
- due to customers	1,686	5,805
- securities issued	5,658	-7,728
- financial liabilities held for trading	-4,037	-5,783
- financial liabilities designated at fair value through profit and loss	—	—
- other liabilities	-468	-1,638

Net cash flow from (used in) operating activities	1,248	396
B. INVESTING ACTIVITIES
1. Cash flow from	926	137
- sales of investments in associates and companies subject to joint control	120	114
- dividends collected on investments in associates and companies subject to joint control	22	22
- sales/reimbursements of investments held to maturity	667	—
- sales of property and equipment	105	1
- sales of intangible assets	4	—
- sales of subsidiaries and business branches	8	—
2. Cash flow used in	-1,011	-291
- purchases of investments in associates and companies subject to joint control	-127	-8
- purchases of investments held to maturity	-459	-117
- purchases of property and equipment	-207	-84
- purchases of intangible assets	-121	-82
- purchases of subsidiaries and business branches	-97	—

Net cash flow from (used in) investing activities	-85	-154
C. FINANCING ACTIVITIES
- issues/purchases of treasury shares	-7	10
- share capital increases	76	139
- dividend distribution and other	-1,590	-796

Net cash flow from (used in) financing activities	-1,521	-647
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-358	-405
RECONCILIATION
Cash and cash equivalents at beginning of period	1,797	1,785
Net increase (decrease) in cash and cash equivalents	-358	-405
Cash and cash equivalents: foreign exchange effect	-41	26
CASH AND CASH EQUIVALENTS AT END OF PERIOD	1,398	1,406
LEGENDA: (+) from (–) used in

Report on operations

Accounting policies

DECLARATION OF COMPLIANCE WITH INTERNATIONAL ACCOUNTING STANDARDS

Gruppo Intesa’s Consolidated financial statements have been prepared in compliance with the accounting principles issued by the International Accounting Standards Board (IASB) and the relative interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) and endorsed by the European Commission as provided for by Community Regulation 1606 of 19th July 2002.

The Consolidated financial statements as at 30th September 2006 have been prepared based on the application of international accounting standards as set forth by Consob Resolution 14990 of 14th April 2005. Therefore, the present Quarterly report complies with requirements of IAS 34 relative to interim reports. In particular, Gruppo Intesa used the option of preparing the quarterly report in short form, instead of the full presentation required for the Annual report.

In the preparation of the Consolidated financial statements as at 30th September 2006 the IAS/IFRS principles in force as at 30th September 2006 have been used (including the interpretation documents called SIC and IFRIC), as endorsed by the European Commission. With respect to the principles endorsed as at 31st December 2005 it must be noted, with reference to issues applicable to banking activities, that IFRS 7 (Financial Instruments: disclosures) has been endorsed (Regulation EC 108/2006). As regards the accounting principle on financial instruments (IAS 39), endorsed texts diverge from the principle prepared by the IASB since certain issues which are still under discussion (fair value macrohedging of portfolios of assets and liabilities and hedging of on demand deposits) have not been endorsed. Furthermore, two interpretation documents, the IFRIC 8 – Scope of IFRS 2 and the IFRIC 9 – Reassessment of Embedded Derivatives have been endorsed.

It must be noted that the Consolidated financial statements as at 30th September 2006 has not been audited.

GENERAL PREPARATION PRINCIPLES

The Consolidated financial statements as at 30th September 2006 are made up of the Balance sheet, the Statement of income, the Changes in shareholders’ equity, the Statement of cash flows; the brief Report on operations has also been included.

In compliance with provisions of art. 5 of Legislative Decree 38/2005, the Consolidated financial statements as at 30th September 2006 have been drawn up in euro as functional currency.

The amounts indicated in the Consolidated financial statements and in the Report on operations are expressed in millions of euro, unless otherwise specified.

The Consolidated financial statements as at 30th September 2006 are prepared with the application of the general principles set out by IAS 1 and the specific accounting principles endorsed by the European Commission, as well as in compliance with the general assumptions set forth by the Framework for the preparation of Financial Statements issued by IASB.

The Consolidated financial statements present, in addition to figures for the reference period, the comparative figures as at 31st December 2005 for the Balance sheet and as at 30th September 2005 for the Statement of income. Again, as concerns the statement of income, the consolidated financial statements also present figures for the third quarter of 2006 compared to those for the corresponding period of 2005. Figures for 2005 correspond – without prejudice to changes in the compulsory forms published by the Bank of Italy with Circular

262/2005 – to those originally published in the respective financial statements and therefore do not consider the changes in the consolidation area which subsequently occurred.

In the Report on operations, for the purpose of simplifying comparison of the figures in the various periods and, in particular, to provide a more effective representation of results, certain reclassifications are made with respect to the compulsory forms. The comparative figures in the Reclassified statement of income and Reclassified balance sheet and the relative detailed tables have also been restated to consider the changes in the consolidation area occurred. The most significant restatements are indicated in the relative comments, while changes in the consolidation area are illustrated in the following chapter.

The Consolidated financial statements as at 30th September 2006 contain all information required by IAS 34, by current regulations and by Consob (Italian Securities Exchange Commission), in addition to other information which is not compulsory but is nonetheless deemed to be necessary in order to give a more complete representation of the Group’s situation.

ACCOUNTING PRINCIPLES

The accounting principles adopted in the preparation of the Consolidated financial statements as at 30th September 2006, for classification, recognition, measurement and derecognition of asset and liability captions, and the means of recognition of revenues and costs, have remained unchanged with respect to those adopted for the Annual report 2005 to which, therefore, reference must be made. As already mentioned in the Half-yearly Report, the Bank activated, as part of hedge accounting, fair value macrohedging aimed at hedging risk of fair value changes intrinsic in the coupons under accrual of the floating rate mortgages disbursed, in the period from the date in which the coupon is set and the date of payment of the instalment. Consequently, as at 30th September 2006 relevant amounts are recorded in the balance sheet under assets in the caption “Fair value change of assets in hedged portfolios”.

CONSOLIDATION AREA AND CONSOLIDATION METHODS

Consolidation area

The consolidated financial statements include Banca Intesa and the companies which it directly and indirectly controls and consider in the consolidation area – as specifically set out by the IAS/IFRS principles – also the companies operating in dissimilar sectors from the Parent Company as well as private equity investments. Similarly, special purpose entities (SPE/SPV) are included when the requisite of effective control recurs, even if there is no direct or indirect stake in the company.

Companies are considered subsidiaries when Banca Intesa, directly or indirectly, holds more than half of the voting rights or when the Parent Company has a lower portion of voting rights but has the power to appoint the majority of directors of the company or determine its financial or operating policies. In the measurement of voting rights also “potential” rights are considered if they are currently exercisable or convertible in effective voting rights at any time.

Companies are considered to be subject to joint control if their voting rights and the control of their economic activities are equally shared by Banca Intesa, directly or indirectly, and another entity. Furthermore, a company is qualified as subject to joint control if, even though voting rights are not equally shared, control on its economic activities and its strategies is shared on the basis of contractual agreements.

Companies are considered associates, that is, subject to significant influence,

when Banca Intesa, directly or indirectly, holds at least 20% of voting rights (including “potential” voting rights as described above) or when the Parent Company – despite a lower percentage of voting rights due to specific legal agreements such as the participation of voting syndicates - has the power of participating in the determination of the financial and operating policies of the company. The equity investment in the Bank of Italy, in which Gruppo Intesa holds a 26.8% stake, is an exception since, considering its peculiarity, it is not carried at equity, but maintained at cost.

Certain companies in which the Parent Company holds an equity stake exceeding 20% of voting share capital, and in any case of limited absolute amount, are excluded from the consolidation area and are classified in Financial assets available for sale since Banca Intesa, directly or indirectly, exclusively holds rights on a portion of the rewards of the investment, does not have access to management policies and may exercise limited governance rights to safeguard its economic interests.

Companies for which the shares have been received as pledges with voting rights are not consolidated, in consideration of the substance underlying the pledge, which has the purpose of guaranteeing loans and not of exercising control and direction over financial and economic policies in order to benefit from the economic return on the shares.

Furthermore, certain investments in subsidiaries, associates and companies subject to joint control are excluded from the consolidation area in consideration of their immateriality.

With respect to the situation as at 31st December 2005, UPI Banka, Sarajevo is included in the consolidation area, since control was acquired in the first quarter and is consolidated as of 1st January 2006. Furthermore, it must be noted that the controlling stake in Banca CIS increased to 83.7%, following the acquisition from the Sardegna Region of a 28.33% stake.

It must be noted that the following companies exited the Group at the end of 2005 – but, in relation to the residual equity stake held, are consolidated with the equity method – Nextra Investment Management (now CAAM Sgr) and its subsidiaries Nextra Alternative Investments and Epsilon, sold to companies of the Crédit Agricole group as part of the well-known strategic partnership agreement which was amply described in the Annual report 2005.

Following their disposal, Banco Wiese Sudameris and related subsidiaries (with the exception of Wiese Leasing now Gestiones Recuperaciones de Activos) are also no longer included in the consolidation area, as well as the Group’s tax collection companies (Esa.Tri., E.Tr. Serit Rieti and Serit Terni) – that in the Consolidated financial statements as at 30th June 2006 were recorded in non-current assets held for sale and discontinued operations – following the occurred sale of equity investments to Riscossione Spa.

Lastly, though immaterial for consolidated financial statement figures, Intesa Gestione Crediti, Magazzini Generali Cariplo and Phoenix Beteiligungs have been merged into Banca Intesa, Compagnia Regionale Leasing has been merged into C.R. di Terni and Société Foncière Meyerbeer has been merged into Sudameris S.A.

Consolidation methods

The methods used for the consolidation of the figures of subsidiaries (full consolidation) and for the consolidation of associates and of companies subject to joint control (equity method) have remained unchanged from those adopted for the Annual report 2005 to which, therefore, reference must be made.

The financial statements of the Parent Company and of other companies used to prepare the Consolidated financial statements as at 30th September 2006 refer to the same date. In certain cases, for subsidiaries which are not material, the last official figures are used.

Where necessary – and without prejudice to absolutely marginal cases – the financial statements of consolidated companies which are drawn up using different accounting criteria are restated to be compliant with the standards used by the Group.

The financial statements of the companies which do not operate in the Euro Zone are translated into euro applying to the assets and liabilities in the balance sheet the spot exchange rate at period-end and to the statement of income the average exchange rate.

BUSINESS COMBINATIONS

UPI Banka

On 4th January 2006 Banca Intesa, which already held a 35.03% stake in the voting share capital of UPI Banka, launched, through its subsidiary Intesa Holding International, the agreed takeover bid for the remaining 64.97% of UPI Banka’s voting share capital. The offer was completed last 20th February with the purchase of 105,181 voting shares corresponding to 45.93% of UPI Banka’s share capital with a total investment of 37.4 million euro. At the end of the transaction, Gruppo Intesa held 80.96% of the voting share capital of UPI Banka. The consideration paid was allocated to goodwill for the portion of 22.6 million euro that exceeded the book value of assets and liabilities (already posted at fair value).

Banca CIS

In February, Banca Intesa acquired 28.33% of the share capital of Banca CIS, bank already controlled by Gruppo Intesa in which the subsidiary Intesa Mediocredito held a 55.37% stake, leading the Group’s total stake to 83.7%. The total cost of the operation amounted to approximately 80 million euro.

Banca Intesa Beograd

On 8th June 2006 Banca Intesa sold – via its subsidiary Intesa Holding International (IHI) – a minority stake of approximately 7% in Banca Intesa Beograd to International Finance Corporation (IFC), for a consideration of approximately 28 million euro. After the entrance of IFC, that offers important collaboration opportunities, Banca Intesa maintains – through IHI – a majority stake in the Serbian bank of approximately 83%.

Lastly, it must be noted that control over LT Gospodarska banka d.d. Sarajevo (LTG banka) was acquired in October (via a 66.98% stake of the ordinary share capital), as described in greater detail hereafter under significant subsequent events.

SIGNIFICANT SUBSEQUENT EVENTS

In the first half of October, as already indicated above, Banca Intesa acquired 140,704 ordinary shares of LT Gospodarska banka d.d. Sarajevo (LTG banka), representing 66.98% of the shares with voting rights, from a group of controlling shareholders. The acquisition has been carried out through Banca Intesa’s subsidiary Privredna Banka Zagreb (PBZ), at a price of 76.73 euro (150.07 KM) per share, corresponding to a valuation of 1.75 times the book value of LTG banka as at 31st December 2005.

Moreover, at the beginning of November, after the receipt of the required regulatory authorisations, PBZ launched a public tender offer for the remaining 33.02% of LTG banka’s voting share capital, again at a price of 76.73 euro (150.07 KM) for each share, for a maximum consideration of approximately 5.3 million euro, with a maximum investment of approximately 16 million euro for the entire share capital of LTG banka. In compliance with local stock exchange regulations, the public tender offer will remain open for 30 calendar days. The finalisation of the transaction is expected to take place in December 2006.

As at 31st December 2005, LTG banka had 71.9 million euro of assets, loans to customers and customer deposits for respectively 45 million euro and 55.3 million euro, and 9 million euro of shareholders’ equity and net income for the year of 119,000 euro. The bank’s network is made up of 5 regional branches and 19 branch offices.

Plan for the merger with Sanpaolo IMI

As already mentioned at the beginning of the present report, Banca Intesa’s Board of Directors last 12th October unanimously approved the plan for the merger of Sanpaolo IMI with and into Banca Intesa.

The aggregation between Intesa and Sanpaolo IMI falls within the increasingly-intense consolidation process under way in the Italian and European banking sector and constitutes a highly significant event for the Italian economic system since it entails the creation of an important player capable of competing in the financial services sector on a European level.

The merger between Intesa and Sanpaolo – as will be described in greater detail in the Informational document drawn up for the merger – represents a unique opportunity as concerns value creation for Shareholders, access to products and services on more competitive terms for customers and professional enhancement for employees. In particular, the proposed merger presents extremely interesting characteristics as concerns:

•                  high territorial complementarity, with a widespread presence all over the national territory, concentrated in the wealthiest areas of the Country and with limited overlapping;

•                  increased operational efficiency, made possible by the economies of scale which may be achieved thanks to the dimension reached;

•                  prevalence of the domestic retail component in the activities of both Groups, which permits to reap the maximum potential benefits from the merger with a limited execution risk;

•                  compatibility of the organisational models, characterised for both Sanpaolo and Intesa by the presence of an operational parent company with direction and control functions over local banks and specialised companies on speciality products and services;

•                  extension of the pursuable strategic alternatives, thanks to the achievement of an international dimension together with a sound leadership on the domestic market, which represents the ideal starting point for the future expansion abroad, also considering the experience of many of the largest international financial groups which have thrived starting from a sound rooting in their domestic market.

The New Group will achieve a unique positioning in Italy, which may not be replicated by competitors with any other integration on the market. In particular, the New Group will be market leader in Italy:

•                  in terms of distribution network, with about 5,500 branches corresponding to a market share of over 17% and complete and uniform geographic coverage of the entire Country;

•                  in the Retail, Private and SME segments, due to a retail customer base of 12 million; a 20.4% market share on deposits and leadership position in the placement of asset management products and life insurance policies, where it will enjoy a market share of 31% of funds placed and 28% of new life insurance premiums collected through the banking and postal channel; a leading position in the residential mortgages segment, with a 19% market share in terms of flows disbursed;

•                  in Corporate & Investment Banking, where it will be by far the leading national operator, with an overall share of almost 20% of total loans to companies. The New Group will be a leading forefront player in factoring, trade finance, and in the areas of project and acquisition finance and syndicated lending. It will also become the key Italian operator in the capital markets segment, achieving a significant critical mass in market-making activities;

•                  in the Public Entities and Infrastructures sector, where it will achieve the position of leading specialised operator, with over 23 billion euro in financing to customers (including securities) and a market share estimated at around 22%. Backed by this strong position in Italy, the New Group will explore opportunities to expand business to the rest of Europe, leveraging on its expertise in the sector and the consolidated presence of the New Group abroad;

•                  in Asset Management and Bancassurance where with Eurizon, market leader in the promotion and management of mutual funds with a market share of 19%, and Eurizon Vita, in third place in terms of the issuance of insurance premiums in the life branch, it will further benefit from the Agreement between Banca Intesa and Crédit Agricole (illustrated in the following chapter) in Asset Management.

Furthermore, the New Group, due to the complementary presence of Intesa and Sanpaolo in the markets of Central-Eastern Europe will considerably strengthen its coverage and commercial effectiveness in this area, where it will be among the leading players, present in 10 Countries, with approximately 1,370 branches and total assets of approximately 25 billion euro.

The New Group, which moves from a starting point which is already the result of the combination of two Banking Groups which express excellent results in the Italian banking industry, will be capable of generating absolutely noteworthy results, which may be summarised by the following preliminary financial targets for 2009, to be confirmed by the complete Business Plan of the new Group, which will be prepared once the merger has been completed and all the management positions are defined, within the first half of 2007:

•                  net income 2009 at approximately 7 billion euro;

•                  compounded annual growth rate for net income 2005-2009 equal to 14.9%, adjusted for the main non-recurring items registered in 2005;

•                  EPS improvement in 2009 following the synergies equal to approximately 16%,

•                  pay-out equal to at least 60% of net income, with possibility to return excess capital to shareholders – also in the light of the expected strong value creation – notwithstanding the high level of capitalisation and a massive plan of investments in innovation and human capital;

•                  operating income 2009 of approximately 13.4 billion euro, with a 2005-2009 average annual compound growth rate of approximately 16.9%.

Such objectives may be achievable also thanks to the significant synergies which may arise from the merger between Sanpaolo and Intesa, quantifiable in 1,550 million euro per year before taxes until 2009, and approximately 63% of which represented by cost savings and the remaining 37% by additional revenues.

In particular, cost synergies will be obtained from: centralisation of purchase functions, external contract renegotiation and rationalisation of administrative expenses, unification of IT systems and back-office structures, integration of central functions, integration/merger of product companies operating in the same business areas and in the international networks.

Instead, revenue synergies will derive from: deeper entrenchment in the territory which will enable increased cross-selling and the share of wallet levels, higher competitiveness in pricing, alignment of the new Group to internal best practices.

Total pre-tax integration costs are estimated at approximately 1,550 million euro in the
2007-2009 period.

The New Group is formed on solid capital foundations, the expected income flows will enable it to confirm high pay-out rates and guarantee resources for new growth investments and at the same time maintain high Regulatory ratios.

The merger plan sets forth that Banca Intesa will adopt the so-called dual corporate governance system: the adoption of this model is expected to result in a corporate governance better suited to the needs of the new corporate entity that entails that administration and control will be conducted by a Management Board and a Supervisory Board in accordance with art. 2409-octies and following of the Italian Civil Code and with art. 147-ter and following of Legislative Decree no. 58 of 24th February 1998.

The choice of the two-tier model was preferred for a number of reasons.

First of all, the fact that the two-tier system, albeit with specific characteristics that distinguish it in the various sectors, appears to be widely used by larger companies with a widespread shareholder base in other countries of the European Union; the bank resulting from the merger will rank at the top of the European banking system and a choice of this nature seems only natural.

This model provides for a clear separation between shareholder base and management, since the Supervisory Board is the diaphragm between shareholders and the management body - the Management Board - and therefore seems to be more capable than the traditional model of effectively meeting the need for greater transparency and reducing potential conflicts of interest.

The multifaceted role attributed by law and by the Articles of Association to the Supervisory Board, placed at the centre of the company’s internal operations, also emphasises the separation between control and strategic guidelines, on the one hand, and the management function on the other, permitting a better definition of the roles and responsibilities of the corporate bodies and ensuring the sound and prudent management of the bank.

In particular, the Supervisory Board which combines certain powers typical of the Shareholders’ Meeting, functions of the Board of Statutory Auditors and certain powers of “top management”, performs direction and control functions, which also relate to the basis of decisions, with respect to the management of the company, functions which are more extensive than those typically performed by the Board of Statutory Auditors.

The agreement with Crédit Agricole

In the context of the merger with Sanpaolo, the definition of relations with Crédit Agricole was particularly important. On 11th October 2006, Intesa and Crédit Agricole entered into an agreement to safeguard Crédit Agricole’s strategic interests in Italy, while respecting the interests of all other Intesa shareholders, in connection with the Plan for the merger between Gruppo Intesa and Gruppo Sanpaolo IMI. The agreement provides for the sale by Banca Intesa to Crédit Agricole of the entire equity stake in Cassa di Risparmio di Parma e Piacenza (representing 100% of the share capital), the entire equity stake in Banca Popolare FriulAdria (representing 76.05% of the share capital) and further 193 Banca Intesa branches for a total cash consideration of approximately 6 billion euro, with a capital gain of approximately 4 billion euro. The agreement also provides for a feasibility study to assess the possibility of a pan-European joint-venture in the asset management activities. If the project of the setting up of the joint-venture is not deemed feasible by one of the parties, a call option for Banca Intesa and a put option for Crédit Agricole are exercisable starting from the date of the branches’ sale (between 1st February and 31st March 2007) up to 12th October 2007 on the activities attributable to the 65% of Nextra Investment Management sold by Banca Intesa to Crédit Agricole in December 2005 at the same price paid in connection with last December’s sale (815.8 million euro) less the dividends received in the meantime by Crédit Agricole plus the cost of equity accrued during the period (calculated applying a 9% interest rate on 815.8 million euro). Until the exercise of the call/put option the existing agreements in the asset management sector, will remain in force but shall be amended with respect to two issues relating to the exclusive distribution: Crédit Agricole shall waive its right to purchase, following the merger, the Gruppo Sanpaolo IMI asset management companies and it shall acknowledge that the latter’s branches do not fall within the scope of the branch network for the purpose of the distribution agreement. Furthermore, current agreements for the supply of services in the consumer credit field - relating to the Gruppo Intesa network before the merger - will remain in force for a three-year period at the end of which a call/put option shall become exercisable for the sale to Crédit Agricole of Banca Intesa’s 49% interest in Agos.

Stock granting plan, for free, to employees

The next Ordinary Shareholders’ Meeting will also be called to resolve upon the proposal for the purchase of own shares for subsequent free assignment to employees according to a purchase plan approved by the Board itself. Such plan provides for the free assignment of ordinary shares to all the employees in 2006 and who are still in service on 1st June 2007, for a total countervalue of 700 euro per capita; the assignment also involves the employees of Italian subsidiaries. The value of each share will be equal to the simple arithmetic average of the official prices struck by the Banca Intesa ordinary share in the period from 1st May to 1st June 2007. The purchase of up to a maximum of 5,250,000 shares (approximately 0.09% of the current ordinary share capital) for a maximum consideration of 21 million euro shall be proposed; the Shareholders’ Meetings of the aforementioned subsidiaries will authorise the purchase of a total maximum number of 1,900,000 Banca Intesa ordinary shares (approximately 0.03% of the current ordinary share capital). The plan sets forth that the shares must be purchased on the market in June 2007, in compliance with provisions set forth by art. 2357 of the Italian Civil Code, by art. 132 of Testo Unico della Finanza (the Combined Banking Regulations) and by art. 144 bis of the Consob Regulation 11971/1999, at a unit price no lower than the nominal value of the share (0.52 euro) and no higher than 5% over the reference price struck by the share in the Stock Exchange business day preceding each purchase.

Since IAS/IFRS prescribe that fair value of shares assigned to employees is recorded under personnel expenses, a specific provision amounting to approximately 26 million euro will be recorded in this caption of the consolidated statement of income in the fourth quarter of 2006.

OTHER ASPECTS

As in the past, also for 2006, Gruppo Intesa will use the faculty contained in art. 82, par. 2, of Consob Resolution 11971 of 14th May 1999 and subsequent amendments, of making the draft Parent Company’s financial statements as at 31st December 2006 and the Consolidated financial statements as at 31st December 2006 available for Shareholders and the market within 90 days from the end of the year – instead of the quarterly report as at the same date.

The macroeconomic scenario and lending and deposit collecting activities

The macroeconomic scenario

Even if signs of slowdown were more marked during the third quarter, the American economy benefits from the support offered by companies’ capital expenditures, fuelled by strong profits, and by higher employment and income. In the absence of clear signs of crisis, the Federal Reserve maintained a cautiously tight approach, justified by fears of possible pressures on prices; however, it did not raise interest rates in the August and September meetings, signalling to markets its intention to wait for clearer indications on the evolution of the economic cycle before changing its monetary policy.

Due to domestic demand, the Euro Zone’s economy continued to outperform expectations. Estimated growth rates were subject to substantial revisions upward, so that the average consensus rate for 2006 rose from 2.2% to 2.6% in three months. As forecasted, positive macroeconomic prospects, rapid growth in monetary and credit aggregates and expected inflation rates again over 2% in 2007 persuaded the European Central Bank to continue its gradually tightening action initiated in the previous year. The interest rate on main refinancing operations was raised to 3.25% and a new intervention is expected in December. Projections for 2007 and companies’ expectations reflect a slowdown in growth rates between 2006 and 2007, partly due to the impact of the fiscal manoeuvres announced in certain large European Countries for next year.

Also the Italian economy benefited from a positive industrial situation, determined by both the robust demand for investment goods and the fair expansion in private consumption. After the slowdown in the second quarter, industrial production rose by over one percent point in the third quarter, posing the basis for an increase in GDP in line with the potential estimated for Italy. Consensus estimates for the current year were revised upward compared to three months ago, from 1.4% to 1.6%. Projections for 2007 remain oriented to a slowdown, in line with expectations for the whole of the Euro Zone.

Central- and Eastern-European Countries continue to benefit from positive economic growth rates, substantial foreign capital flows and monetary stability. The regained strength in the Euro Zone’s domestic demand sustains the economic cycle in the whole area. Interest rates reflect the difference in local conditions: in fact, short-term interest rates increase in Hungary and Slovakia, decline in Russia and Croatia.

The worsening of the economic climate in the United States and the Fed’s decision to suspend the rise in interest rates created the conditions for a widespread and significant increase in world bond markets. In fact, the downward phase initiated in January terminated in the first days of July and was followed by three months of almost uninterrupted price rises. In the European market the positive phase was mainly related to medium- and long-term maturities, because short-term maturities had been affected by the tightening approach in monetary policy. Consequently, the yield curve on the euro continued to flatten, with a drop in the ten-year Bund yield from a peak of 4.12% on 5th July to a bottom of 3.66% on 25th September.

The third quarter was very positive also for the Emerging Markets sector. In a structural context characterised by higher financial solidity, the drop in interest rates and low market volatility favoured the return of investment flows toward many emerging economies. Risk premiums quickly shrank in July and August, even if they did not return to the bottoms as at the beginning of the year, and the currency tensions that characterised the Spring did not recur.

The euro registered modest changes compared to the US dollar, but a 2% appreciation on the Japanese yen. Considerable falls in value were recorded by certain currencies linked to raw materials, such as the Norwegian crown and the South-African rand. The Hungarian forint instead returned to the low part of the fluctuation range, recovering over 3.5% against the euro.

Following the favourable performance of stock markets and a drop in volatility, in the third quarter of 2006 the credit market appeared stronger, completely recovering the May and June corrections. In the investment grade segment the financial sector registered performances above average due to the significant shrinking of bank and insurance subordinated spreads. Among the High Yield bonds, the best performance was recorded on the issues with BB and B ratings, whereas the lowest ratings (CCC and lower) registered a continuous decline. Despite considerable rises, spreads in the high yield segment remained higher than the levels as at the end of April.

The trend of equity indexes was not visibly affected by the slowdown in the American economy. The S&P500 index (+5.2% in the third quarter) rose almost constantly from the bottoms of mid July, only registering marginal and temporary corrections. Similar trends were recorded by European indexes, including the EuroStoxx and DAX indexes, which registered a performance respectively of +7.4% and +5.7%. The rise in the Italian market (Mibtel +5.5%) was driven by financial stocks (+8.8%) and, in particular, by bank stocks (+10%).

The volatility implicit in the market, initially very high compared to the average of the last few years, stably returned to levels close to all-time bottoms from mid August.

Italian lending and deposit collecting activities

In the third quarter of the year bank interest rates continued their upward trend, favouring the progressively tighter approach in monetary policy. Following higher growth rates in average lending rates, the bank spread between lending yields and funding costs returned as of July steadily over 3% (3.07% in September). Breakdown by sector shows that interest rates were characterised by a rise in the average borrowing cost higher for enterprises than for households. Growth profile of average price for new loans appeared instead almost the same for enterprises and households, closely following the trend of three-month Euribor. With regard to collecting activities, interest rates registered an upward trend more contained compared to lending interest rates.

Unit margins of intermediation activities varied in a specular way: short-term mark-up(2) confirmed its downward trend, from 2.85% at the beginning of the year to 2.60% in September, whilst contribution margin of on demand funding(3) (mark-down) rose from 1.64 to 2.14%. Consequently, short-term spreads increased by 25 basis points to 4.74%.

In the third quarter credit activities recorded an acceleration and during the nine months the average increase was higher than that of the corresponding period of 2005. The good performance in credit activities was not only due to attractive offer conditions, but also to the resumption of the investment cycle, boosted by the strengthening of industrial production and exports of manufactured goods. The demand for long-term loans continued to be strong, also due to the return of favourable market conditions for corporate investments. Moreover, noteworthy is the intense recovery in short-term activities, after years of stagnation.

(2)  Difference between the interest rates applied to households and companies on loans with maturity under one year and one-month euribor.

(3)  Difference between one-month euribor and interest rates on households and companies current accounts.

Sector breakdown shows that household demand for loans recorded signs of slowdown, particularly on housing mortgages, whereas the expansion of loans finalised to the purchase of durable goods and services remained stable. With regard to enterprises, credit activities for the first nine months were in constant acceleration, in line with the trend in the whole of the euro area. In fact, from the beginning of the year, the growth rate over the twelve months of loans to non-financial companies more than doubled. Similarly to the case of households, growth was mainly sustained by the medium- and long-term segment (loans with maturity over 5 years). However, positive indications came from the short-term component (loans with maturity under 1 year), which was rapidly strengthening due to the positive trend of the economic cycle and of the confidence climate, at the top in the last five years. The positive evolution of corporate funding activities in 2006 was reflected in all areas of production of goods and services. In particular, the recovery of credit from manufacturing companies was strengthened. The quality of loans to customers remained high, reflecting a very contained growth in doubtful loans to enterprises and households.

In the third quarter the development of domestic funding, according to the harmonised definition(4), continued to appear very sustained, in line with the previous months. However, the growth of the aggregate recorded a slight slowdown in the Summer reflecting the weakening in on demand instruments, only partly balanced by the acceleration of bonds and repurchase agreements. This evolution is justified by the rise in market interest rates which made liquidity less attractive.

In the Summer indirect customer deposits maintained positive, but rather moderate, growth rates, which characterised the first months of the year, with certain signs of slowdown in the value of asset management activities.

As concerns expected evolution of the Italian banking system for the conclusive part of the year, the upward trend of interest rates, which already characterised the first nine months of the year, should further contain household demand for loans, with a far lower effect on corporate demand. In particular, for corporates high growth rates are expected to remain stable both for short-term lending to fund operations and for long-term lending also due to the good trend expected for production capacity investments.

Also as concerns funding, trends under way should not significantly change in the next months, even though a slowdown in the rise in bond issues seems probable, together with a similar trend in long-term lending.

For full-year 2006, the banking sector is expected to improve the good economic performances of 2005. A good growth rate is forecasted for interest and non-interest income while operating costs are expected to be in line with the forecasted rise in trading activities.

The ratio between operating margin and intermediated funds is expected to post a rise at year-end, after 4 years of continuous decline.

(4)  Sum of current accounts (including bank cashiers’ cheques), deposits with notice period (saving deposits), deposits with predefined maturity (current accounts and term deposits, certificates of deposit), repurchase agreements and bonds (including subordinated liabilities). All contract types, with the except on of bonds, refer to Italian customers, excluding the Central Administration, in euro and foreign currency. Bonds refer to the total amount issued, irrespective of residence and sector of the holder.

Economic results

General aspects

The tables hereafter and the relative comments analyse the results recorded in the statement of income in the first nine months of 2006 compared to those of the corresponding period of 2005, restated to consider the changes occurred in the consolidation area.

For the purpose of a more effective representation of results, a condensed statement of income was prepared through opportune restatements and according to presentation criteria deemed to be better suited to represent the content of captions according to the principle of operating consistency.

Reclassifications are listed below:

•                   dividends on shares classified as assets available for sale and as assets held for trading are reallocated in profits (losses) on trading (370 million euro, ex 515 million euro as at September 2005); likewise, the implicit cost for the financing of the purchase of shares held for trading (58 million euro, ex 41 million euro) is transferred from interest to profits (losses) on trading;

•                   interest rate differentials matured and collected on currency interest rate swaps which set out the exchange of two floating rates, classified as held for trading, stipulated to hedge floating rate funding in foreign currency, are recorded in net interest income considering their close correlation (62 million euro);

•                   fair value adjustments in hedge accounting are registered in net interest income due to their close correlation with the latter (13 million euro, ex 34 million euro);

•                   profits and losses on disposal or repurchase of financial assets available for sale and of financial liabilities are included in profits (losses) on trading (84 million euro, ex 3 million euro);

•                   recovery of expenses and of taxes and duties are directly deducted from administrative expenses instead of recorded in other operating income (253 million euro, ex 264 million euro);

•                   profits and losses on disposal or repurchase of loans are posted in net adjustments to loans (-20 million euro, ex -17 million euro);

•                   net impairment losses on other financial activities, related to guarantees, commitments and credit derivatives, are registered in net adjustments to loans (32 million euro, ex -2 million euro);

•                   the reduction in time value on loans (116 million euro, ex 97 million euro), is recorded in net interest income instead  of  being  allocated  in  net  adjustments  to  loans,  since  the phenomenon derives directly from the application of the amortised cost criterion in absence of changes in forecasted expected future flows. A consistent approach is used for the time value of Employee termination indemnities (-42 million euro, ex -27 million euro ) and Allowances for risks and charges (-14 million euro, ex -14 million euro);

•                   permanent impairment of property, equipment and intangible assets (of negligible amount) is excluded from net adjustments to property, equipment and intangible assets – that thus solely express depreciation and amortisation – and are included in a residual caption which records net impairment losses on financial assets available for sale (-9 million euro, ex -8 million euro ), investments held to maturity (+4 million euro, ex +3 million euro) and other financial activities;

•                   Profits (Losses) on disposal of investments in associates and companies subject to joint control (134 million euro, ex 110 million euro) and Profits (Losses) on disposal of investments (50 million euro, ex 121 million euro) are recorded in

Profits (losses) on investments held to maturity and on other investments, net of the net income recorded by investments carried at equity (110 million euro, ex 150 million euro ) which is posted in a specific caption in Operating income.

Reclassified consolidated statement of income

(in millions of euro)

		30.09.2005	Changes
	30.09.2006	restated (*)	amount	%

Net interest income	4,207	3,976	231	5.8
Dividends	13	12	1	8.3
Profits (Losses) on investments carried at equity	110	150	-40	-26.7
Net fee and commission income	2,708	2,582	126	4.9
Profits (Losses) on trading	733	506	227	44.9
Other operating income (expenses)	24	-8	32
Operating income	7,795	7,218	577	8.0
Personnel expenses	-2,317	-2,241	76	3.4
Other administrative expenses	-1,269	-1,209	60	5.0
Adjustments to property, equipment and intangible assets	-372	-346	26	7.5
Operating costs	-3,958	-3,796	162	4.3
Operating margin	3,837	3,422	415	12.1
Goodwill impairment	—	—	—	—
Net provisions for risks and charges	-75	-202	-127	-62.9
Net adjustments to loans	-545	-477	68	14.3
Net impairment losses on other assets	-5	-3	2	66.7
Profits (Losses) on investments held to maturity and on other investments	51	124	-73	-58.9
Income (Loss) before tax from continuing operations	3,263	2,864	399	13.9
Taxes on income from continuing operations	-1,069	-971	98	10.1
Income (Loss) after tax from discontinued operations	66	59	7	11.9
Minority interests	-87	-107	-20	-18.7

Net income	2,173	1,845	328	17.8

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Quarterly development of the reclassified consolidated statement of income

(in millions of euro)

	2006			2005 restated (*)
	Third quarter	Second quarter	First quarter restated (*)	Fourth quarter	Third quarter	Second quarter	First quarter
Net interest income	1,434	1,413	1,360	1,332	1,349	1,333	1,294
Dividends	—	13	—	—	—	12	—
Profits (Losses) on investments carried at equity	31	50	29	50	47	50	53
Net fee and commission income	863	895	950	848	818	881	883
Profits (Losses) on trading	202	175	356	114	170	153	183
Other operating income (expenses)	4	8	12	11	-7	11	-12
Operating income	2,534	2,554	2,707	2,355	2,377	2,440	2,401
Personnel expenses	-766	-780	-771	-823	-753	-746	-742
Other administrative expenses	-421	-436	-412	-453	-394	-434	-381
Adjustments to property, equipment and intangible assets	-131	-124	-117	-154	-121	-116	-109
Operating costs	-1,318	-1,340	-1,300	-1,430	-1,268	-1,296	-1,232
Operating margin	1,216	1,214	1,407	925	1,109	1,144	1,169
Goodwill impairment	—	—	—	-6	—	—	—
Net provisions for risks and charges	-18	-19	-38	-192	-45	-113	-44
Net adjustments to loans	-173	-165	-207	-263	-165	-123	-189
Net impairment losses on other assets	-4	-4	3	-18	1	-8	4
Profits (Losses) on investments held to maturity and on other investments	1	50	—	709	42	21	61
Income (Loss) before tax from continuing operations	1,022	1,076	1,165	1,155	942	921	1,001
Taxes on income from continuing operations	-319	-346	-404	-46	-318	-305	-348
Income (Loss) after tax from discontinued operations	23	24	19	98	55	-1	5
Minority interests	-29	-29	-29	-27	-34	-35	-38

Net income	697	725	751	1,180	645	580	620

(*)  Figures restated on a consistent basis, considering changes in the consolidation area.

The statement of income recorded a consolidated net income for the nine months of 2,173 million euro, 17.8% higher than the figure for the same period of 2005 restated on a consistent basis to consider the changes occurred in the consolidation area. Such result is mainly ascribable to the good progress of operating income (+8%), together with a more contained rise in operating costs (+4.3%), which resulted from the numerous projects under way in the network both in Italy and in Central-Eastern Europe. Adjustments and provisions of various nature totalled 625 million euro, down with respect to September 2005 (approximately -8%). Income before tax from continuing operations equalled 3,263 million euro (+13.9%) with a consequent increase in tax charge to 1,069 million euro, which corresponds to a stable tax rate of approximately 33%.

Operating income

The rise in operating income, which totalled 7,795 million euro, was the combined effect of the increase in net interest income (+5.8%), in net fee and commission income (+4.9%) – which, in absolute terms, are the most significant components – as well as in profits on trading, up by almost 45% with respect to the comparative figure.

Net interest income

(in millions of euro)

		30.09.2005	Changes
	30.09.2006	restated (*)	amount	%

Relations with customers	4,997	4,182	815	19.5
Relations with banks	-151	-39	112
Securities issued	-2,084	-1,368	716	52.3
Differentials on hedging derivatives	242	115	127
Financial assets held for trading	794	689	105	15.2
Investments held to maturity	76	84	-8	-9.5
Financial assets available for sale	131	87	44	50.6
Non-performing assets	238	216	22	10.2
Other net interest income	-49	-24	25
Interest margin	4,194	3,942	252	6.4
Fair value adjustments in hedge accounting	13	34	-21	-61.8

Net interest income	4,207	3,976	231	5.8

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Breakdown by component of net interest income (4,207 million euro) with an almost 6% rise compared to September 2005 showed, on the one hand, the higher contribution of operations with customers and, on the other hand, higher interest expense on interbank relations. Furthermore, the result for the first nine months of 2006 benefited from higher profits on trading.

More specifically, net interest income with customers highlighted a rise which reflected the positive trend registered by the retail segment, in terms of both volumes and spread, the disbursements to public entities and to fund infrastructural projects, as well as the increase in operations of Group banks in Central-Eastern Europe. As already indicated, also investments in financial activities rose. Conversely, the negative balance of interest on interbank relations increased and the cost of funding via securities showed a marked expansion, also considering differentials on hedging derivatives, ascribable to both higher funds raised with this contract type and the rise in interest rates.

Lastly, the caption includes fair value adjustments in hedge accounting, that is the imbalance of positive and negative variations in the fair value of hedging derivatives and the relevant assets and liabilities hedged.

Considering quarterly development, as already mentioned, net interest income in the third quarter of 2006 posted a 6% increase on the third quarter of the previous year, and reached a level higher than in all the previous quarters.

Dividends and profits on investments carried at equity

The caption refers to the dividends collected from unconsolidated equity investments, which were practically stable with respect to the same period of 2005 (13 million euro, ex 12 million euro). It does not include dividends on shares held for trading or available for sale, that – as already highlighted above – in the reclassified statement of income are posted in profits (losses) on trading.

The profits deriving from measurement with the equity method refer to the subsidiaries in which the Group has a significant influence, or has joint control. The figure showed a decline with respect to September 2005 (from 150 million euro to 110 million euro) also due to the reclassification in this caption of the relevant portion of the net income recorded by Nextra in the first nine months of 2005 (24 million euro higher than in the same period of this year, due to dilutive effect of the subsequent partial disposal of the participated company), as well to the negative effect of the equity investment in Pirelli (-24 million euro) due to the consolidated loss recorded by the latter as at 30th September 2006.

Net fee and commission income

(in millions of euro)

		30.09.2005	Changes
	30.09.2006	restated (*)	amount	%

Guarantees given	112	104	8	7.7
Collection and payment services	220	216	4	1.9
Current accounts	521	516	5	1.0
Fees on credit and debit cards	222	211	11	5.2
Commercial banking activities	1,075	1,047	28	2.7
Dealing and placement of securities	749	695	54	7.8
Dealing in currencies	31	30	1	3.3
Portfolio management	135	128	7	5.5
Distribution of insurance products	303	290	13	4.5
Other	103	108	-5	-4.6
Management, dealing and consultancy activities	1,321	1,251	70	5.6
Tax collection	—	—	—
Other net fee and commission income	312	284	28	9.9

Net fee and commission income	2,708	2,582	126	4.9

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Net fee and commission income rose to 2,708 million euro (+4.9%). The rise confirmed, though to a lower extent, the trend of the previous months of the year, with the growing incidence, compared to the previous year, of commissions generated on management, dealing and consultancy activities (1,321 million euro), with respect to those originated by traditional commercial banking activities (1,075 million euro). In fact, while the latter posted a 2.7% rise, again driven by fees on credit and debit cards, the former recorded a 5.6% growth rate, especially due to the development of commissions on dealing and placement of securities and distribution of insurance products, in addition to a significant rise in the contribution generated by individual portfolio management schemes. In commissions from commercial banking activities and commissions from services, the most significant contribution in absolute terms came from the Italian network, even though the highest growth rates were recorded by the Group’s international entities, especially with reference to the Group’s network operating in Central-Eastern Europe.

As concerns quarterly development, net fee and commission income, despite a contained rise with respect to the third quarter of the previous year, showed in the last quarter lower growth rates, due to certain activities like placement of funds affected by seasonal components.

Profits (Losses) on trading

(in millions of euro)

		30.09.2005	Changes
	30.09.2006	restated (*)	amount	%

Interest rates	144	-52	196
Equities	317	417	-100	-24.0
Foreign exchange	146	123	23	18.7
Credit derivatives (trading book)	42	12	30
Profits (Losses) on trading	649	500	149	29.8
Profits (Losses) on disposal of financial assets available for sale and financial liabilities	84	6	78

Profits on trading	733	506	227	44.9

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Profits (Losses) on trading includes: i) profits and losses on disposal of financial assets held for trading or available for sale, ii) valuation differences on financial assets held for trading designated at fair value, and iii) dividends collected on shares held for trading or available for sale and any related charges. More specifically, the caption was the sum of 649 million euro of profits on trading, with an almost 30% rise with respect to the first nine months of 2005, and  84  million euro of  profits  on  disposal  of  financial  assets  available  for sale  and  financial  liabilities (ex 6 million euro).

As concerns trading activities, trading on equities, mostly attributable to Banca Intesa and Banca Caboto, at 317 million euro continued to represent the most significant component, though on lower levels than as at 30th September 2005 (417 million euro). In addition to ordinary activities, this result also included valuation effects of important equity stakes classified  as  held  for  trading (169 million euro compared to 172 million euro as at 30th September 2005).

Profits on foreign exchange activities  - generated by the Parent Company and also, to a significant extent, by the Central-Eastern European subsidiaries - equalled 146 million euro, with respect to the 123 million euro of the first nine months of the previous year.

Interest rate activities also generated profits, equal to 144 million euro, compared to the 52 million euro loss as at 30th September 2005. The contribution of trading of credit derivatives rose to 42 million euro (12 million euro as at 30th September 2005).

Lastly, the 84 million euro imbalance of profits on the disposal of assets available for sale (6 million euro as at 30th September 2005) also included the sale of private equity investments. Quarterly development showed profits on trading in the third quarter of 2006 higher than in the quarters of 2005.

Other operating income (expenses)

Other operating income (expenses) is a residual caption which comprises income and expenses of various nature. The caption does not include recovery of expenses and taxes and duties, which in the reclassified statement of income is directly deducted from administrative expenses.

The figure for the period is a net operating income of 24 million euro, compared to a net expense of 8 million euro of September 2005. The typical components of this caption include rentals, income and expenses related to finance lease contracts, amortisation of leasehold improvements, and expenses for litigations and for customer restoration not covered by specific provisions.

Operating costs

(in millions of euro)

		30.09.2005	Changes
	30.09.2006	restated (*)	amount	%

Wages and salaries	1,659	1,587	72	4.5
Social security charges	437	435	2	0.5
Other	221	219	2	0.9
Personnel expenses	2,317	2,241	76	3.4
General structure costs	340	346	-6	-1.7
Information technology expenses	324	302	22	7.3
Indirect taxes and duties	272	270	2	0.7
Management of real estate assets	232	224	8	3.6
Legal and professional expenses	122	129	-7	-5.4
Advertising and promotional expenses	99	87	12	13.8
Indirect personnel costs	51	40	11	27.5
Other costs	82	75	7	9.3
Recovery of expenses and charges	-253	-264	-11	-4.2
Administrative expenses	1,269	1,209	60	5.0
Property and equipment	201	185	16	8.6
Intangible assets	171	161	10	6.2
Adjustments	372	346	26	7.5

Operating costs	3,958	3,796	162	4.3

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

The rise in operating costs resulted from personnel expenses (+3.4%), administrative  expenses (+5%), and adjustments to property, equipment and intangible assets (+7.5%).

With reference to personnel expenses it must be noted that the trend is related to rises for the renewal of the national labour contract and higher costs sustained by certain bank subsidiaries as a result of the expansion of activities and the operating network, mainly abroad. Breakdown of administrative expenses showed differentiated trends. The contractions of general structure costs and legal and professional expenses were accompanied by increases in expenses – such as training, information technology and advertising – more directly related to the development of new products and services, to the aforementioned operational expansion, as well as the rationalisation of structures and processes. Indirect taxes and duties are mostly attributable to operations with customers and lead to recoveries from customers which – as already indicated – together with other recoveries in the reclassified statement of income are directly deducted from total administrative expenses.

The rise of adjustments to property, equipment and intangible assets, overall equal to 372 million euro, was also attributable to investments to support operational expansion.

The cost/income ratio decreased from 52.6% of September 2005 to 50.8% of September 2006, recording a 2 percentage points improvement, as a result of the favourable trends posted by operating income and the constant attention paid to a targeted growth in operating costs.

Considering quarterly development, operating costs showed an upward trend, in relation to the developments described above, and a slowdown in the last part of the period.

Operating margin

Driven by the progress of operating income, operating margin registered a 12.1% growth rate to 3,837 million euro, notwithstanding the increase in operating costs explained above.

Net provisions for risks and charges

After the particularly high levels reached in the previous year, a considerable decrease was recorded by net provisions for risks and charges allocated in the period (75 million euro, compared to 202 million euro). These provisions are aimed at covering probable charges deriving mainly from revocatory actions, legal litigations and any other litigation. Their amount is updated on the basis of the litigations under way and the assessment as concerns their possible outcomes.

Net adjustments to loans

In the period net adjustments to loans equalled 545 million euro compared to 477 million euro of September 2005, with a 14.3% increase. The figure reflected adjustments of 1,033 million euro (-3.6%) and write-backs of 488 million euro (-18%).

(in millions of euro)

		30.09.2005	Changes
	30.09.2006	restated (*)	amount	%
Doubtful loans	329	341	-12	-3.5
Other non-performing loans	157	131	26	19.8
Performing loans	91	11	80
Net impairment losses on loans	577	483	94	19.5
Net adjustments to guarantees and commitments	-32	-6	26

Net adjustments to loans	545	477	68	14.3

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

The table sets out breakdown of non-performing loans and highlights that the rise in overall amount referred to net impairment losses on other non-performing  loans – namely, substandard loans, restructured loans and loans past due by over 180 days  –  which increased from the 131 million euro in the first nine months of 2005 to the 157 million euro as at 30th September 2006. This trend was mostly attributable to the transfer to the “substandard loans” category – and therefore subject to higher adjustment levels – of positions previously included in loans past due, which instead decreased. Conversely, net adjustments to doubtful loans decreased from 341 million euro of September 2005 to the current 329 million euro.

Assessments on performing loans required, with reference to the respective risk configurations, net adjustments of 91 million euro, for the purpose of maintaining a congruous coverage of positions, also in consideration of volume growth.

Lastly, net write-backs of 32 million euro were posted on non-cash credit risk relative to guarantees and commitments outstanding
(6 million euro of net write-backs in the first nine months of 2005).

On a quarterly basis, net adjustments were just under the average for the first two quarters of the year and the average for the four quarters of 2005.

Income (Loss) before tax from continuing operations

The trends indicated above led to income before tax from continuing operations of 3,263 million euro, with a 13.9% rise compared to the 2,864 million euro of September 2005. In addition to the aforementioned provisions to allowances for risks and charges and net adjustments to loans, this result also stems from the registration of net adjustments to other assets of 5 million euro and gains on measurement or on disposal of investments of 51 million euro (124 million euro as at September 2005), mostly referred to the sale of real estate assets.

Taxes on income from continuing operations

Taxes on income from continuing operations, both current and deferred, referred to the period amounted to 1,069 million euro, with a 98 million euro rise with respect to the comparative figure as at 30th September 2005 (approximately +10%). The higher absolute value of the tax burden (calculated via the application of regulations in force in the various Countries in which the Group operates) is the result of the expansion of taxable income and an approximately 33% tax rate practically in line with that of September 2005.

Income (Loss) on discontinued operations, net of tax

The caption contains – in relation to the occurred disposal of the tax collection subsidiaries to Riscossione S.p.A. in the third quarter – the income and charges referred to the tax collection activities until 30th June 2006, as well as the gain from the sale itself.

Also the comparative figure as at September 2005 mostly referred to the restatement on a consistent basis of income and charges of the tax collection companies within the results of discontinued operations.

Net income

Net income for the first nine months equalled 2,173 million euro, with a +17.8% rise compared to the 1,845 million euro of September 2005, after the deduction of the relevant tax burden and minority interests.

Balance sheet aggregates

Reclassified consolidated balance sheet

(in millions of euro)

		31.12.2005	Changes
Assets	30.09.2006	restated (*)	amount	%
Financial assets held for trading	50,297	51,067	-770	-1.5
Financial assets available for sale	5,601	4,380	1,221	27.9
Investments held to maturity	2,606	2,810	-204	-7.3
Due from banks	29,998	27,184	2,814	10.4
Loans to customers	179,254	168,767	10,487	6.2
Investments in associates and companies subject to joint control	2,202	2,099	103	4.9
Property, equipment and intangible assets	4,213	4,279	-66	-1.5
Tax assets	2,821	3,055	-234	-7.7
Non-current assets held for sale and discontinued operations	16	3,739	-3,723	-99.6
Other assets	5,721	6,380	-659	-10.3

Total Assets	282,729	273,760	8,969	3.3

		31.12.2005	Changes
Liabilities and Shareholders’ Equity	30.09.2006	restated (*)	amount	%
Due to banks	40,228	31,760	8,468	26.7
Direct customer deposits	193,790	187,207	6,583	3.5
Financial liabilities held for trading	17,183	21,249	-4,066	-19.1
Tax liabilities	1,709	1,057	652	61.7
Liabilities associated with non-current assets held for sale and discontinued operations	—	3,716	-3,716
Other liabilities	8,623	8,427	196	2.3
Allowances for specific purpose	2,877	2,819	58	2.1
Share capital	3,613	3,596	17	0.5
Reserves	10,776	9,255	1,521	16.4
Valuation reserves	974	829	145	17.5
Minority interests	783	820	-37	-4.5
Net income	2,173	3,025	-852	-28.2

Total Liabilities and Shareholders’ Equity	282,729	273,760	8,969	3.3

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Quarterly development of the reclassified consolidated balance sheet

(in millions of euro)

	2006			2005 restated (*)
Assets	30/9	30/6	31/3 restated (*)	31/12	30/9	30/6	31/3
Financial assets held for trading	50,297	51,160	53,444	51,067	53,211	60,673	56,408
Financial assets available for sale	5,601	4,828	4,533	4,380	4,197	4,582	4,688
Investments held to maturity	2,606	2,479	2,378	2,810	2,577	2,425	2,402
Due from banks	29,998	29,338	26,112	27,184	26,596	26,678	23,673
Loans to customers	179,254	176,023	176,834	168,767	160,338	159,186	156,379
Investments in associates and companies subject to joint control	2,202	2,144	2,208	2,099	2,726	2,213	2,071
Property, equipment and intangible assets	4,213	4,211	4,287	4,279	3,756	3,356	3,770
Tax assets	2,821	2,817	2,992	3,055	2,945	3,098	3,409
Non-current assets held for sale and discontinued operations	16	1,079	462	3,739	4,751	5,129	4,755
Other assets	5,721	6,118	5,817	6,380	7,055	7,734	8,058

Total Assets	282,729	280,197	279,067	273,760	268,152	275,074	265,613

	2006			2005 restated (*)
Liabilities and Shareholders’ Equity	30/9	30/6	31/3 restated (*)	31/12	30/9	30/6	31/3
Due to banks	40,228	36,598	40,666	31,760	31,918	33,010	34,719
Direct customer deposits	193,790	193,761	187,747	187,207	179,833	183,082	173,289
Financial liabilities held for trading	17,183	16,750	18,982	21,249	24,229	26,217	24,054
Tax liabilities	1,709	1,658	1,599	1,057	1,319	1,276	1,236
Liabilities associated with non-current assets held for sale and discontinued operations	—	1,010	304	3,716	3,061	3,393	2,945
Other liabilities	8,623	9,987	10,127	8,427	8,851	9,812	11,544
Allowances for specific purpose	2,877	2,856	2,903	2,819	2,503	2,617	2,872
Share capital	3,613	3,613	3,596	3,596	3,596	3,596	3,561
Reserves	10,776	10,775	10,724	9,255	9,248	9,229	9,105
Valuation reserves	974	968	913	829	700	628	600
Minority interests	783	745	755	820	1,049	1,014	1,068
Net income	2,173	1,476	751	3,025	1,845	1,200	620

Total Liabilities and Shareholders’ Equity	282,729	280,197	279,067	273,760	268,152	275,074	265,613

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

General aspects

The tables above and hereafter analyse the results recorded in the balance sheet as at 30th September 2006 compared to those of the end of 2005, restated to consider the changes occurred in the consolidation area.

For the purpose of a clearer and more immediate analysis of the balance sheet and financial situation, the condensed tables of consolidated assets and liabilities have been prepared via grouping of certain captions, which contain the following reclassifications:

•                  the inclusion of Cash and cash equivalents in the residual caption Other assets;

•                  the inclusion of hedging derivatives and Fair value change of financial assets/liabilities in hedged portfolios in Other assets/liabilities;

•                  the aggregation in just one caption of property and equipment and intangible assets;

•                  the aggregation of “Due to customers” and “Securities issued” in just one caption (“Direct customer deposits”);

•                  the aggregation in just one caption of allowances for specific purpose (Employee termination indemnities and Allowances for risks and charges);

•                  the presentation of Reserves as just one aggregate and net of any treasury shares.

Again for the purposes of a more effective representation of the composition of the aggregates, in the subsequent detailed tables and in the relative comments, derivatives recorded in Financial assets/liabilities held for trading and Due from/Due to banks are presented net and the value of fair value hedge derivatives is presented together with assets and liabilities hedged.

Loans to customers

(in millions of euro)

		31.12.2005	Changes
	30.09.2006	restated (*)	amount	%

Current accounts	18,548	20,702	-2,154	-10.4
Mortgages	82,458	76,391	6,067	7.9
Advances and other loans	66,138	60,127	6,011	10.0
Repurchase agreements	2,356	3,692	-1,336	-36.2
Non-performing loans	5,231	5,170	61	1.2
Loans represented by securities	4,523	2,685	1,838	68.5

Loans to customers	179,254	168,767	10,487	6.2
Net value of related fair value hedge derivatives	31	17	14	82.4
Fair value change of financial assets in hedged portfolios	-1	—	1

Total	179,284	168,784	10,500	6.2

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Loans to customers – inclusive of loans represented by securities issued by customers – reached 179,254 million euro up by over 6% on the figure at the end of 2005. Excluding repurchase agreements, which due to their nature are extremely volatile, loans to customers in the nine months showed an even higher growth rate (+7.2%).

The increase in overall volumes is attributable to almost all lending contracts, with the further progress of medium- and long-term lending represented by mortgages (approximately +8%), which amounted to approximately 46% of total loans to customers. Also advances and other loans increased (+10%) due to i) the rise of loans for infrastructural projects, ii) the growth in consumer lending, as well as iii) the expansion in the operations of subsidiaries, particularly dynamic for those in Central-Eastern Europe. The upward trend was also recorded by loans granted via the underwriting of securities while demand for short-term funding through overdrafts on current accounts showed a 10.4% contraction. Repurchase agreements also decreased.

Including net value of related fair value hedge derivatives, offset by fair value measurement of loans hedged, total loans to customers amounted to 179,284 million euro (+6.2%).

Loans to customers: loan portfolio quality

(in millions of euro)

	30.09.2006			31.12.2005 restated (*)
	Gross	Total	Net	Gross	Total	Net
	exposure	adjustments	exposure	exposure	adjustments	exposure
Doubtful loans	4,748	-3,163	1,585	3,995	-2,766	1,229
Substandard loans	4,241	-1,063	3,178	4,330	-1,196	3,134
Restructured loans	99	-24	75	124	-32	92
Past due loans	409	-16	393	754	-39	715
Non-performing loans	9,497	-4,266	5,231	9,203	-4,033	5,170
Performing loans to customers	175,116	-1,093	174,023	164,617	-1,020	163,597

Loans to customers	184,613	-5,359	179,254	173,820	-5,053	168,767
Net value of related fair value hedge derivatives	31	—	31	17	—	17
Fair value change of financial assets in hedged portfolios	-1	—	-1	—	—	—

Total	184,643	-5,359	179,284	173,837	-5,053	168,784

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Total non-performing loans equalled 5,231 million euro, compared to the 5,170 million euro of the end of 2005. However, the incidence of non-performing loans on total loans to customers remained unchanged under 3%.

In particular, net doubtful loans totalled 1,585 million euro, compared to the 1,229 million euro of December 2005, also as a result of the transfer to doubtful loans of certain important corporate exposures. Nonetheless, the incidence on total loans was close to 0.9% compared to 0.7% at the end of 2005, with a degree of coverage of approximately 67%.

Substandard loans recorded a 1.4% increase to 3,178 million euro, with an incidence on total loans to customers of approximately 1.8%, unchanged compared to the figure of December 2005, and a degree of coverage exceeding 25%, which, though slightly lower than at the end of 2005, is in any case sufficient to cover the intrinsic risk of this type of portfolio. The rise in substandard loans resulted from the transfer to this loan category of a significant volume of loans previously classified as past due.

In fact, the latter, net, recorded a 45% decrease to 393 million euro, with an incidence on total loans to customers which dropped from over 0.4% of the end of 2005 to 0.2%. Restructured loans showed a further erosion to 75 million euro, with respect to the 92 million euro at the end of 2005.

Risk implicit in performing loans is calculated collectively on the basis of the risk configuration of the entire portfolio analysed via models which consider the Probability of Default (PD) and the Loss Given Default (LGD) of individual loans.

Cumulated collective adjustments amounted to 1,093 million euro, over 7% higher than the figure at the end of 2005 – attributable to the rise in loans and, in part, to the fine-tuning of calculation models – and represented an average percentage of over 0.6% of gross exposure related to performing loans to customers. This coverage is unchanged with respect to December 2005 and is still deemed to be adequate to cover the risk of performing loans.

Customer funds

(in millions of euro)

		31.12.2005	Changes
	30.09.2006	restated (*)	amount	%
Deposits	17,146	15,351	1,795	11.7
Current accounts and other	83,390	85,688	-2,298	-2.7
Other	4,150	3,739	411	11.0
Repurchase agreements	11,875	10,094	1,781	17.6
Due to customers	116,561	114,872	1,689	1.5
Securities issued	77,229	72,335	4,894	6.8

Direct customer deposits	193,790	187,207	6,583	3.5
Net value of related fair value hedge derivatives	847	97	750

Total	194,637	187,304	7,333	3.9
Indirect customer deposits	303,053	287,800	15,253	5.3
Customer deposits under administration	497,690	475,104	22,586	4.8

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Direct customer deposits, including securities issued, reached 193,790 million euro, with a 3.5% growth rate on last December. Figures as at 30th September 2006 showed a slowdown in customer propensity for liquidity or, in any case, for short-term investments which had instead characterised previous periods.

Deposits and current accounts, considered together, in fact are practically unchanged (-0.5%) with respect to the figure at the end of December 2005 which had benefited from the rise, towards the end of the year, of deposits made by certain primary international clients.

Securities – certificates of deposit or structured or plain vanilla bonds – increased (approximately +7% to 77,229 million euro) due to the appreciation shown by the market for securities issued by the Group, even with reference to issues, senior and subordinated, underwritten by institutional investors. Lastly, repurchase agreements posted an increase (+18%).

Including in the aggregate the net value of related fair value hedge derivatives, which is offset by fair value measurement of customer deposits hedged (mainly securities issued), total customer deposits equalled 194,637 million euro, approximately 4% higher than the figure of the end of the previous year.

Indirect customer deposits

(in millions of euro)

		31.12.2005	Changes
	30.09.2006	restated (*)	amount	%

Individual portfolio management schemes	30,512	31,543	-1,031	-3.3
Bancassurance products	29,803	27,502	2,301	8.4
Total assets under management	60,315	59,045	1,270	2.2
Assets under administration and in custody	242,738	228,755	13,983	6.1

Indirect customer deposits	303,053	287,800	15,253	5.3

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Indirect customer deposits registered, overall, a generalised rise to reach 303 billion euro, over 5% higher than the figure at the end of 2005.

The most significant component by far was assets under administration, which increased to 243 billion euro, with an over 6% rise, also as a result of the significant contribution of institutional customers.

Assets under management – which, after the closing of the strategic agreement with the Crédit Agricole group, represents approximately 20% of indirect customer deposits – posted a contained increase (+2.2%) compared to the figure at the end of 2005 that exclusively referred to bank insurance products, while placement of portfolio management schemes recorded a contraction slightly higher than 3%.

Financial assets / liabilities held for trading

(in millions of euro)

		31.12.2005	Changes
	30.09.2006	restated (*)	amount	%
Bonds and other debt securities	31,719	31,964	-245	-0.8
Equities and quotas of UCITS	5,317	3,056	2,261	74.0
Trading portfolio	37,036	35,020	2,016	5.8
Net value of debt securities derivatives and interest rate derivatives	-293	-729	-436	-59.8
Net value of currency derivatives	-45	-150	-105	-70.0
Net value of equity derivatives and stock index derivatives	-412	-507	-95	-18.7
Net value of credit derivatives	6	3	3
Net value of trading derivatives	-744	-1,383	-639	-46.2
Other liabilities held for trading	-3,178	-3,819	-641	-16.8

Financial assets / liabilities held for trading	33,114	29,818	3,296	11.1

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Financial assets/liabilities held for trading – recorded at fair value through profit and loss – comprise both debt securities (approximately 32 billion euro) and equities (over 5 billion euro) as well as the positive/negative value of trading derivatives.

The trading portfolio recorded a rise close to 6% to 37,036 million euro mainly attributable to equities, which greatly increased, while debt securities basically confirmed the figure of December 2005.

As concerns trading derivatives, which recorded a net negative value of 744 million euro, the most significant component referred to contracts on equities and stock indexes.

Financial assets available for sale

(in millions of euro)

		31.12.2005	Changes
	30.09.2006	restated (*)	amount	%
Bonds and other debt securities	2,604	2,055	549	26.7
Equities and quotas of UCITS	64	36	28	77.8
Securities available for sale	2,668	2,091	577	27.6
Equity stakes	2,102	1,684	418	24.8
Private equity investments	265	291	-26	-8.9
Equity stakes available for sale	2,367	1,975	392	19.8
Loans available for sale	566	314	252	80.3

Financial assets available for sale	5,601	4,380	1,221	27.9

Net value of related fair value hedge derivatives	-135	-33	102

Total	5,466	4,347	1,119	25.7

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Financial assets available for sale totalled 5,601 million euro, with an approximately 28% increase with respect to the figure of December 2005. The caption was made up of debt securities and equities which are not held for trading purposes of 2,668 million euro, showing a considerable increase (approximately +28%) on the figure at the end of 2005, that was mostly made up of both securities included in the investment portfolio based on the former accounting principles and long-term securities in the portfolio of a vehicle company.

It also included equity stakes and private equity investments of 2,367 million euro, with a net rise of approximately 20%, which is the combined effect of an increase in equity stakes and a contraction of private equity investments.

Lastly, the caption included portions of syndicated loans to be placed with third parties, amounting to 566 million euro.

As is generally known, these assets are measured at fair value with recognition of changes in a specific valuation reserve under shareholders’ equity.

Investments held to maturity

(in millions of euro)

		31.12.2005	Changes
	30.09.2006	restated (*)	amount	%
Government securities	2,353	2,554	-201	-7.9
Bonds and other debt securities	253	256	-3	-1.2

Investments held to maturity	2,606	2,810	-204	-7.3

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

The caption includes debt securities held by Group companies (mainly Eastern-European banks and among these, in particular, VUB), that the relevant holding entity has declared will be held to maturity. These almost entirely referred to domestic securities. The 7.3% contraction was due to the expiry of securities which reached maturity.

Investments in associates and companies subject to joint control

(in millions of euro)

		31.12.2005	Changes
	30.09.2006	restated (*)	amount	%
Investments in associates and companies subject to joint control	1,728	1,653	75	4.5
Other	474	446	28	6.3

Investments in associates and companies subject to joint control	2,202	2,099	103	4.9

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Investments in associates and companies subject to joint control, which are carried at equity, are recorded in the consolidated balance sheet for a total of 1,728 million euro, calculated based on the pro quota value of the associate’s shareholders’ equity increased by the eventual goodwill.

The subcaption “other” includes the equity investment in the Bank of Italy which is stated at cost (433 million euro) in consideration of the peculiarity of the equity investment,  together with few cases of controlled entities which, in consideration of their irrelevance and specific characteristics, are also stated at cost.

Net interbank position

(in millions of euro)

		31.12.2005	Changes
	30.09.2006	restated (*)	amount	%
Loans	3,585	2,537	1,048	41.3
Deposits	-8,767	-6,311	2,456	38.9
Net interbank position repayable on demand	-5,182	-3,774	1,408	37.3
Loans	26,413	24,647	1,766	7.2
Deposits	-31,461	-25,449	6,012	23.6
Net interbank position with notice period	-5,048	-802	4,246

Net interbank position	-10,230	-4,576	5,654
Net value of related fair value hedge derivatives	-29	60	-89

Total	-10,259	-4,516	5,743

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

At the end of September 2006 the net interbank position recorded an expansion in its negative balance, from 4.6 billion euro at the end of 2005 to 10.2 billion euro.

The rise, which occurred in the period, is the combined result of the increase in the debt balance of the “on demand” component and of a more significant progress in the “with notice period” debt position. The higher overall debt balance must also to be considered in relation to the need to support the growth in loans to customers and the development of trading activities.

Non-current assets held for sale and discontinued operations and related liabilities

As provided for by IFRS 5, assets and related liabilities, which no longer refer to continuing operations as they are undergoing disposal, are recorded in a specific caption. At September 2006, this mostly referred to the disposal of real estate (15 million), while for 2005 the figures recorded both the sale of Banco Wiese Sudameris and the restatement in this caption, on a consistent basis, of the balance sheet aggregates of the Group’s tax collection companies (Esa.Tri., E.Tr., Serit Rieti and Serit Terni).

(in millions of euro)

		31.12.2005	Changes
	30.09.2006	restated (*)	amount	%
Loans to customers	—	—	—
Investments in associates and companies subject to joint control	—	15	-15
Discontinued operations	—	3,701	-3,701
Property and equipment	15	23	-8	-34.8
Other	1	—	1
Liabilities associated with non-current assets held for sale and discontinued operations	—	-3,716	-3,716

Non-current assets held for sale and discontinued operations and related liabilities	16	23	-7	-30.4

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Allowances for specific purpose

In addition to cumulated provisions for Employee termination indemnities of 1,155 million euro, the caption included Allowances for risks and charges for a total of 1,722 million euro. The latter were practically stable with respect to the end of 2005 and for 316 million euro referred to pension funds, whilst the remaining portion (1,406 million euro) covered, as concerns the larger amounts, charges relative to legal disputes (378 million euro), revocatory actions (536 million euro), and other legal controversies (68 million euro), as well as charges related to personnel (99 million euro) and charges related to the sale of equity investments (110 million euro).

Shareholders’ equity

The Group’s shareholders’ equity, including net income for the period, amounted to 17,536 million euro. It included valuation reserves of 974 million euro which for 348 million euro referred to legally-required revaluations recorded in the past based on specific laws and for 533 million euro derived from fair value measurement of financial assets available for sale and cash flow hedge derivatives. The remaining 93 million euro represented foreign exchange differences, of which 65 million euro referred to European subsidiaries which had adopted the euro as the local currency.

Valuation reserves

(in millions of euro)

	Valuation reserves as at 31.12.2005	Change in the period	Valuation reserves as at 30.09.2006
Financial assets available for sale	389	106	495
Property and equipment	—	—	—
Cash flow hedges	-39	77	38
Legally-required revaluations	345	3	348
Other	134	-41	93

Valuation reserves	829	145	974

Shareholders’ equity for supervisory purposes

Shareholders’ equity for supervisory purposes and related capital ratios were determined using the new instructions issued by the Bank of Italy which consider IAS/IFRS principles.

(in millions of euro)

Total capital and capital ratios	30.09.2006	31.12.2005
Tier 1 capital	16,095	15,096
Tier 2 capital	7,748	5,800
Items to be deducted	-1,510	-1,240
Total capital	22,333	19,656
Credit risks	14,515	13,760
Market risks	1,181	1,303
Tier 3 subordinated loans	—	—
Other capital requirements	134	140
Capital requirements	15,830	15,203
Excess capital	6,503	4,453
Risk-weighted assets	197,875	190,038
Capital ratios %
Core Tier 1 / Total risk-weighted assets	7.33	7.10
Tier 1 / Total risk-weighted assets	8.13	7.94
Total capital / Total risk-weighted assets	11.29	10.34

Shareholders’ equity for supervisory purposes amounted to 22,333 million euro, against risk-weighted assets of 197,875 million euro. The Total capital ratio equalled 11.29%, of which 8.13% referred to Tier 1 capital. The ratio between Tier 1 capital net of preference shares (Core Tier 1) and risk-weighted assets equalled 7.33%.

The following table illustrates the reconciliation of the Parent Company’s shareholders’ equity and net income with consolidated shareholders’ equity and net income.

(in millions of euro)

	Shareholders’ equity	of which net income as at 30.09.2006
Parent Company’s balances as at 30th September 2006	14,873	1,949
Effect of consolidation of subsidiaries subject to control and joint control	2,435	1,041
Effect of consolidation of subsidiaries carried at equity	34	110
Reversal of sale of subsidiaries, investments in associates and companies subject to joint control	—	—
Reversal of adjustments to subsidiaries, investments in associates and companies subject to joint control	—	—
Dividends collected during the period	—	-918
Other	194	-9
Consolidated balances as at 30th September 2006	17,536	2,173

Breakdown of results by business area

In this chapter consolidated results are broken down by business area (the so-called primary segment foreseen by IAS 14).

Gruppo Intesa operates with a divisional, customer-oriented structure, made up of the following business areas: the Retail Division, the Italian Subsidiary Banks Division, the International Subsidiary Banks Division and the Corporate Division. The latter as of 1st January 2006 is considered together with Banca Intesa Infrastrutture e Sviluppo (B.I.I.S.), the new Group bank which absorbed the activities related to the public sector and to infrastructures. In consideration of the close proximity between the Corporate Division’s operations and B.I.I.S. it was deemed advisable, in the comments which follow, to consider them as part of the same segment. Finally, the organisational structure is completed by the Central Structures which guarantee governance and control of the operating units.

The Retail Division operates with approximately 2,100 branches and over 25,000 employees serving approximately 6 million customers, consisting of Households, SMEs (with turnover up to 50 million euro) and Non-Profit Entities. The Retail Division is in charge of the Parent Company’s traditional lending and deposit collecting activities and also the offer of i) private banking services, ii) bancassurance and pension products, iii) mutual funds, iv) industrial and consumer credit, v) financial leasing, as well as vi) management of electronic payment instruments.

The Italian Subsidiary Banks Division is constituted by the Italian subsidiary banks performing mainly retail banking activities. They are medium-sized or small banks, with a markedly local vocation, that operate with approximately 950 branches and over 8,000 employees in close coordination with the Retail Division, pursuing the optimisation of commercial synergies by sharing the most important initiatives and serving approximately 1.7 million customers.

The International Subsidiary Banks Division provides directives, coordination and support to the subsidiaries abroad that mainly perform retail and commercial banking activities mostly in Central-Eastern Europe, in Croatia, Slovakia, Serbia, Hungary, Bosnia and Herzegovina and the Russian Federation. This involves approximately 5 million customers, which are served by 760 branches and 15,000 employees in the Group.

The Corporate Division, considered together with Banca Intesa Infrastrutture e Sviluppo, manages a customer portfolio of approximately 19,000 large companies and financial institutions with a turnover exceeding 50 million euro, and operates through approximately 60 branches and with over 3,000 employees, with specific skills in mergers and acquisitions, structured finance, merchant banking, capital markets, global custody, and through the specialised network abroad made up of the Parent Company’s branches and representative offices and of other Group companies performing corporate banking activities. The Division guarantees reference customers a global and integrated offer of products and services through both traditional territorial structures and IT channels and operates in close proximity with Banca Intesa Infrastrutture e Sviluppo, which is responsible for the integrated service offering to all the public and private entities involved in public expenditure.

As mentioned above, Central Structures are in charge of governance and control activities and also of treasury and strategic finance activities as well as of the management of the Parent Company’s securities portfolio.

BUSINESS AREAS

(in millions of euro)

	30.09.2006
	Retail Division	Italian Subsidiary Banks Division	International Subsidiary Banks Division	Corporate Division and B.I.I.S.(a)	Central Structures	Total
Net interest income	2,307	779	544	477	100	4,207
Dividends	1	11	1	7	-7	13
Profits (Losses) on investments carried at equity	87	—	—	15	8	110
Net fee and commission income	1,716	418	238	519	-183	2,708
Profits (Losses) on trading	3	42	134	385	169	733
Other operating income (expenses)	21	1	-5	26	-19	24
Operating income	4,135	1,251	912	1,429	68	7,795
Personnel expenses	-1,218	-393	-220	-208	-278	-2,317
Other administrative expenses	-784	-178	-190	-259	142	-1,269
Adjustments to property, equipment and intangible assets	-156	-22	-61	-46	-87	-372
Operating costs	-2,158	-593	-471	-513	-223	-3,958
Operating margin	1,977	658	441	916	-155	3,837
Goodwill impairment	—	—	—	—	—	—
Net provisions for risks and charges	-2	-14	-3	-3	-53	-75
Net adjustments to loans	-377	-81	-89	-38	40	-545
Net impairment losses on other assets	—	-3	3	-5	—	-5
Profits (Losses) on investments held to maturity and on other investments	-1	3	3	27	19	51

Income (Loss) before tax from continuing operations	1,597	563	355	897	-149	3,263

(in millions of euro)

	30.09.2006
	Retail Division	Italian Subsidiary Banks Division	International Subsidiary Banks Division	Corporate Division and B.I.I.S.(a)	Central Structures	Total
Loans to customers	84,986	27,521	13,554	49,507	3,686	179,254
Due to customers	52,344	17,383	14,582	25,421	6,831	116,561
Securities issued	22,344	9,379	863	11,613	33,030	77,229
Net interbank position	-18,470	1,180	-385	-3,983	11,428	-10,230

(a) Banca Intesa Infrastrutture e Sviluppo

Retail Division

(in millions of euro)

		30.09.2005	Changes
	30.09.2006	restated (*)	amount	%
Net interest income	2,307	2,106	201	9.5
Dividends	1	—	1	—
Profits (Losses) on investments carried at equity	87	89	-2	-2.2
Net fee and commission income	1,716	1,682	34	2.0
Profits (Losses) on trading	3	8	-5	-62.5
Other operating income (expenses)	21	20	1	5.0
Operating income	4,135	3,905	230	5.9
Personnel expenses	-1,218	-1,205	13	1.1
Other administrative expenses	-784	-744	40	5.4
Adjustments to property, equipment and intangible assets	-156	-136	20	14.7
Operating costs	-2,158	-2,085	73	3.5
Operating margin	1,977	1,820	157	8.6
Goodwill impairment	—	—	—	—
Net provisions for risks and charges	-2	-2	—	—
Net adjustments to loans	-377	-238	139	58.4
Net impairment losses on other assets	—	—	—	—
Profits (Losses) on investments held to maturity and on other investments	-1	—	1	—

Income (Loss) before tax fromcontinuing operations	1,597	1,580	17	1.1

(in millions of euro)

		31.12.2005	Changes
	30.09.2006	restated (*)	amount	%
Loans to customers	84,986	81,160	3,826	4.7
Due to customers	52,344	52,650	-306	-0.6
Securities issued	22,344	23,927	-1,583	-6.6
Net interbank position	-18,470	-16,952	1,518	9.0

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

The Retail Division generated 51.6% of the Group’s operating margin (53.2% as at September 2005) with an absorption of capital of 4,867 million euro equal to 40.9% (42% as at September 2005) and risk-weighted assets of 80.6 billion euro (40.8% of the total).

Income before tax from continuing operations amounted to 1,597 million euro (+1.1% compared to September 2005). Contribution to this was given by a rise in operating income (+5.9% from 3,905 million euro to 4,135 million euro), counterbalanced by an increase in operating costs (+3.5%, from 2,085 million euro to 2,158 million euro) and higher net adjustments to loans (from 238 million euro to 377 million euro).

As regards financial ratios, the cost/income ratio stood at 52.2%, with an improvement compared to 53.4% as at September 2005, benefiting from the rise in net revenues which absorbed the increase in operating costs.

The Retail Division’s EVA represented 66% of the Group’s consolidated EVA and reached 723 million euro.

Considering the performance of a part of the Division, that is the aggregate of retail branches and SME branches, income before tax from continuing operations totalled 1,257 million euro with an approximately 1.3% decrease with respect to the same period of the previous year.

Operating margin amounted to 1,550 million euro with an improvement of approximately 97 million euro (equal to 6.7%) due to a substantial increase in operating income (approximately +170 million euro, +5%) against a rise in operating costs (approximately +73 million euro, +3.8%).

In particular, net interest income recorded an 8.4% improvement compared to September 2005, mainly due to the confirmation of the strong expansion of medium- and long-term loans, that registered an approximately 12% growth rate in terms of average volumes and the satisfactory trend recorded by short-term deposits. Demand for residential mortgages from retail customers continued to rise. Medium- and long-term loans registered again an expansion in the SME market with a 5% increase compared to the same period of the previous year.

Average volumes of direct customer deposits (current accounts and saving deposits) highlighted a 3.4% rise. A reduction was instead registered on bond issues, following the decision to offer customers different products with similar maturities (bancassurance products and mutual funds). Interest rates recorded a practical stability in the funding component, whilst interest rates on loans progressively rose though less significantly than the far higher increase recorded on financial markets. The positive statement of income result therefore benefited from the strong increase in medium- and long-term lending, the expansion in short-term funding and stable interest rates on deposits.

The service sector recorded a 0.7% improvement on September 2005. This result was mainly due to the commissions related to the assets under management following the great success of the Intesa Garanzia Attiva fund while other managed assets components confirmed the levels reached in 2005.

Operating costs registered a 3.8% increase compared to September 2005, particularly due to the expansion of the other administrative expenses.

As already outlined, the Retail Division was oriented at differentiating and completing offering by customer segment, with means aimed not only at promoting products but also at positioning Banca Intesa as an entity close to people and therefore capable of satisfying their needs.

In the Retail segment the first nine months recorded the success of the Intesa Rata Sicura product range, which protects the holders of floating-rate mortgages from the risk of rising interest rates, also via the use of specific hedging derivatives. In September advertising focused on the new current account Conto Intesa Light, which though maintaining all the high value added contents of the Intesa range, is characterised by particularly cost-effective terms for customers with limited transaction requirements. Another advertising campaign which started in September focused on the current account for young people Conto Intesa 18-26. In 2006 the discount programme Bonus Intesa was further developed and due to favourable agreements with national and domestic partners, offers purchase and saving possibilities in over 10,000 retail outlets which cover almost all categories of goods. In the period, the main commercial levers were confirmed with products such as VitaminaC and Intesa Basket and, in the field of current accounts, the attractiveness of Conto Intesa Personal (mostly dedicated to Premium customers), was improved through the introduction of a greater autonomy for branches in setting terms. In the bancassurance segment the development of the Index Linked offer continued with the launch of 20 issues. Within assets under administration, activities focused on the sale of structured bonds with guaranteed capital at maturity with a particular concentration on bonds issued by third parties. As concerns Assets under management the second placement window of Intesa Garanzia Attiva was activated and investments were made to improve the service offering of individual portfolio management schemes invested in funds, for which net asset value may now be checked also on Banca Intesa on line.

In the nine months of 2006 important innovations were also made in the product range dedicated to Small business customers: after Intesa eBusiness, Banca Intesa’s solution for businesses which want to deploy the e-Commerce channel, Intesa Vacanze was relaunched, aimed at financing customer holidays at partner tourist structures. As concerns current accounts after Conto Separato Agenti Assicurativi a particularly aggressive offering targeted to free lance professionals was launched.

In the Small and medium-sized enterprises segment, the introduction of Conto Intesa Agri, consolidated the transformation of accounts in products of the new range products (Conto Intesa PMI, Conto Intesa PMI Plus and Conto Intesa Agri), which now represent a quarter of total current accounts in the Segment. The benefits of Bonus Intesa have been extended to these accounts, as concerns the possibility of benefiting from discounts and participating to the circuit as partner. The offer of financial and professional services for the development of the brand and of marketing policies foresees by the IntesaBrand product and the financing product offering developed with Eurofidi continued. Furthermore, the offer of non-financial products and services of the service called Intesa Soluzioni has now completed development.

Lastly, specific initiatives were implemented also in the Religious and Non-Profit Entities segment for which the renewal of the offer system of the whole product range continued.

The Retail Division is in charge of certain subsidiaries, the activities of which are strictly synergic with the Parent Company’s sales network.

Asset management activities are performed through Banca Intesa Private Banking, which closed the statement of income of the period with positive results, which highlighted, with respect to September 2005, a strong trend in revenues, linked to the expansion of the customer base and of the relevant assets. The progress in operating income, in the net interest income component, more than doubled, and the net fee and commission income component, up by over 60%, allowed to easily absorb higher growth-related operating costs. It must be recalled that the gradual transfer to the new bank of the Parent Company’s private customers which commenced in 2005 was still under way and part of the charges, especially personnel expenses, rentals and accessory costs, were still recorded in Banca Intesa’s statement of income. The aforementioned items led to a net income of 40.8 million euro, with a considerable rise compared to the 25.4 million euro of the first nine months of 2005. Balance sheet aggregates highlighted, in comparison to the 2005 balance sheet, a significant increase in intermediated volumes. Customer deposits increased in both the direct component (approximately +36% to 1.3 billion euro) and the indirect component (+15.4% to 31.7 billion euro), and were invested in due from banks and loans to customers (for a total of 1.2 billion euro) and in the development of trading activities on the proprietary portfolio (0.4 billion euro), finalised to a more efficient management of liquid funds.

The network also distributes the supplementary pension funds of Intesa Previdenza, which as at 30th September 2006, managed net assets of 1,303 million euro (+9% from the end of 2005), related for 761 million euro to open-end pension funds and for 542 million euro to closed-end funds. Within open-end pension funds, the rises in net funding mainly regarded PrevidSystem and Intesa MiaPrevidenza, whereas within closed-end funds, the highest contribution was given by the pension fund of Banca Intesa employees. The Company closed the statement of income for the first nine months of 2006 with a net income of 0.7 million euro, with an increase compared to the modest result of the reference period, mainly as a result of higher commissions generated by the rise in assets which more than balanced the increase in operating costs mainly attributable to investments of administrative-procedural nature related to the new social security scenario.

Medium- and long-term lending activities are carried out through Banca Intesa Mediocredito and Banca CIS.

Banca Intesa Mediocredito posted a net income for the first nine months of 2006 of approximately 31 million euro, with a 30% reduction compared to as at 30th September 2005. It must be noted that the contribution of dividends from the subsidiary Banca Cis is no longer recorded in 2006 results and that, conversely, 2005 had benefited from revenues related to the loan portfolio portion which was under disposal, excluding such revenues the drop would have been 16%. With regard to the contributions from the various operating areas, operating income despite the non-registration of dividends, was practically in line (approximately -1%) with the figure of the first nine months of the previous year, as a result of higher net interest income (approximately +4%) and higher net fee and commission income (approximately +10%). Operating costs registered a significant contraction (approximately -9%), following the marked drop in personnel expenses, due to non-recurring items in the comparative figure. Instead, net adjustments to loans rose by over 50%, due to the transfer to doubtful loans of certain important positions. With regard to balance sheet aggregates, loans to customers evidenced a marginal erosion on the figure at the end of 2005 (-1.4% to 12,989 million euro), while net interbank, which was the main source of funding, was virtually stable at 11,190 million euro.

Banca CIS closed the statement of income as at 30th September with a net income of 9.9 million euro, practically in line with respect to the 9.7 million euro of the corresponding period of 2005. This result stemmed from the reduction in operating income, contrasted by the effect of lower provisions and adjustments of various nature and by operating cost containment actions. More specifically, the decrease in operating income (-5.6%), attributable to the drop in net interest income (-6.3%), following the structural contraction in lending yields linked to the rebalancing of the portfolio, and the decrease in net fee and commission income (-3%), following the redefinition of certain regional fees, have been offset by lower net adjustments to loans and provisions for risks and charges. Operating costs, which do not include non-recurring recoveries which had improved the figure for 2005, highlighted an approximately 5% containment. Balance sheet aggregates recorded loans to customers at 1,341 million euro (+4% with respect to as at 31st December 2005) and net interbank – which was the main source of funding – at 1,019 million euro (-0.2%).

In the first nine months of 2006, Intesa Leasing recorded, through the network of Group banks, a 6.1% progress in terms of new investments despite a lower number of new operations, that for over 50% referred to real estate leasing. The company is ranked in third position among operators in the sector, with an almost 7% market share.

As at 30th September 2006, loans to customers reached 7,666 million euro (approximately +12% on December 2005). The statement of income closed with a net income of 17.8 million euro, up by approximately 3.5% on the first nine months of the previous year.

Setefi, the company specialised in management of electronic payment systems, performs the duties of acquirer for retailers, issues proprietary credit cards and manages the Moneta cards for Group banks. The company uses its own network of POS terminals and is in charge of the e- money system through the management of the Monetaonline site. The statement of income of the first nine months of 2006 closed with a net income of 22.6 million euro, up by approximately 16% with respect to the same period of the previous year. Setefi further expanded its activity, with a 13% increase in total transaction volumes in the twelve months. The number of directly-issued and managed cards rose to 3.8 million while proprietary and third-party POS terminals rose to approximately 128,000.

The Division’s operating margin also benefited from commissions for the distribution of Intesa Vita insurance products placed through the branch network. Intesa Vita is a subsidiary of the Generali group and is consolidated by Gruppo Intesa with the equity method. The statement of income as at 30th September 2006 closed with a net income, determined according to IAS/IFRS, of approximately 146 million euro, after having collected gross premiums of over 4,700 million euro. As at 30th September 2006, Intesa Vita’s technical insurance reserves exceeded 26 billion euro, while shareholders’ equity equalled 1,617 million euro.

Finally, a contribution to the results achieved by the Division came from the consumer credit activities performed through Agos, the joint venture established with Crédit Agricole, that registered a net income for the period of 46 million euro, up by 4.4% with respect to that of the first nine months of the previous year.

Italian Subsidiary Banks Division

(in millions of euro)

		30.09.2005	Changes
	30.09.2006	restated (*)	amount	%
Net interest income	779	693	86	12.4
Dividends	11	11	—	—
Profits (Losses) on investments carried at equity	—	—	—	—
Net fee and commission income	418	400	18	4.5
Profits (Losses) on trading	42	51	-9	-17.6
Other operating income (expenses)	1	4	-3	-75.0
Operating income	1,251	1,159	92	7.9
Personnel expenses	-393	-375	18	4.8
Other administrative expenses	-178	-177	1	0.6
Adjustments to property, equipment and intangible assets	-22	-20	2	10.0
Operating costs	-593	-572	21	3.7
Operating margin	658	587	71	12.1
Goodwill impairment	—	—	—	—
Net provisions for risks and charges	-14	-35	-21	-60.0
Net adjustments to loans	-81	-76	5	6.6
Net impairment losses on other assets	-3	—	3	—
Profits (Losses) on investments held to maturity and on other investments	3	17	-14	-82.4

Income (Loss) before tax from continuing operations	563	493	70	14.2

(in millions of euro)

		31.12.2005	Changes
	30.09.2006	restated (*)	amount	%
Loans to customers	27,521	25,530	1,991	7.8
Due to customers	17,383	17,373	10	0.1
Securities issued	9,379	8,849	530	6.0
Net interbank position	1,180	2,289	-1,109	-48.4

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

The Italian Subsidiary Banks Division enhanced its economic results with an 8% increase in operating income, that at 1,251 million euro represented approximately 16% of the Group’s consolidated operating income. Operating costs, at 593 million euro, led to an operating margin of 658 million euro (approximately +12%), corresponding to a cost/income ratio of 47.4% (ex 49.3%). Also income before tax from continuing operations registered an appreciable rise to 563 million euro (+14.2%).

Cassa di Risparmio di Parma e Piacenza closed the statement of income for the period with a net income of 175 million euro, over 16% higher than the figure for the first nine months of 2005. A significant contribution to this result was given by the rise in net interest income (+17%), which benefited from the rises in interest rates and in intermediated volumes, coupled with the positive performance of net fee and commission income (+4.4%) driven by the positive results of commercial banking activities and, especially by management and dealing services, with particular reference to bancassurance activities and individual portfolio management schemes. The reduction in profits on trading was instead attributable to the inclusion in the comparable figure of non- recurring profits generated by the sale of securities. The overall rise in operating income (approximately +7%), which more than balanced the increase in operating costs (+3%), linked to the expansion of operations, was supplemented by the positive effects of lower adjustments to loans (approximately -22%) and more contained levels of provisions for risks and charges. As to balance sheet figures, loans to customers increased to 12,697 million euro compared to as at 31st December 2005 (+8.5%) while direct customer deposits highlighted at 12,598 million euro, marginal increases on the figure at the end of 2005. Lastly, indirect customer deposits registered a 4% rise to 27,560 million euro.

Banca Popolare FriulAdria closed the statement of income for the first nine months of 2006 with a net income of 44.7 million euro, up by 8.6% with respect to the corresponding period of 2005, with widespread rises in all main operating income components (overall up by 11.4%): i) net interest income (approximately +12%), especially due to higher intermediated volumes, ii) net fee and commission income (+1.2%), with particular reference to the placement of insurance products, and iii) profits on trading which more than doubled. These trends easily absorbed both higher operating costs (approximately +4%) and higher net adjustments to loans required by the deterioration of an important position. Balance sheet aggregates highlighted rises, compared to the end of 2005, both in loans to customers (+5% to 3,929 million euro) and, to a greater extent, in direct customer deposits (+8% to 3,305 million euro). Also indirect customer deposits registered a rise (+1.6% to 5,227 million euro).

Banca di Trento e Bolzano recorded overall positive results as at 30th September 2006, confirming at 11.7 million euro net income for the first nine months of 2005. Despite lower profits on trading, operating income rose on the comparative figure (+2.9%) due to the higher contributions from the other operating areas. More specifically, net interest income rose by approximately 6%, while net fee and commission income recorded an 8% progress. These results allowed to almost offset higher operating costs (approximately +7%) linked to the Bank’s expansion. Also net adjustments to loans registered a rise, due to the increase in substandard loans. Conversely the need for provisions for risk and charges significantly decreased. Balance sheet figures highlighted rises in both loans to customers (+6.3% to 2,028 million euro) and direct customer deposits (+4.2% to 1,740 million euro), which benefited from the contribution of new treasury services. Also indirect customer deposits registered a significant increase (+16.6% to 2,295 million euro).

Cassa di Risparmio di Biella e Vercelli closed the statement of income for the period with a net income of 25 million euro, with a 25.6% rise on the corresponding figure of 2005. This result was determined by the positive performance of operating income (+8.8%) and stemmed from the increase in net interest income (+3.2%), mostly in the customers component, and in net fee and commission income (+7.5%), also due to the contribution of assets under management, collection and payment services and credit and debit cards segments. Instead, profits on trading received the contribution of the capital gain generated by the sale of certain equity investments. Despite the rise in operating costs, mainly attributable to higher administrative expenses, and higher net adjustments to loans income before tax from continuing operations recorded a 16% increase. With regard to balance sheet figures, loans to customers recorded a contained reduction from December 2005 (-1.8% to 2,283 million euro), whereas direct customer deposits confirmed a recovery (+2.4% to 2,312 million euro). Indirect customer deposits stood at 3,147 million euro against 3,248 million euro as at the end of 2005.

The Saving Banks in Central Italy, united under the control of Intesa Casse del Centro, highlighted an overall rise in operating income both in net interest income, which still represented the main source of revenues, and in net fee and commission income. With regard to costs, after the severe containment policy enacted in the last few years, a moderate increase was recorded as a consequence of the start-up of a new phase of expansion and implementation of new projects. Also net adjustments to loans and provisions for risks and charges rose.

In short, the Saving Banks, considered on a single basis, registered the following net incomes: Cassa di Risparmio di Ascoli Piceno, 13.1 million euro (+1.3%); Cassa di Risparmio di Terni e Narni, 12.8 million euro (+10.7%); Cassa di Risparmio di Rieti, 12.8 million euro (+18.8%); Cassa di Risparmio di Viterbo, 12.2 million euro (-26.9%); Cassa di Risparmio di Fano, 8.7 million euro (+27.4%); Cassa di Risparmio di Foligno, 8.3 million euro (-3.8%); Cassa di Risparmio di Spoleto, 7.9 million euro (+10.7%); Cassa di Risparmio di Città di Castello, 4.6 million euro (+13.5%). Compared to December 2005, main aggregate balance sheet figures showed an improvement in loans to customers, which reached 6.6 billion euro with an increase close to 14% growth rate, a progress exceeding 3% in direct customer deposits, which totalled 6.7 billion euro and a virtual stability in indirect customer deposits which remained at approximately 5.6 billion euro.

International Subsidiary Banks Division

(in millions of euro)

		30.09.2005	Changes
	30.09.2006	restated (*)	amount	%
Net interest income	544	495	49	9.9
Dividends	1	—	1	—
Profits (Losses) on investments carried at equity	—	-6	-6
Net fee and commission income	238	205	33	16.1
Profits (Losses) on trading	134	113	21	18.6
Other operating income (expenses)	-5	-11	-6	-54.5
Operating income	912	796	116	14.6
Personnel expenses	-220	-196	24	12.2
Other administrative expenses	-190	-169	21	12.4
Adjustments to property, equipment and intangible assets	-61	-59	2	3.4
Operating costs	-471	-424	47	11.1
Operating margin	441	372	69	18.5
Goodwill impairment	—	—	—	—
Net provisions for risks and charges	-3	3	-6
Net adjustments to loans	-89	-90	-1	-1.1
Net impairment losses on other assets	3	5	-2	-40.0
Profits (Losses) on investments held to maturity and on other investments	3	4	-1	-25.0

Income (Loss) before tax from continuing operations	355	294	61	20.7

(in millions of euro)

		31.12.2005	Changes
	30.09.2006	restated (*)	amount	%
Loans to customers	13,554	11,947	1,607	13.5
Due to customers	14,582	12,696	1,886	14.9
Securities issued	863	640	223	34.8
Net interbank position	-385	-1,098	-713	-64.9

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Positive results were also achieved by the Group entities operating in markets outside Italy, which find in the Central-Eastern European Countries, characterised by high growth rates, the most attractive development opportunities. The Division, which is in charge of international subsidiaries, recorded a positive trend. Operating income rose by approximately 15% to 912 million euro and represented approximately 12% of the Group’s consolidated operating income. The programmed increase in operating costs to 471 million euro (approximately +11%) was linked to the expansion of activities and of the operating network in the various areas where the Group is active. Therefore, operating margin improved by 18.5% to 441 million euro, with a cost/income ratio of 51.6% (ex 53.3%). Income before tax from continuing operations rose by 20.7% to 355 million euro.

Gruppo Intesa operates in Central-Eastern Europe with the fourth largest Hungarian bank (Central-European International Bank), the second largest Croatian bank (Privredna Banka Zagreb), the second largest Slovakian bank (Vseobecna Uverova

Banka), the second largest bank in Serbia (Banca Intesa Beograd) and with the fifth largest bank in Bosnia and Herzegovina (UPI Banka). Gruppo Intesa is also present in the Russian Federation with KMB Bank.

The Central-European International Bank (CIB) group registered a net income for the first nine months of 2006 of 73.8 million euro, over 17% higher than the comparative figure for 2005, following a generalised increase in all main income components, overall up by approximately 13%. In particular, the rise in net interest income which benefited from higher intermediated volumes was mostly eroded by the less favourable HUF/euro exchange rate, while net fee and commission income recorded a good progress (approximately +16%), driven by current accounts and credit and debit cards. Also profits on trading highlighted a considerable rise (approximately +31%). As to charges, the rise in operating costs, which remained however moderate (approximately +5%), was directly connected to the expansion in operations, with the opening of new branches and with the increase in the number of employees. Also higher net adjustments to loans reflected the strong expansion of lending. Balance sheet aggregates evidenced, compared to as at 31st December 2005, a rise in loans to customers (+10.4% to 5,346 million euro), in direct customer deposits (+14.4% to 3,692 million euro) and in indirect customer deposits (+18.3% to 4,708 million euro).

The Privredna Banka Zagreb (PBZ) group registered a net income for the first nine months of 2006 of 106 million euro, with an increase (+21% on the corresponding period of 2005) determined, to a significant extent, by both the positive performance of net interest income (+9.5%) and by net fee and commission income (+20.8%), also driven by the expansion of credit cards. Profits on trading recorded a moderate reduction (approximately -8%). Such results led to an operating income up by approximately 11%, which was capable of adequately covering higher operating costs (approximately +7%) linked to the opening of new operating units and to the rise in the number of employees. The already appreciable economic results also benefited from the decrease in net adjustments to loans. Balance sheet figures highlighted a significant progress in loans to customers (+18% to 4,587 million euro), mainly directed to the retail market, and in direct customer deposits (approximately +11% to 4,923 million euro), especially due to the progress recorded by the corporate segment. Lastly, indirect customer deposits recorded a considerable increase (approximately +48% to 2,125 million euro), also due to the positive performance of the asset management segment.

The Vseobecna Uverova Banka (VUB) group posted a net income of 71 million euro, with a moderate decrease with respect to the 74 million euro of the corresponding period of 2005. Operating income registered an appreciable increase (+25%), due to the positive trend of almost all its main components: i) net interest income (+10%), ii) net fee and commission income (+26%), and iii) profits on trading (+37%). Higher operating income was only partly absorbed by the significant rise in operating costs (+14%), entirely ascribable to the consolidation of the subsidiaries of Consumer Financial Holding. Conversely, considerable adjustments to loans, mostly to consumer loans, and the setting up of a specific allowance for legal disputes, absorbed a considerable portion of operating margin. Furthermore, the complete use of the benefit related to past fiscal losses considerably increased the tax burden for the period. As concerns balance sheet items, the comparison with figures as at 31st December 2005 showed a good rise in direct customer deposits (+12.5% to 5,274 million euro), a slight increase in loans to customers (+1.4% to 2,295 million euro) and a contained decrease in indirect customer deposits (-3.8% to 1,254 million euro).

Banca Intesa Beograd closed the period with a net income of approximately 24 million euro, (12.7 million euro as at 30th September 2005). The significant rise in operating income (approximately +13%), attributable to the trend of net interest income and net fee and commission income, was entirely absorbed by the substantial increase in operating costs, linked to the organisational effort, currently under way, to strengthen the territorial presence and to broaden the range of products offered to customers. However results benefited from lower net adjustments to loans. Balance sheet figures highlighted rises, compared to the end of 2005, in both loans to customers (from 504 million euro to 673 million euro) and direct customer deposits (from 725 million euro to 988 million euro).

KMB Bank is a leading bank in lending and leasing activities for small enterprises in the Russian Federation. As already mentioned, the company’s business plan sets the objective of expanding activities also in the retail segment. In the first nine months of 2006, the bank further expanded its operations, in terms of both number of customers and intermediated volumes. The statement of income closed with a net income of 6.4 million euro far higher than 2.3 million euro generated as at 30th September 2005, with an increase determined, to a significant extent, by both net interest income and net fee and commission income. Operating costs also increased, following the significant rise in the bank’s operations. As to balance sheet figures, loans to customers were close to 529 million euro, with respect to 372 million euro as at 31st December 2005 whereas direct customer deposits rose to 327 million euro (ex 191 million euro).

UPI Banka, fifth largest bank in Bosnia and Herzegovina in terms of total assets, closed the first nine months of 2006 with a net income of 2.4 million euro, up by over 70% on the comparative figure, in relation to the positive performance of operating income (approximately +32%), in both the net interest income component (+33%) and the net fee and commission income component (approximately +32%). These positive trends allowed to absorb the rise in operating costs (approximately +6%), linked to the expansion plans. Main balance sheet aggregates highlighted, compared to the 2005 balance sheet, a rise in loans to customers (approximately +13% to 125 million euro) and a progress in direct customer deposits (+24% to 231 million euro).

Corporate Division and Banca Intesa Infrastrutture e Sviluppo

(in millions of euro)

		30.09.2005	Changes
	30.09.2006	restated (*)	amount	%
Net interest income	477	449	28	6.2
Dividends	7	3	4
Profits (Losses) on investments carried at equity	15	—	15	—
Net fee and commission income	519	487	32	6.6
Profits (Losses) on trading	385	305	80	26.2
Other operating income (expenses)	26	20	6	30.0
Operating income	1,429	1,264	165	13.1
Personnel expenses	-208	-198	10	5.1
Other administrative expenses	-259	-243	16	6.6
Adjustments to property, equipment and intangible assets	-46	-50	-4	-8.0
Operating costs	-513	-491	22	4.5
Operating margin	916	773	143	18.5
Goodwill impairment	—	—	—	—
Net provisions for risks and charges	-3	-7	-4	-57.1
Net adjustments to loans	-38	-42	-4	-9.5
Net impairment losses on other assets	-5	-2	3
Profits (Losses) on investments held to maturity and on other investments	27	—	27	—

Income (Loss) before tax from continuing operations	897	722	175	24.2

(in millions of euro)

		31.12.2005	Changes
	30.09.2006	restated (*)	amount	%
Loans to customers	49,507	44,768	4,739	10.6
Due to customers	25,421	26,575	-1,154	-4.3
Securities issued	11,613	9,983	1,630	16.3
Net interbank position	-3,983	-4,339	-356	-8.2

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

The Corporate Division closed the statement of income as at 30th September 2006 with an operating income of 1,429 million euro (equal to approximately 18% of the Group’s consolidated figure), up by 165 million euro with respect to the same period of the previous year (approximately +13%).

Net interest income (477 million euro) increased on the corresponding period of the previous year (+6.2%). This increase was driven by the positive contribution of volumes on Mid and Large Corporate customers segment, and by the virtual stability of the loans linked to Structured Finance operations, which contrasted the erosion of the mark-up. The expansion in operating volumes was achieved with constant attention to limiting the portfolio’s risk profile, permitting to reducing net adjustments to loans with respect to the same period of the previous year (approximately -9%).

Furthermore, excluding capital market and merchant banking activities, affected by higher funding cost mostly due to the rise in interest rates, the rise in net interest income would increase to approximately 16%.

Net fee and commission income increased (+6.6%), mainly due to the development of Investment Banking fees – in relation to new Structured Finance operations – which combine with higher revenues also on Large and Mid Corporate customers. With regard to the various segments, a drop was evidenced in the economic returns linked to transaction service activities (cash & securities services) on Financial Institutions.

Profits on trading were also substantial (385 million euro, approximately +26%) which also benefited from the positive trend of fixed income and equity capital market activities performed by Banca Caboto.

Operating costs posted a slight rise (+4.5%) and operating margin reached 916 million euro compared to the 773 million euro recorded in the first nine months of 2005 (+18.5%). Income before tax from continuing operations rose to 897 million euro, approximately 24% higher than that of the corresponding period of the previous year.

The Corporate Division absorbed 29.8% of Group capital, with an increasing incidence with respect to that highlighted in the first nine months of 2005 (27.1%). In absolute terms, capital absorbed rose by 547 million euro as a result of the development of corporate loans granted in the period. Higher capital absorption was more than balanced by the evolution of net income which determined an improvement in EVA of +107 million euro.

Equally noteworthy was the progress in terms of efficiency: the cost/income ratio decreased by 3 percentage points with respect to the same period of 2005, to 35.9%.

As to balance sheet figures, loans to customers continued the upward trend already evidenced in the last quarters, with an approximately 10.6% increase from the beginning of the year. The progress of loans to customers, which leveraged on commercial efforts for corporate loans, was particularly appreciable in a context of high supply which increased competitiveness in the reference market, reducing credit spreads. Instead, due to customers decreased (-4.3%), in particular affected by the trend of funding from Large Corporates (-5.8%) and, especially, Financial Institutions (-17.6%).

The Corporate Division’s activities include four business departments:

•                  Corporate Relations Department, which manages the relations with Italian and international Large and Mid Corporates (with turnover exceeding 50 million euro), and also coordinates the relevant commercial operations performed through the branches abroad;

•                  Investment Banking Department, which includes Structured Finance and M&A;

•                  Financial Institutions Department, which is responsible for the relations with Italian and international financial institutions, for the management of transactional services related to payment systems, custody and settlement of securities as custodian and correspondent bank;

•                  Merchant Banking Department which operates in the private equity area also through the company Private Equity International (PEI).

The Corporate Division is also responsible for the coordination of the branches abroad, of the representative offices and of the companies Société Européenne de Banque, Intesa Bank Ireland and Zao Banca Intesa. Lastly, also Banca Caboto and Intesa Mediofactoring are included in the Corporate Division.

As already mentioned, Banca Intesa Infrastrutture e Sviluppo (BIIS) operates in close coordination with the Corporate Division. In the reference period, BIIS continued to provide support to the public sector, as formerly done by the Parent Company’s State and Infrastructures Department, as a separate legal entity. Various important operations were concluded in the period, including:

•                  in favour of the development of infrastructures, the funding of works for the realisation of the Roman Interport at Fiumicino;

•                  in support of health services, universities and public research, the collection of health receivables towards Regions (the securitisation operations named ‘Atlantide 3’ for the Lazio Region and ‘D’Annunzio’ for the Abruzzo Region); the revolving financing of health receivables of the Molise Region’s pharmacies; the activation of treasury services in favour of Fondazione Rita Levi Montalcini;

•                  for the improvement of public and public utility services, project finance in favour of the solution of the environmental emergency in Sicily through the construction of systems for the disposal and thermovaluation of urban waste; the financing of Silea Spa Società Intercomunale Lecchese per l’Ecologia e per l’Ambiente;

•                  in support of the financial balance in the public sector, the completion of the securitisation of real estate properties owned by the State (operation named ‘Patrimonio Uno’), the restructuring of the debt of the Pavia Province, of the Veneto Region and of the Lecce Province; the continuation of BOC multi-issues of the Cities of Treviso, Brescia, Lecce and Potenza;

•                  in support of urban projects and of projects for the territorial development, the project finance for the realisation of the international tourist port of ‘Marinara’ at Marina di Ravenna.

The statement of income for the reference period, compared with the pro forma figures of the corresponding period of 2005, confirmed the significant increases recorded until last quarter and therefore in margins set out in the Business Plan.

Overall results for 2006 considered both on a global basis (first nine months of 2006 compared to the first nine months of 2005) and quarterly (last quarter of 2006 compared to the two previous quarters) registered a generalised and appreciable improvement so to validate the decisions taken at the time in the design of the new legal entity separated from Banca Intesa.

The Bank, in a period in which activities were again strongly influenced both by the pause for the elections, which provoked the halt of operations of Central Entities and the block of projects of large public entities (Ferrovie dello Stato and Anas), and by important evolutions in sector regulations, managed to reach and outperform the objectives in terms of increases in economic margins and improvement in balance sheet indicators foreseen in the Business Plan.

Operating income rose by 64.3% to approximately 74 million euro, due to the generalised rise in income (commissions and interests) which derived: for 43.4 million euro from net interest income, for 29.3 million euro from net fee and commission income and for 1.2 million euro by profits on trading of financial instruments.

Operating costs increased in total by 9.4%, from 28.1 million euro to 30.7 million euro, characterised, on the one hand, by the foreseen rise in personnel expenses (+33.9%), after the hiring of new specialised resources, on the other hand, by the reduction in other administrative expenses (-1.7%), even if certain cost items were not present last year since directly referred to the establishment of the bank.

Operating margin exceeded 43 million euro, with a progress which more than doubled with respect to the first nine months of 2005. Collective adjustments to cover default risk were prudentially maintained though in presence of an improvement in expected loss with respect to the moment of the contribution, highlighting a coverage of performing loans of 0.14%. Net income, amounting to approximately 207.6 million euro, received the contribution of income after tax from discontinued operations for approximately 180 million euro, derived from the balance of income and charges relative to the disposal of E.TR. S.p.a.

As to main balance sheet aggregates, loans to customers and financial assets available for sale, amounting to 8,787 million euro, improved (+29.2%) compared to the beginning of the period, despite the slowdown in operations due to both the changed political situation and seasonal effects. Breakdown by contract type showed the prevalence of mortgages and loans (65.6%) and of equity underwriting (30.4%). Breakdown by counterparty showed that the most important segment was related to Public Entities and Administrations (65%) and Large Corporates involved in infrastructure works (13%). Direct customer deposits rose to 1,096 million euro (+14.6%), while the net interbank position was negative and totalled 7,017 million euro, with a 27.1% increase on the figure as at 1st January 2006.

With regard to the customer segments managed by the Corporate Relations Department, the Mid Corporate segment confirmed its upward trend while the Large corporate segment declined. The switch from short-term loans to medium- and long-term loans continued, with a lower trend in the Mid Corporate segment and a more marked intensity for Large corporates. The process aimed at reducing the portfolio’s risk profile continued, with a contraction of the assets characterised by higher risk, and an increase in those with higher credit rating, with consequent positive impacts on the absorption of capital and on the creation of value. The recovery of market share in the Mid Corporate and in International Corporate segment also continued, while the leadership position in all main turnaround programmes at the national level was consolidated. Also the number of deals concluded in the Structured Finance (in particular syndicated lending, acquisition finance and real estate) and Investment Banking areas constantly increased also in the segment of Mid Corporates. Noteworthy was the excellent appreciation which Mid and Large corporates reserved to Intesa Export: in the first commercial campaign which was concluded last 30th June significant financings were disbursed to support the development of Italian companies in the international markets. Lastly, various initiatives are under way aimed at relaunching Mid corporate activities and the further strengthening of Investment Banking, also through the development of new Capital Market and structured finance products.

Within the Investment Banking Department, structured finance activities were characterised in the period by the closing of important operations in all main sectors.

In the project finance segment, six important operations were implemented, with primary roles, in the following sectors: i) energy (the expansion of a petrochemical complex in Kuwait and the funding of the development of an oil&gas field in the Philippines), ii) shipping (China Ocean Shipping Company and D’Amico International), and iii) telecom (the financing, by a consortium of private equity funds, of the acquisition of the Danish TDC and the participation to the financing of the acquisition of the Irish company Eircom).

The leveraged & acquisition finance segment finalised the structuring and disbursement of credit facilities in support of the acquisition of important corporate groups (Giochi Preziosi, Arena, Seves, Cifa, Limoni, ABX, Lediberg) by private equity funds, as well as for the acquisition of Esaote by a syndicate of investors. Other operations were related to the structuring of credit facilities in favour of the Intercos, Stroili, Avio and Same Deutz-Fahr groups, as well as in favour of highly-leveraged entities in relation to corporate acquisitions, leverage buy-outs or medium-term refinancing transactions.

With regard to the real estate segment, during the period, Banca Intesa consolidated its leadership in both advisory and lending activities, analysing loans for 1.8 billion euro and structuring, as Mandated Lead Arranger or Arranger, credit lines exceeding 1,500 million euro. The most noteworthy deals were Progetto Nepal, with the structuring of the refinancing of the Real Estate Fund Spazio Industriale, the financing of Fondo Raissa (Morgan Stanley and Pirelli RE) and the financing of the Cinque Cerchi project in Torino. The Bank also implemented the securitisation of part of the debt deriving from the conclusion of the funding of the real estate fund Patrimonio Uno, promoted by the Ministry of Economy and Finance with assets from Public entities and State-owned companies. Another securitisation referred to the second tranche of health receivables of the Abruzzo Region. The Bank continued, through the Duomo Funding company, warehousing activities, which enable customers, with modalities similar to those used in securitisations, to privately fund the accumulation of a credit portfolio to the size capable of allowing the subsequent placement in bond markets. Lastly, the securitisation of health receivables of the Lazio Region was completed in the third quarter with the issue of asset backed securities placed with institutional investors.

In parallel to the development of structuring capabilities, Banca Intesa performed intense activities in the syndication sector taking to the market important operations with the role of Sole Bookrunner and Joint Bookrunner, consolidating, in terms of volumes, its position in international rankings.

Within the Advisory/M&A sector, during the period, advisory services were provided for the mid and large corporate segments, for financial sponsors and for public-sector companies. In particular, noteworthy was the role of financial advisor of Conter in the acquisition of Sodalco, in addition to the formalisation of advisory mandates for important transactions, certain of which have already been concluded in the first days of October 2006.

Within the Financial Institutions Department, various initiatives were undertaken with the aim of broadening the customer base which is offered global custody and actions to strengthen the controls in depositary banks activities continued. Furthermore, the analysis and definition of a new operating model which permits the daily calculation service of the value of the quota of (NAV) funds which are in “custody”.

Marketing actions continued, in coordination with Group’s foreign and domestic subsidiaries, aimed at increasing payment flows in a context of synergy and higher competitiveness of the Group. For resident customers the review and rationalisation of pricing of the main services offered (payments, portfolio and rates), with particular attention paid to IT instruments.

With regard to transactional services in the securities area, new multi-party clearing solutions were developed, in addition to the traditional product for securities settlement reserved to customers operating in the Italian markets.

Lastly, as correspondent bank, further market shares were acquired by promoting Banca Intesa’s service quality and know-how in the foreign funds industry.

The main deals closed in the first nine months of 2006 by the Merchant Banking Department include the sale of the equity investment in ISB (the owner of Cantiere del Pardo and Dufour) with simultaneous partial investment in the new-owner company, the sale of the equity investment in Fincantieri, the listing on the Star market of Bolzoni and the sale of part of the equity investment, the acquisition of 5% of the Sigma Tau company, one of the main national pharmaceutical operators, and the establishment of Imaging, vehicle company set up for the acquisition of 100% of Esaote - leading player in the biomedical equipment sector – in which Banca Intesa holds an approximately 38% stake.

Furthermore, an agreement was reached with NH Hoteles, one of the main European hotel operators, listed on the Madrid stock exchange, for the development of a project in the Italian hotel sector, with the subscription of a capital increase and the subsequent acquisition of a 49% stake in the capital of NH Italia. Finally, noteworthy was the launch of a new initiative specialised in the mezzanine financing sector in collaboration with a primary private group, with the objective of becoming the first domestic operator in this interesting sector. In particular, in the third quarter, noteworthy were Piaggio’s IPO, the acquisition of a 10% stake in Gruppo CIFA and, together with other investors, of an approximately 39% stake in Pirelli Tyre. Conversely the equity investment in Parmalat (2.25%) was completely sold and the stake in FIAT reduced in relation to the expiry of related hedging derivatives. As at 30th September 2006 the Department’s overall portfolio (direct and through the subsidiary Private Equity International) amounted to 2.5 billion euro, made up of 50 equity investments in addition to investments in funds.

Also Banca Caboto and Intesa Mediofactoring are included in the Corporate Division.

Banca Caboto’s positioning on primary markets was not affected by the typical seasonality of the third quarter and by the less favourable context on equity markets starting from May. The subsidiary acted as joint bookrunner for Piaggio’s IPO, and participated in the institutional offering Rosnet. On the primary bond market important securitisation of receivables from public entities and consumer loans were completed.

Activities on both cash and derivative secondary markets registered decidedly higher profits than in the same period of 2005, in particular in credits, interest rate derivative and equity derivative market making, with a 7% market share on IDEM. Furthermore, the bank’s ranking among specialists on Italian Government bonds significantly improved. In trading Caboto reached fourth positions in the S&P Mib future segment, with a 7.4% market share.

Operating income totalled 182 million euro, up by approximately 19% with respect to the 153 million euro of the first nine months of 2005; this increase was mostly attributable to profits on trading. Operating costs, 107 million euro, confirmed the physiological increase on the comparison period, but in any case decreased with respect to previous quarters. Net income, equal to 65 million euro (32 million euro in the first nine months of 2005), reflected the improvement of all economic indicators, both as concerns the ordinary activities and non-recurring operations, which had negatively affected the result as at 30th September 2005.

The Corporate Division is also responsible for Intesa Mediofactoring, which closed the first nine months of 2006 with satisfactory operating and economic results. Turnover recorded an approximately 5% increase compared to the corresponding period of the previous year, even if, as at 30th September 2006 loans to customers were lower than at the end of 2005. With regard to the statement of income, the comparison with the first nine months of 2005, which had benefited from the revenues linked to the acquisition of the business branch from Faber Factor, evidenced positive changes in net fee and commission income (+0.4%), a slight decrease in net interest income (-0.2%) and a moderate increase in operating costs (+1.4%), while there were lower requirements to cover credit risk. Therefore, net income for the period (37 million euro), recorded a 7.4% rise on the comparison period.

Lastly, as already-mentioned the Corporate Division is also responsible for the operations of the following three foreign banks:

Société Européenne de Banque continues to operate with success in the Luxembourg financial market, mainly in support of corporate customers as well as in the private banking and mutual fund management areas. In the period closed as at 30th September 2006 the company recorded a net income of 13 million euro, with an approximately 57% increase on the corresponding period of the previous year (approximately 8 million euro), especially as a result of the excellent performance of net interest income and operating costs on the same levels as in the comparison period.

Intesa Bank Ireland, the Group bank operating in Ireland mainly in wholesale banking and trading in financial markets, registered a positive economic performance, basically confirming both the level of operating income registered in September 2005 and the effective operating costs containment action. Net income for the period totalled 12 million euro compared to the 13 million euro of the corresponding period of the previous year.

Zao Banca Intesa, the bank established to assist Italian enterprises operating in the Russian market and those interested in operating there, offering commercial and financial services to corporate customers, closed the first nine months of 2006 with a modest net income, little over the corresponding period of 2005, which stems from operating income of 3 million euro almost entirely absorbed by structure costs.

Central structures

Central structures, as already mentioned, are responsible not only for governance and control, but also for treasury and strategic finance activities and the proprietary portfolio.

Within treasury activities, in the three quarters of 2006 Banca Intesa maintained its leadership in domestic and cross-border payment systems in euro, slightly increasing the levels of activities in terms of volumes, with market shares stable at the levels of the previous year. In line with initial programmes, activities continue for the implementation of the new Eurosystem’s gross settlement system “TARGET2”, where the Bank, which plays an important pilot role in the national field, will be called to make the first connectivity tests starting from the middle of next year. Also with regard to the “ABACO” project (Attivi BAncari COllateralizzati), the Bank continued the development of the software which will enable it, from January 2007, a better management of liquidity and of infra-day settlements. In the first nine months of 2006, net requirements of short-term liquidity remained at contained levels, though slightly higher than those of the previous year. The Bank created the preconditions for the expansion of funding through the global commercial paper programme, resolving the increase in the overall plafond to 10 billion dollars and receiving, first among Italian banks, the STEP certification (Short Term European Paper) by ACI/FBE (the Financial Markets Association/European Banking Federation) for the European part of the programme, thus guaranteeing itself the optimal opportunities to expand issues on the European market.

The fear of higher inflation led the ECB to commence a progressive monetary tightening, which will probably also continue in the near future, and opposite to the approach adopted by the FED which decided to interrupt the long cycle of official interest rate rises. This divergence created a greater volatility on money markets, with interesting trading opportunities. In the Government securities segment, this determined a progressively upward trend of market yields on the European curve, as well as a marked widening of asset swap spreads. To face this trend, strategies were privileged to contain the portfolio’s duration and to broaden basis risk on asset swaps. The overall position in covered bonds and triple-A ABSs was only marginally increased, in a context of prudent risk-reward management.

As concerns the trend recorded by the proprietary portfolio in the third quarter, the funds investments component remained practically stable, like asset allocation by category and strategies except for minor adjustments.

Conversely, the credit market had a fluctuating trend, characterised by a first phase of weakness and volatility which led to an increase in credit spreads and by a second phase characterised by their progressive contraction, due to the trend in equity markets, a less uncertain macroeconomic scenario and Central Banks’ monetary policies. In this context, the Bank reduced the maturity of credit-risk positions and protected the portfolio with hedging purchases by means of credit default swaps on the main European credit indexes.

Equity markets continued their upward trend. After the decline in May and June, volatility started to decrease and returned again to long-term averages. The dissipation of fears of inflation and the less tense situation for the prices of raw materials, first and foremost oil, cleared the macroeconomic scenario from stagflation risks. In this context, the Bank gained on the short-term upward trend, via long positions. As concerns volatility new positions again in spreads between market indexes, maintaining a neutral approach and bull positions were taken on expected future dividends in the euro area.

In the fixed-income market, the trend observed was characterised by a generalised reduction in risk propensity, with a significant decrease in volatility in the main reference markets.

As concerns Emerging markets, the EMBI index after reaching a peak at the end of June, started a downward trend and almost returned to new lows in the second week of August. The favourable context was fuelled by signs of slowdown in interest rates rises in the US and as well as strong commodity prices. Tracking of prices of the latter led, in the second half of September to a generalised closing of positions on Emerging markets. In this scenario the Bank privileged a portfolio with a low duration, concentrating risk especially in Countries, such as Russia and Brazil and, at the same time, maintaining a relative value strategy between the various Countries and the yield curves.

Operations in the area of the structured credit products pursued the general guideline of investing only in the high rating capital structure of all analysed transactions for the purpose of minimising connected credit, volatility and liquidity risks. Total exposure to Super Senior CDOs was greatly reduced and such positions were only marginally substituted with new ones, also considering the low returns which may be achieved. The European ABS segment, especially that related to residential mortgages, considerable grew, supported by a increasingly numerous investors who determine a natural demand for all rating classes of each issue. As mentioned, investment decisions privilege the residential sector, which represents 60% of the ABS portfolio, and an 80% concentration on AAA tranches. Also Cash Flow CDOs registered in Europe a strong increase in volumes issued, with an almost 100% rise with respect to the same period of the previous year. However, investments in this sector were more oriented to the US market, more diversified in supply and with higher absolute returns. Conservative investment criteria led to choose only notes with AAA rating.

With regard to Asset & Liability Management activities, as is generally known, the management of interest rate and liquidity risks is charged to the Finance and Treasury Department, while strategic ALM and monitoring of the aforementioned risks are under the responsibility of the Risk Management Department. Interest rate risk is measured in terms of sensitivity of market value of positions against changes in the yield curve at various maturities. Medium-long term exposure to interest rate risk is maintained at modest levels: even significant movements in the yield curve generate virtually negligible variations. Structural liquidity risk is managed by monitoring cash flows at maturity. The analysis of medium- and long-term mismatching drives the decisions on bond issues.

With regard to funding activities, in the first nine months of 2006, the total amount of Banca Intesa’s bond issues placed in the domestic market amounted to over 2.6 billion euro, with a prevalence of the component consisting of plain vanilla securities (approximately 58% of the total) and a concentration on 2/3-year maturities (49% of the total) and 6-year maturity (36% of the total). In international markets, the issue of Notes related to the EMTN programme reached 6.7 billion euro (61% in public issues and the remaining in private placements), with a net prevalence of between 5- and 10-year maturities. Floating-rate bonds represented the most of the placed securities (52%), while fixed-rate bonds represented 34% and “structured” issues approximately 14% of all operations in the period. 79% of issues was denominated in euro. On 7th July 2006 Banca Intesa launched its first Extendible Notes issue for an amount equal to 3 billion US dollars for US institutional investors. This is a floating-rate issue with an initial maturity of 13 months, for which each month investors have the right of extending, up to five years, the maturity of the notes.

The Parent Company Banca Intesa

General aspects

Banca Intesa’s Reclassified statement of income and Reclassified balance sheet as at 30th September 2006, respectively compared to as at 30th September 2005 and as at 31st December 2005 restated on a consistent basis to consider changes occurred is provided hereafter. In particular, as already indicated in the Annual report 2005, as of 1st July 2005, Banca Intesa was transferred the investment banking and capital market activities of the subsidiary Banca Caboto as well as the middle and back office activities and IT support of Nextra Investment Management SGR. Moreover, as already mentioned in the Consolidated report as at 31st March 2006, the contribution of a business branch for a net amount of 340 million euro to Banca Intesa Infrastrutture e Sviluppo came into effect as of 1st January 2006. The spin-off referred to assets and juridical relations relative to the pre-existing State and Infrastructures Department of the Parent Company as well as to personnel dedicated to managing relations with the Public Administration and companies operating in the realisation of infrastructures. Following such contribution, which mostly referred to loans to customers and due to customers (respectively approximately 6,600 million euro and approximately 960 million euro), Banca Intesa, sole shareholder, was attributed 340,000,000 shares of the new bank. Lastly, Intesa Gestione Crediti and Magazzini Generali Fiduciari Cariplo were merged into Banca Intesa as of 1st June 2006, but with accounting effects from the beginning of the year. The mergers were aimed at rationalising the Group’s legal entities following the completion of the strategic projects which involved the two companies.

To permit a consistent comparison of statement of income and balance sheet figures as at 30th September 2006, in the comments below reference is made to comparative figures restated to consider the effects of the aforementioned operations, and reclassified as already illustrated in the comments to consolidated results. The effects of the company transactions described above are not considered in Banca Intesa’s financial statements drawn up according to the forms defined by the Bank of Italy and published as an attachment to the present volume.

Banca Intesa’s statement of income as at 30th September 2006 closed with a net income of 1,949 million euro, with an approximately 57% rise with respect to the 1,241 million euro of the first nine months of 2005. The significant increase was mostly attributable to the dividend paid by Intesa Holding Asset Management, in relation to the sale, at the end of last year, of 65% of Nextra Investment Management SGR (now CAAM SGR S.p.A.) to the Crédit Agricole group, transaction already illustrated in detail in the Annual report 2005. Excluding this dividend, which was non–recurring in both nature and amount and the related tax impact, net income would have been slightly higher with respect to the first nine months of 2005.

Reclassified statement of income

(in millions of euro)

		30.09.2005	Changes
	30.09.2006	restated (*)	amount	%

Net interest income	2,346	2,323	23	1.0
Dividends	931	305	626
Net fee and commission income	1,735	1,699	36	2.1
Profits (Losses) on trading	369	276	93	33.7
Other operating income (expenses)	129	111	18	16.2
Operating income	5,510	4,714	796	16.9
Personnel expenses	-1,522	-1,513	9	0.6
Other administrative expenses	-858	-854	4	0.5
Adjustments to property, equipment and intangible assets	-255	-236	19	8.1
Operating costs	-2,635	-2,603	32	1.2
Operating margin	2,875	2,111	764	36.2
Net provisions for risks and charges	-73	-142	-69	-48.6
Net adjustments to loans	-281	-222	59	26.6
Net impairment losses on other assets	-5	-8	-3	-37.5
Profits (Losses) on investments held to maturity and on other investments	44	84	-40	-47.6
Income (Loss) before tax from continuing operations	2,560	1,823	737	40.4
Taxes on income from continuing operations	-611	-583	28	4.8
Income (Loss) after tax from discontinued operations	—	1	-1

Net income	1,949	1,241	708	57.1

(*) Figures restated on a consistent basis

The reclassified statement of income for the first nine months of 2006, set out in the table, highlighted operating income – made up of revenues, costs and valuation effects on ordinary operations – amounting to 5,510 million euro, with an approximately 17% growth rate with respect to the consistent figure for the first nine months of 2005, in relation to the already-mentioned higher contribution of the caption dividends. Excluding the non-recurring portion of the caption, operating income would record an approximately 2% rise.

On a quarterly basis, operating income was affected by the seasonality of dividends which are collected mostly in the second quarter and the lower contribution of net fee and commission income, also influenced by seasonal trends.

Breakdown by component of net interest income, 2,346 million euro, showed a slight increase on the figure for the first nine months of 2005 (+1%), as a combined effect of the diverse contributions of the single components. More specifically, net interest income with customers recorded a rise which reflected the positive trend, in terms of both volumes and spread, registered by the retail segment and a lower contribution of corporate customers, in relation to the strategy for containment of the transfer to this customer segment of the rise in interest rates. Also the contribution of investments in financial activities rose, while interest on interbank relations, though on limited absolute values, decreased. Instead, the cost of funding via securities showed an expansion, also considering differentials on hedging derivatives, mainly ascribable to the rise in interest rates.

Lastly, net interest income included fair value adjustments in hedge accounting, positive for 11 million euro (ex 30 million euro), that reflects the imbalance of positive and negative variations in the fair value of hedging derivatives and the relevant assets and liabilities hedged.

Quarterly development shows that net interest income for the third quarter made a contribution to results, higher than the average of the two previous quarters.

Dividends in the period (931 million euro), as already mentioned, made a significant contribution to overall results, mostly as a result of the dividend distributed by IHAM (704 million euro) on the gain realised from the sale of Nextra. Other significant distributed dividends referred to Intesa Mediofactoring (40 million euro), FriulAdria (33 million euro), Intesa Private banking (30 million euro), Setefi (23 million euro) and Intesa Leasing (20 million euro).

Net fee and commission income recorded an increase (+2.1% to 1,735 million euro), due to a rise in other commissions and stable commissions on management, dealing and consultancy – within which fees on dealing and placement of securities increased – and practically stable commissions on commercial banking activities.

Instead, profits (losses) on trading – which includes profits and losses on disposal of financial assets held for trading or available for sale, valuation effects on financial assets held for trading as well as dividends related to securities classified as held for trading or available for sale – highlighted, with 369 million euro, a considerable increase with respect to the 276 million euro of the first nine months of 2005, mostly ascribable to the positive trend of interest rate activities and which completely absorbed the decrease in equities. More specifically, interest rate activities generated a positive contribution of 18 million euro (ex –96 million euro) in part attributable to the recovery of a portion of credit risk adjustment on derivatives, while the contribution of equities – which includes the effects of disposal as well as valuation of certain equity stakes classified as held for trading – decreased to 227 million from 262 million euro. Continuing the trend already evidenced in the previous quarters, decreases were recorded by profits on foreign exchange activities, though with far lower absolute values, (32 million euro, ex 43 million euro) while credit derivatives increased (42 million euro, ex 12 million euro). Profits on trading also include the recognition to the statement of income of profits and losses realised on financial assets available for sale and financial liabilities, which totalled 50 million euro (ex 55 million euro), mostly relative to the sale of private equity investments.

Other net operating income – which, in the reclassified statement of income, does not include the recoveries of expenses and taxes and duties, directly deducted from administrative expenses – amounted to 129 million euro (ex 111 million euro). The most significant amounts which make up the caption referred, among income, to consideration for services rendered to Group companies (124 million euro) and, among expenses, to amortisation of leasehold improvements (17 million euro).

The moderate rise in operating costs, which totalled 2,635 million euro (+1.2%), mostly referred to impairment on property, equipment and intangible assets, which recorded an approximately 8% rise to 255 million euro in relation to higher investments. Personnel and administrative expenses recorded marginal increases. More specifically, personnel expenses posted a modest increase (+0.6% to 1,522 million euro), as a result of lower costs due to the reduction in average headcount and higher charges mainly related to the provisions of the new national labour contract. Also administrative expenses (+0.5% to 858 million euro) recorded a slight increase – continuing existing trends – in relation to higher growth-related expenses. In presence of an overall downward trend in other expense captions, information technology, advertising and promotional expenses and training expenses increased, while especially general structure costs decreased.

On a quarterly basis, operating costs were on an average level with respect to previous quarters.

The trends of operating income and costs described above led to an operating margin of 2,875 million euro (approximately +36%). Excluding non-recurring income, operating margin would record a slightly lower than 3% rise, while the relative cost/income ratio would be under 55%.

Income before tax from continuing operations, at 2,560 million euro, highlighted an approximately 40% progress (approximately +2% net of non-recurring income). The figure was net of net provisions for risks and charges of 73 million euro, far lower with respect to the comparative figure (approximately -49%), due to the lower provisions required to adequately cover risks connected to legal disputes under way. Instead, net adjustments to loans rose to 281 million euro. More specifically, considering the various non-performing loan categories, net adjustments referred to: doubtful loans for 189 million euro, substandard loans for 79 million euro, restructured loans for 1 million euro, and loans past due by over 180 days for 5 million euro. Collective measurement of performing loans, determined adjustments for 27 million euro, which permit to maintain a congruous coverage of performing loans. Lastly, valuation effects on guarantees and commitments was positive for 20 million euro. In the first nine months of 2005 net adjustments to loans totalled 222 million euro.

Income before tax from continuing operations also reflected net impairment losses on other assets (5 million euro) as well as profits on investments held to maturity and on other investments (44 million euro), almost entirely made up of gains on sale of real estate (44 million euro); the caption includes net effects of disposal and valuation of equity investments (1 million euro).

After the registration of a tax charge of 611 million euro, Net income – as already illustrated above – highlighted, with 1,949 million euro, an approximately 57% growth rate on the first nine months of 2005. Excluding non-recurring income, the result for the period would in any case be slightly higher than in the first nine months of 2005.

Reclassified balance sheet

(in millions of euro)

		31.12.2005	Changes
	30.09.2006	restated (*)	amount	%
Assets

Financial assets held for trading	34,362	38,776	-4,414	-11.4
Financial assets available for sale	3,086	2,575	511	19.8
Investments held to maturity	—	—	—
Due from banks	45,270	41,046	4,224	10.3
Loans to customers	109,619	104,022	5,597	5.4
Equity investments	11,877	11,798	79	0.7
Property, equipment and intangible assets	1,773	1,875	-102	-5.4
Tax assets	2,200	2,337	-137	-5.9
Non-current assets held for sale and discontinued operations	—	—	—
Other assets	3,661	4,165	-504	-12.1

Total Assets	211,848	206,594	5,254	2.5

		31.12.2005	Changes
	30.09.2006	restated (*)	amount	%

Liabilities and Shareholders’ Equity

Due to banks	39,794	33,141	6,653	20.1
Direct customer deposits	137,899	136,885	1,014	0.7
Financial liabilities held for trading	10,763	14,061	-3,298	-23.5
Tax liabilities	1,005	457	548
Liabilities associated with non-current assets held for sale and discontinued operations	—	—	—
Other liabilities	5,431	5,611	-180	-3.2
Allowances for specific purpose	2,083	2,207	-124	-5.6
Share capital	3,613	3,596	17	0.5
Reserves	7,859	7,794	65	0.8
Valuation reserves	1,452	1,297	155	12.0
Net income	1,949	1,545	404	26.1

Total Liabilities and Shareholders’ Equity	211,848	206,594	5,254	2.5

(*) Figures restated on a consistent basis

Main balance sheet aggregates, compared to the corresponding figures as at 31st December 2005, restated on a consistent basis as described above, highlighted loans to customers of 109,619 million euro, up by 5.4%. The rise reflected the diverse trends recorded by the various contract types which make up the aggregate. More specifically, mortgages continued to grow, confirming the trend showed for some time (48,863 million euro, +9%), and at the end of the first nine months of 2006 represented almost 45% of total loans to customers. Also advances and other loans rose (43,334 million euro, approximately +12%) mostly as a result of hot money transactions of considerable amount. Such trends more than offset the decline in current accounts (approximately -13% to 12,479 million euro) and repurchase agreements (-54% to 1,009 million euro). Securities underwritten at the time of issue for the purpose of financing the issuer increased, though still remaining at lower absolute values (965 million euro, ex 795 million euro).

Including value of related fair value hedge derivatives connected to loans to customers, which as at 30th September amounted to 31 million euro (ex 23 million euro), as well as the fair value change of assets in hedged portfolios (-1 million euro as at 30th September 2006), the overall growth of total loans to customers was 5.4%, whereas it would increase to approximately 6.7% excluding the lower contribution of repurchase agreements, which typically have a financial nature.

As regards loan quality, non-performing loans amounted to 2,969 million euro and highlighted, considered together, a 216 million euro decrease with respect to as at 31st December 2005 (approximately -7%). More specifically, breakdown of this caption showed an increase in substandard loans (from 612 million euro to 784 million euro) mostly ascribable to the inclusion of certain retail positions previously classified as substandard. Substandard loans recorded a modest decrease (from 2,113 million euro to 2,089 million euro) despite the entry of positions previously recorded in loans past due, which posted a considerable drop with respect to the figure of the end of 2005 (from 460 million euro to 94 million euro). As at 30th September 2006 restructured loans amounted to just 2 million euro.

As to performing loans (106,650 million euro, +5.8%), collective provisions of 491 million euro, determined based on the risk configuration of customers, guaranteed a 0.46% coverage (0.51% net of repurchase agreements and loans to subsidiaries). A further 108 million euro covered off-balance sheet risks.

Also direct customer deposits, 137,899 million euro, highlighted a slight progress with respect to the figure at the end of 2005 (+0.7%). Breakdown by contract type was as follows: current accounts and deposits recorded a moderate decline (-3% to 70,934 million euro), repurchase agreements an increase (approximately +39% to 6,869 million euro). Securities issued also rose (+2.6% to 58,479 million euro).

Including in the aggregate the net value of related fair value hedge derivatives, which as at 30th September 2006 amounted to 873 million euro (224 million euro at the end of 2005), total customer deposits would highlight a 1.2% rise.

The increase in indirect customer deposits, up by 2.6% to 209,111 million euro, was entirely ascribable to assets under administration (+3.5% to 180,197 million euro), which highlighted considerable contributions by institutional customers in addition to the growth, though more contained, of the retail segment. Assets under management, which represented approximately 14% of total indirect customer deposits, posted instead a decrease with respect to the figure at the end of 2005 (-2.3% to 28,914 million euro), since the persisting growth of bancassurance products (+6%) was not sufficient to offset the reduction in individual portfolio management schemes, which were still affected as mentioned in previous reports by the transfer of positions to Intesa Private Banking commenced from January.

Financial assets held for trading, which comprise debt securities and equities held for trading, net of liabilities, totalled 23,599 million euro, with a 4.5% decrease with respect to the end of 2005. The figure includes debt securities (22,696 million euro) and equities (2,495 million euro), that overall highlighted a negative change (approximately -9%). The fair value of derivatives was negative (-605 million euro, approximately -43%) and other financial liabilities held for trading presented a negative value of 987 million euro (approximately -51%).

Financial assets available for sale totalled 3,086 million euro, almost 20% higher than the figure at the end of 2005, and comprised equity stakes of 1,873 million euro (approximately +23%), private equity investments of 263 million euro (approximately -9%) and debt securities and equities amounting to 385 million euro (approximately –15%). Lastly, the caption also included 565 million euro (ex 314 million euro) of loans, attributable to portions of syndicated loans destined to be placed with third parties.

Equity investments, that amounted to 11,877 million euro, comprised controlling equity stakes for 9,934 million euro and associates or jointly controlled equity stakes for 1,595 million euro. The caption includes, in consideration of its peculiarity, the equity investment in the Bank of Italy, amounting to 348 million euro. The net increase with respect to the consistent figure as at 31st December 2005 (+79 million euro) was mainly ascribable to the increase in the stake in Banca CIS (80 million euro) and to private equity investments. Among decreases, in addition to the mergers of Intesa Gestione Crediti and Magazzini Generali the most significant amounts referred to the disposals of Lazard (-78 million euro) and International Sailing Boats (-38 million euro).

Risk management and the controls system

CREDIT RISKS

QUALITATIVE INFORMATION

As regards information relative to the credit granting process and credit risk methodologies, instruments and analysis – with particular attention to the development of the “internal rating based advanced method” – please refer to the description contained in the Annual report 2005.

QUANTITATIVE INFORMATION

The following table shows non-performing and performing exposures to customers, broken down by business units.

(in millions of euro)

	30.09.2006			31.12.2005 restated (*)
	Gross exposure	Total adjustments	Net exposure	Gross exposure	Total adjustments	Net exposure
Retail Division
Doubtful loans	2,979	-1,813	1,166	2,308	-1,411	897
Substandard loans	2,688	-571	2,117	2,471	-546	1,925
Restructured loans	72	-19	53	94	-26	68
Past due loans	238	-11	227	601	-32	569
Performing loans	81,851	-428	81,423	78,107	-406	77,701
Italian Subsidiary Banks Division
Doubtful loans	492	-328	164	420	-280	140
Substandard loans	404	-106	298	368	-93	275
Restructured loans	24	-4	20	30	-6	24
Past due loans	89	-5	84	90	-5	85
Performing loans	27,144	-189	26,955	25,182	-176	25,006
International Subsidiary Banks Division
Doubtful loans	361	-311	50	361	-322	39
Substandard loans	527	-135	392	455	-127	328
Restructured loans	—	—	—	—	—	—
Past due loans	5	—	5	3	—	3
Performing loans	13,300	-193	13,107	11,736	-159	11,577
Corporate Division
Doubtful loans	792	-616	176	593	-498	95
Substandard loans	574	-208	366	879	-325	554
Restructured loans	3	-1	2	—	—	—
Past due loans	77	—	77	60	-2	58
Performing loans	49,097	-211	48,886	44,261	-200	44,061
Central Structures
Doubtful loans	124	-95	29	313	-255	58
Substandard loans	48	-43	5	157	-105	52
Restructured loans	—	—	—	—	—	—
Past due loans	—	—	—	—	—	—
Performing loans	3,724	-72	3,652	5,331	-79	5,252

Loans to customers	184,613	-5,359	179,254	173,820	-5,053	168,767

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

MARKET RISKS

QUALITATIVE INFORMATION

As to qualitative aspects – relative, among other things, to the use of internal models for regulatory reporting of capital absorption, indicators and simulation methodologies used for the analysis of the risk profile of the trading book and the banking book, as well as risk hedging activity – please refer to the information provided in the Annual report 2005.

QUANTITATIVE INFORMATION ON THE TRADING BOOK

Breakdown of capital at risk

Quantitative information indicated hereafter refers to the trading book subject to market risks. In the following paragraphs the market CaR is estimated by summing up VaR and simulations on illiquid parameters for the trading books of Banca Intesa and Banca Caboto; the Group’s market risk is concentrated mainly in the books of these two entities.

Evolution of capital at risk

In the third quarter of 2006 market risks originated by Banca Intesa and Banca Caboto decreased: capital at risk was on average equal to 38.3 million euro in the second quarter and 30.4 million euro in the third quarter of 2006. Capital at risk is estimated summing up historical VaR (99% confidence level and one-working day holding period), Delta-Gamma-Vega (DGV) VaR of structured equity portfolios of Banca Caboto in London (99% confidence level and one-working day holding period), and risk simulations of the alternative investments portfolio and of other illiquid parameters (mainly correlation and inflation).

Daily capital at risk (CaR) of the trading portfolio for Banca Intesa and Banca Caboto (a)

(millions of euro)

	minimum 3rd quarter 2006	maximun 3rd quarter 2006	average 3rd quarter 2006	average 2nd quarter 2006	average 1st quarter 2006	average 4th quarter 2005	average 3rd quarter 2005	average 2nd quarter 2005	average 1st quarter 2005
Banca Intesa	14.4	31.8	26.1	34.4	36.1	30.6	29.7	18.8	14.5
Banca Caboto	3.3	5.7	4.3	3.9	2.9	3.0	2.3	2.1	2.3

Intesa and Caboto	17.8	36.4	30.4	38.3	39.0	33.6	32.0	20.9	16.8

(a) The table sets out on every line past estimates of daily capital at risk calculated on the quarterly historical time-series respectively of Banca Intesa and Banca Caboto; the estimate of minimum and maximum values for Banca Intesa and Banca Caboto is calculated using aggregate historical time-series and therefore does not correspond to the sum of the individual values in the columns.

The analysis of breakdown of risk profile in the third quarter of 2006 with regard to the various factors showed the prevalence of equity risk for both Banca Intesa and Banca Caboto (61% and 50% of overall CaR, respectively). For Banca Intesa credit default swaps (cds) in the trading book highlighted in the third quarter an average VaR equal to 1.3 million euro.

Contribution of risk factors to overall CaR (a)

3rd quarter 2006	Shares	Funds	Rates	Credit spread (*)	Foreign Exchange	Other Parameters
Banca Intesa	61%	15%	14%	5%	3%	2%
Banca Caboto	50%	—	18%	7%	—	25%

Intesa and Caboto	60%	13%	15%	5%	2%	5%

(a)   The table sets out on every line the contribution of risk factors considering 100% the overall capital at risk, calculated as the average of daily estimates in the quarter broken down between Banca Intesa and Banca Caboto and indicating the distribution of overall capital at risk.

(*)   Inclusive for Banca Intesa of spread VaR of trading CDS, except spread VaR of bonds.

Inclusive for Banca Caboto of spread VaR of cash CDS strategies.

Changes in capital at risk

The trend recorded by capital at risk in the third quarter 2006 was mostly explained by the decrease in period-end risk that reflected the disposal of the stake in Abn Amro Real, following the exercise of the residual call option by Abn Amro. Banca Intesa’s interest rate component was stable on average. Banca Caboto’s risk profile increased in the third quarter of 2006 following higher exposure to equity risk.

QUANTITATIVE INFORMATION ON THE BANKING BOOK

Sensitivity analysis

As regards Banca Intesa’s banking book, the sensitivity of interest margin over 12 months to considerable changes in interest rates (+/- 100 basis points) was in line with the upward trend recorded by reference interest rates, as shown by the following table.

(in millions of euro)

	On-balance sheet		Off-balance sheet		Total	%
	on demand	maturity	hedging	trading	sensitivity	sensitivity

+100 basis points	-50.0	347.3	-166.4	95.6	226.5	7.28%
-100 basis points	72.8	-347.3	166.4	-95.6	-203.7	-6.55%

Also breakdown of capital by repricing dates highlighted the practical elimination of interest rate risks.

Figures referred to interest rate risk on Banca Intesa’s banking book represented approximately 75% of exposures referred to the entire Gruppo Intesa.

The analysis of the medium- and long-term subset, broken down by time buckets, confirms the effectiveness of the hedging policy adopted to cover interest rate risk generated by commercial banking activities.

LIQUIDITY RISK

QUALITATIVE INFORMATION

For the illustration of the liquidity risk management processes and measurement methods please refer to the description provided in a specific chapter of the Notes to the consolidated financial statements of the Annual report 2005.

QUANTITATIVE INFORMATION

The graph above shows the trend of net cumulated exposure for seven days on the interbank market. Average exposure in the last twelve months amounted to approximately 6 billion euro, with a slight decrease in the last quarter. Such exposure is the combined effect of treasury activities in Milano and in the branches abroad.

The graph, which shows the trends recorded by spreads in basis points of Banca Intesa issues in the last twelve months, confirms that the perception of the Bank’s specific risk is close to all-time lows, relatively to Senior issues. Issues related to Tier 1 and Tier 2, more volatile, in May were affected by the correction in stock market indexes and by the generalised widening of credit spreads and then stabilised in the quarter under examination.

OPERATIONAL RISK AND LEGAL LITIGATIONS

Activities to monitor and measure operational risks have been illustrated in detail in the Annual report 2005 to which, therefore, reference must be made.

As concerns business continuity, as already indicated in the Half-year report, Banca Intesa introduced a Crisis management organisational model which attributes the power to declare the state of emergency and specifies the command chain in charge of managing the company in exceptional circumstances that may partly or gravely jeopardise the Bank’s regular operations. Events provided for are internal and external disasters and, in particular, cases of information technology failure, inaccessibility of the premises which normally host operations and unavailability of essential personnel. At the top of Crisis Management Model there is a specific Committee, made up of representatives of the company’s top management, which is in charge of defining the strategies and coordinating the consequent initiatives to face the severe emergencies for all risk scenarios. Furthermore, the Committee has a consultative function as concerns i) the results of the periodic checks on operating continuity solutions, ii) communications to Supervisory Authorities, and iii) security and business continuity strategies. The Model identifies a network of reference people in case of crisis, made up of representatives of all company functions which, under the coordination of an Overall head, may be called to make up the crisis unit in charge of managing emergency situations.

As regards the various types of risk, and in particular legal risks, in the first months of 2006 the conciliation procedures with customers related to the Finmek and Finmatica bonds were concluded positively. Conciliations related to Parmalat, Cirio and Giacomelli bonds, as amply illustrated in the Report on operations of the Annual report 2005, had already been closed last year.

Lastly, it must be noted that in July Banca Intesa reached an agreement with the national representative of consumer associations, for the stipulation of a new, permanent conciliation procedure. This protocol will enable customers of the Bank to solve any litigations extra–judicially, avoiding the delays and costs of a legal litigation. Direct and free access to the conciliation table will be granted to all Bank customers, in case of unsatisfied complaints. The agreement covers holders of all products launched from 2003 to date and the subscribers of services for households which Banca Intesa will launch in the future. Time to solve conflicts will be at most 60 days. The requests will be assessed individually by specific Conciliation Commissions made up of a representative of Consumer associations and a representative of the Bank. The six-month test phase commenced in October for customers of Lombardia, Lazio and Puglia regions. Subsequently the agreement will be extended to the whole national territory.

Shareholder base and stock price performance

Shareholder base

Banca Intesa’s shareholder base as at 30th September 2006 – detailed in the following table – includes reference shareholders which are part of a Voting syndicate and hold 43.81% of the Bank’s ordinary shares (43.51% is vested in the Syndicate) and approximately 212,000 shareholders holding 56.19%. With respect to as at 31st December 2005, there was no modification in the reference shareholder base and only marginal changes in the number of shares held by the latter.

For the effects on shareholder base of the Plan for the merger with Sanpaolo IMI please refer to the Informational Document which will be soon disclosed to the public.

Name	Shares included in the Voting syndicate		Shares not included in the Voting syndicate		Total shares	% of shares included in the Voting syndicate on total	% of shares held on total
Crédit Agricole S.A.	1,070,574,249		2,596,258		1,073,170,507	17.80	17.84
Fondazione CARIPLO	554,578,319		—		554,578,319	9.22	9.22
Generali group	453,834,553		—		453,834,553	7.54	7.54
of which
- Assicurazioni Generali	3,942,065		—		3,942,065
- Alleanza Assicurazioni	248,236,838		—		248,236,838
- Other subsidiary companies	201,655,650	(a)	—		201,655,650
Fondazione CARIPARMA	258,670,312		1,844,890		260,515,202	4.30	4.33
“Gruppo Lombardo”	279,926,547		13,658,858		293,585,405	4.65	4.88
of which
- Banca Lombarda e Piemontese	139,963,274		5,059,638	(b)	145,022,912
- I.O.R	29,578,536	(c)	1,640,157		31,218,693
- Mittel Partecipazioni Stabili	15,000,000		6,959,063	(d)	21,959,063
- Carlo Tassara	95,384,737		—		95,384,737
Total Shareholders in the Syndicate	2,617,583,980		18,100,006		2,635,683,986	43.51	43.81
Total other Shareholders	—		3,379,904,676		3,379,904,676		56.19
Total	2,617,583,980		3,398,004,682		6,015,588,662		100.00

(a) Aachener und Münchener Lebensversicherung AG, Assitalia S.p.A., Central Krankenversicherung AG, Cosmos Lebensversicherungs AG, FATA - Fondo Assicurativo Tra Agricoltori S.p.A., Generali Assurances Iard S.A., Generali Versicherung AG (A), Generali Versicherung AG (D), Generali Vita S.p.A., GPA-VIE S.A., Ina Vita S.p.A., La Venezia Assicurazioni S.p.A., UMS - Generali Marine S.p.A., Volksfürsorge Deutsche Lebensversicherung AG, Volksfürsorge Deutsche Sachversicherung AG .

(b) Including 4,855,302 shares via the subsidiary Banco di Brescia.

(c) Shares with beneficial interest in favour of Mittel.

(d) Via the subsidiary Mittel Generale Investimenti.

Lastly, as already indicated in the Half-year report, it must be noted that the plan for the purchase and free assignment of ordinary shares approved by the Shareholders’ Meeting held on 20th April 2006 was concluded at the end of the first half. Assignees have been the employees of Banca Intesa with an indefinite term contract in service as at 1st June 2006, who have been assigned free Banca Intesa ordinary shares for a total countervalue of 2,000 euro per capita. The aforementioned amount may be reduced in consideration of the lower service rendered due to part-time contracts or the shorter period of service. For the purpose of considering any variation in the number of beneficiaries between the date of the resolution and the assignment date, as well as oscillations in the value of the share in the same period, the Shareholders’ Meeting of 20th April 2006 had authorised the purchase of Banca Intesa shares up to a maximum number of 18,000,000 and a maximum consideration of 63 million euro. The free stock granting plan involved in addition to the Parent Company, the employees of Italian subsidiaries which approved in their respective Shareholders’ Meetings the purchase and assignment plans of Parent Company ordinary shares up to a total number of 2,511,240, shares for a maximum consideration of 8,776,580 euro. These purchase plans are similar to the Parent Company’s.

In June, Banca Intesa and the subsidiaries involved purchased through Caboto – in compliance with provisions set forth by the Italian Civil Code, as determined in the resolutions of the Shareholders’ Meetings and according to the operating methods set out in the regulations providing for the organisation and management of the markets – a total of 14,438,980 Banca Intesa ordinary shares for a total countervalue of 65,311,403 euro. The Parent Company purchased 12,634,100 shares for a countervalue of 57,081,692 euro. The shares were made available to the employees involved within 30th June 2006.

Transactions with related parties

The individuals and juridical entities with the characteristics that make them eligible to be considered related parties on a consolidated basis – identified using the indications given by IAS 24 and applied with reference to the specific organisational and governance structure of Banca Intesa and Group companies – were defined with the same criteria used and illustrated in the Annual report 2005, to which reference must be made.

Such relations are attentively monitored and no significant differences emerged with respect to figures in the Half-year report as at 30th June 2006, other than the physiological variations typical of bank relations of individual and corporate customers.

Unchanged is also the policy on relations between the various entities which make up the Group and on relations with related parties other than subsidiaries, associates and companies subject to joint control. These are, normally, regulated at market rates or are aligned with the most favourable conditions applied to personnel.

Also in the first nine months of 2006 activities continued normally as part of the collaboration agreements with the Generali group in the placement of insurance policies and with the Crédit Agricole group in consumer credit and asset management. Due to and from associates or companies subject to joint control, indicated in the table above, are, in fact, attributable mostly to the companies Intesa Vita, Agos, CAAM SgR and Crédit Agricole Asset Management.

Likewise, relationships with companies or groups managed by directors continue, also regulated at standard market conditions.

As concerns Lazard & Co., in which Banca Intesa had a 40% stake, it must be noted that last May Banca Intesa and Lazard Group LL C closed the operation which had already been illustrated in the Consolidated report as at 31st March 2006, based on which Lazard repurchased Banca Intesa’s investment in Lazard & Co. S.r.L. (Lazard Italia) for a combination of senior and subordinated promissory notes, issued by Lazard Group LLC, for a total of approximately 146 million dollars and expiring in February 2008.

Instead, Banca Intesa maintained the investment in Lazard Group LLC through the 150 million dollar subordinated convertible promissory note, which was amended to be convertible into Class A ordinary shares of the listed company Lazard Ltd. at a conversion price of 57 dollars per share. Conversion will be possible in three equal tranches, beginning from 1st July 2008, and until 30th June 2011. The interest rate on the note is 3.25% and maturity 30th September 2016. Terms of the agreement have no significant effects on Gruppo Intesa’s statement of income.

As already mentioned in the Half-year report Banca Intesa’s Board of Directors authorised the sale to a Director of a real estate property. To determine the value of the transaction various expert opinions drawn up by eminent companies in this sector have been requested. The Board of Directors applied the highest valuation as consideration for the sale.

As concerns the stock option plan resolved upon by the Extraordinary Shareholders’ Meeting of 17th December 2002 in favour of managers of Banca Intesa and of Group companies, the Board of Directors of 26th April 2006 verified that the performance objectives for the exercise of the options related to 2005 had been achieved as set by the stock option plan connected to the implementation of the 2003 -2005 Business Plan. In particular:

•             the financial indicator EVA®-Economic Value Added for the Group increased to 1,752 million euro in 2005 (1,090 million euro, net of the capital gain related to the sale of 65% of Nextra) from 681 million in 2004 restated on a consistent basis also taking into account IAS/IFRS while EVA® was negative in 2002 for over 1,100 million pre -IAS/IFRS adoption;

•             the total return on the Banca Intesa ordinary share in 2005 was approximately 27% after a return of 15% in 2004 and of approximately 58% in 2003;

•             market capitalisation increased by approximately 7 billion euro between the end of 2004 and the end of 2005, from 23.8 to 30.7 billion euro, after the over 10 billion euro rise recorded between the end of 2002 and the end of 2004.

The Board of Directors, in execution of the mandate received from the Extraordinary Shareholders’ Meeting of 17th December 2002, therefore resolved upon a capital increase for a maximum amount of 16,751,479.68 euro of share capital and 49,291,076.18 euro of share premium reserve to service the Stock Option Plan through the issue of a maximum 32,214,384 new ordinary shares with a nominal value of 0.52 euro to be assigned to the 185 managers holding the options.

In total, in the period 2nd-31st May 32,214,375 ordinary shares were subscribed following the exercise of the aforementioned options. Following such subscriptions share capital increased to 3,613,001,195.96 euro. Consistently with the intention of investing the entire capital gain deriving from the exercise of the stock options also for the options relative to 2005 in Banca Intesa shares (as had occurred last year following the exercise of the options relative to 2003 and 2004), the Managing Director and CEO traded in the “block market” the 5,000,000 shares resulting from the exercise of the options, reinvesting the entire capital gain to purchase 2,514,043 Banca Intesa ordinary shares.

As at 31st May 2006 all options assigned on the basis of the Shareholders’ Meeting resolution of 17th December 2002 had been exercised or annulled.

Stock price performance

In the first nine months of the year the Italian Stock Exchange recorded three absolutely distinct phases: a first phase of growth of financial markets, which led the COMIT index to reach its peak in the year on 11th May, with a 12.2% progress with respect to the beginning of the year; a second phase in which, due to concerns regarding the trends recorded by raw materials and inflation, financial markets lost most of the ground gained in the first five months of the year; a third phase, positive, that led indexes to close with an almost 10% increase. Therefore, the Italian Stock Exchange closed the first nine months with a 9.9% rise, slightly lower the European average (+11.9% the DJ Euro Stoxx index, in the same period).

The positive trend of the Italian market was driven by the banking sector that recorded a 17.7% performance in the first nine months of the year, outperforming the market by almost 8 percentage points, thanks to a favourable interest rate context, the restart of the consolidation process (with the tender offers of BNP Paribas and Abn Amro on BNL and Banca Antonveneta, respectively) and the good results recorded by companies. Also in Europe the banking sector recorded a positive trend (+16.3% from the beginning of the year) though lower than in Italy.

The quotation of the Banca Intesa ordinary share closed the first nine months of 2006 with a 15.7% rise, after a sustained growth rate in the first quarter, mostly absorbed by a similar decline in the second quarter and a significant recovery in the third quarter, also following the announcement of the merger with Gruppo Sanpaolo IMI.

The Banca Intesa saving share registered a 15% progress, thus its discount with respect to the ordinary share remained practically unchanged at 7% like at the end of 2005.

The capitalisation of Banca Intesa as at 30th September 2006 reached 35.7 billion euro, with respect to 30.7 billion euro of the end of 2005.

Earnings per share

The measurement of earnings per share – known as EPS – is regulated by a specific accounting principle, IAS 33. In the table below, the indicator is presented in the two formulations: “basic” and “diluted”.

Basic EPS is calculated by dividing net income attributable to holders of ordinary shares (therefore net of the dividend attributed to saving shares and the Allowance for charitable, social and cultural contributions) by the weighted average number of ordinary shares outstanding. Diluted EPS is calculated considering, at the denominator, the dilutive effect of the issue of ordinary shares deriving from the exercise of the stock options set out in the plan resolved upon in 2002 by Banca Intesa’s Shareholders’ Meeting.

The exercise of the options related to the 2003 -2005 stock option plan and the consequent increase in share capital led the two ratios to fully converge starting from June 2006.

The table below provides the net income (both for the period and annualised) attributable to holders of ordinary shares, used as numerator in the two ratios, as well as the weighted average number of respectively basic and diluted ordinary shares used as denominator.

	30.09.2006			31.12.2005
	Attributable net income (*) (in millions of euro)	Weighted average number of ordinary shares	Euro	Attributable net income (*) (in millions of euro)	Weighted average number of ordinary shares	Euro
Basic EPS	2,004	5,997,770,455	0.334	2,799	5,955,380,517	0.470
Diluted EPS	2,004	5,997,770,455	0.334	2,799	5,963,635,153	0.469
Basic EPS annualised (**)	2,672	5,997,770,455	0.445	2,799	5,955,380,517	0.470
Diluted EPS annualised (**)	2,672	5,997,770,455	0.445	2,799	5,963,635,153	0.469

(*)         Net income calculated deducting dividend attributed to saving shares and net income attributed to Allowance for charitable contributions.

(**)  Net income is not indicative of forecasted net income for the whole of 2006, since it is obtained by annualising net income for the period.

Price/book value

The index identifies the value attributed by the market to the share capital of a listed company and, therefore, indirectly to the entire value of its activities. Though it is affected by the exogenous factors which influence stock prices, the index, expressed as a multiple of total net shareholders’ equity, measures the greater or lower confidence which financial analysts and the financial community have in the profitability prospects and the capital strength of the company.

For Gruppo Intesa the evolution of this indicator – calculated on average figures and at the end of the period – highlights the positive performance of the share during the nine months and, more generally, in the last few years which confirms the appreciation of the targets reached.

(in millions of euro)

	30.09.2006	2005	2004	2003	2002	2001

Market capitalisation	35,684	26,258	20,414	17,140	16,856	22,776
Shareholders’ equity (*)	17,536	15,337	15,328	14,521	14,061	13,209

Price/book value	2.03	1.71	1.33	1.18	1.20	1.72

(*) Average shareholders’ equity for the years prior to 2005 has not been restated to consider IAS/IFRS.

Pay-out ratio

The table below sets out the unit dividend attributed in the last 5 years to ordinary shares and saving shares, in percentage of consolidated net income.

(in millions of euro)

	2005	2004	2003	2002	2001

Net income (*)	3,025	1,884	1,214	200	928
Dividends (**)	1,532	729	330	108	331

Pay-out ratio	51%	39%	27%	54%	36%

(*) Average shareholders’ equity for the years prior to 2005 has not been restated to consider IAS/IFRS.

(**) Dividends in 2003 and 2002 do not consider the countervalue of the free distribution of own shares which using book value of shares in the two financial statements (3.180 euro and 2.049 euro per share respectively) was overall equal to 1,013 million euro in 2003 and 326 million euro in 2002.

Rating

The most recent ratings assigned to Banca Intesa’s debt, set out in the following table, highlighted compared to the end of 2005 an improvement as concerns Moody’s, which upgraded both the long-term debt rating (to Aa3 from A1) and financial strength (to B from B -) and the agency Fitch, which upgraded the long-term debt rating (to AA - from A+) and short - term debt rating (to F1+ from F1). At the end of August, following the announcement of the approval of the guidelines of the merger project between Gruppo Intesa and Gruppo Sanpaolo IMI described above, Standard & Poor’s placed Banca Intesa’s A+ long-term and A-1 short-term debt ratings on CreditWatch with positive implications.

Rating Agency
	Moody’s	Standard & Poor’s	Fitch
Short-term debt	P-1	A-1	F1+
Long-term debt	Aa3	A+	AA-
Outlook	Stable	—	Stable
Financial strength	B	—	—
Individual	—	—	B
Support	—	—	2

Projections for the whole year

As concerns prospects for Gruppo Intesa, the results achieved in the first three quarters of the year permit to forecast that the growth objectives and the economic results for 2006 will be in line with the 2005-2007 Business Plan.

In particular, an improvement is expected for operating margin with a growth of revenues, a continuous attention to costs and an effective management of risks.

For revenues a positive contribution is forecasted for both net interest income and income from trading and services.

As concerns operating costs, their trend, consistently with Plan projections, will continue to be finalised at supporting the Group’s organic and external growth which require an increase in investments and current expenses.

The Board of Directors

Milano, 14th November 2006

Attachments

Parent Company’s financial statements

Parent Company’s financial statements

Balance sheet

(in millions of euro)

				Changes
Assets		30.09.2006	31.12.2005	amount	%
10.	Cash and cash equivalents	838	1,098	-260	-23.7
20.	Financial assets held for trading	34,362	38,892	-4,530	-11.6
30.	Financial assets designated at fair value through profit and loss	—	—	—
40.	Financial assets available for sale	3,086	2,771	315	11.4
50.	Investments held to maturity	—	—	—
60.	Due from banks	45,270	35,725	9,545	26.7
70.	Loans to customers	109,619	110,567	-948	-0.9
80.	Hedging derivatives	675	1,047	-372	-35.5
90.	Fair value change of financial assets in hedged portfolios (+/-)	-1	—	1
100.	Equity investments	11,877	11,568	309	2.7
110.	Property and equipment	1,450	1,509	-59	-3.9
120.	Intangible assets	323	364	-41	-11.3
	of which
	- goodwill	—	—	—
130.	Tax assets	2,199	2,258	-59	-2.6
	a) current	1,291	1,330	-39	-2.9
	b) deferred	908	928	-20	-2.2
140.	Non-current assets held for sale and discontinued operations	—	—	—
150.	Other assets	2,150	2,006	144	7.2

Total Assets		211,848	207,805	4,043	1.9

Balance sheet

(in millions of euro)

				Changes
Liabilities and Shareholders’ Equity		30.09.2006	31.12.2005	Amount	%
10.	Due to banks	39,794	33,182	6,612	19.9
20.	Due to customers	79,420	80,888	-1,468	-1.8
30.	Securities issued	58,479	56,974	1,505	2.6
40.	Financial liabilities held for trading	10,763	14,136	-3,373	-23.9
50.	Financial liabilities designated at fair value through profit and loss	—	—	—
60.	Hedging derivatives	1,604	1,320	284	21.5
70.	Fair value change of financial liabilities in hedged portfolios (+/-)	—	—	—
80.	Tax liabilities	1,005	437	568
	a) current	831	294	537
	b) deferred	174	143	31	21.7
90.	Liabilities associated with non-current assets held for sale and discontinued operations	—	—	—
100.	Other liabilities	3,827	4,408	-581	-13.2
110.	Employee termination indemnities	886	861	25	2.9
120.	Allowances for risks and charges	1,197	1,348	-151	-11.2
	a) post employment benefits	125	131	-6	-4.6
	b) other allowances	1,072	1,217	-145	-11.9
130.	Valuation reserves	1,452	1,297	155	12.0
140.	Reimbursable shares	—	—	—
150.	Equity instruments	—	—	—
160.	Reserves	2,300	2,284	16	0.7
170.	Share premium reserve	5,559	5,510	49	0.9
180.	Share capital	3,613	3,596	17	0.5
190.	Treasury shares (-)	—	—	—
200.	Net income (loss)	1,949	1,564	385	24.6

Total Liabilities and Shareholders’ Equity		211,848	207,805	4,043	1.9

Statement of income

(in millions of euro)

				Changes		Third quarter	Third quarter	Changes
		30.09.2006	30.09.2005	amount	%	2006	2005	amount	%
10.	Interest and similar income	5,631	4,728	903	19.1	1,990	1,601	389	24.3
20.	Interest and similar expense	-3,399	-2,426	973	40.1	-1,239	-823	416	50.5
30.	Interest margin	2,232	2,302	-70	-3.0	751	778	-27	-3.5
40.	Fee and commission income	1,929	1,918	11	0.6	612	589	23	3.9
50.	Fee and commission expense	-194	-198	-4	-2.0	-63	-72	-9	-12.5
60.	Net fee and commission income	1,735	1,720	15	0.9	549	517	32	6.2
70.	Dividend and similar income	1,045	540	505	93.5	2	46	-44	-95.7
80.	Profits (Losses) on trading	280	—	280		82	105	-23	-21.9
90.	Fair value adjustments in hedge accounting	11	30	-19	-63.3	5	15	-10	-66.7
100.	Profits (Losses) on disposal or repurchase of	32	55	-23	-41.8	6	41	-35	-85.4
	a) loans	-17	—	17		-5	-	5
	b) financial assets available for sale	38	50	-12	-24.0	10	35	-25	-71.4
	c) investments held to maturity	—	—	—		—	—	—
	d) financial liabilities	11	5	6		1	6	-5	-83.3
110.	Profits (Losses) on financial assets and liabilities designated at fair value	—	—	—		—	—	—
120.	Net interest and other banking income	5,335	4,647	688	14.8	1,395	1,502	-107	-7.1
130.	Net losses / recoveries on impairment	-193	-182	11	6.0	-40	-67	-27	-40.3
	a) loans	-208	-181	27	14.9	-37	-68	-31	-45.6
	b) financial assets available for sale	-5	-8	-3	-37.5	-4	—	4
	c) investments held to maturity	—	—	—		—	—	—
	d) other financial activities	20	7	13		1	1	—	—
140.	Net income from banking activities	5,142	4,465	677	15.2	1,355	1,435	-80	-5.6
150.	Administrative expenses	-2,581	-2,536	45	1.8	-852	-853	-1	-0.1
	a) personnel expenses	-1,556	-1,532	24	1.6	-514	-514	—	—
	b) other administrative expenses	-1,025	-1,004	21	2.1	-338	-339	-1	-0.3
160.	Net provisions for risks and charges	-86	-153	-67	-43.8	-38	-29	9	31.0
170.	Net adjustments to / recoveries on property and equipment	-116	-104	12	11.5	-40	-37	3	8.1
180.	Net adjustments to / recoveries on intangible assets	-139	-125	14	11.2	-50	-46	4	8.7
190.	Other operating expenses (income)	295	223	72	32.3	95	88	7	8.0
200.	Operating expenses	-2,627	-2,695	-68	-2.5	-885	-877	8	0.9
210.	Profits (Losses) on equity investments	1	78	-77	-98.7	—	49	-49
220.	Valuation differences on property, equipment and intangible assets measured at fair value	—	—	—		—	—	—
230.	Goodwill impairment	—	—	—		—	—	—
240.	Profits (Losses) on disposal of investments	44	6	38		2	1	1
250.	Income (Loss) before tax from continuing operations	2,560	1,854	706	38.1	472	608	-136	-22.4
260.	Taxes on income from continuing operations	-611	-595	16	2.7	-164	-191	-27	-14.1
270.	Income (Loss) after tax from continuing operations	1,949	1,259	690	54.8	308	417	-109	-26.1
280.	Income (Loss) after tax from discontinued Operations	—	-6	-6		-	-6	-6

290.	Net income (loss)	1,949	1,253	696	55.5	308	411	-103	-25.1

Changes in shareholders’ equity as at 30th September 2006

(in millions of euro)

	30.09.2006
	Share capital			Reserves		Valuation reserves
	ordinary shares	saving shares	Share premium reserve	retained earnings	other	available for sale	cash flow hedges	legally- required revaluations	other	Equity instruments	Treasury shares	Net income (loss)	Shareholders’ equity
AMOUNTS AS AT 1.1.2006	3,111	485	5.510	2.199	85	336	-26	987	—	—	—	1.564	14.251

ALLOCATION OF NET INCOME OF THE PREVIOUS YEAR
Reserves				22								-22	-
Dividends and other allocations (a)												-1.542	-1.542
CHANGES IN THE PERIOD
Changes in reserves				-6		101	54						149
Operations on shareholders’ equity
Issue of new shares	17		49										66
Purchase of treasury shares													—
Extraordinary dividends													—
Changes in equity instruments													—
Derivatives on treasury shares													—
Stock options				-									—
Net income (loss) for the period												1,949	1,949
SHAREHOLDERS’ EQUITY AS AT 30.06.2006	3,128	485	5,559	2,215	85	437	28	987	—	—	—	1,949	14,873

(a) The caption includes dividends and the amount attributable to the Parent Company’s Allowances for charitable contributions.

Changes in shareholders’ equity as at 30th September 2005

(in millions of euro)

	30.09.2005
	Share capital			Reserves		Valuation reserves
	ordinary shares	saving shares	Share premium reserve	retained earnings	other	available for sale	cash flow hedges	legally- required revaluations	other	Equity instruments	Treasury shares	Net income (loss)	Shareholders’ equity

AMOUNTS AS AT 1.1.2005	3,076	485	5,406	1,618	85	169	-6	987	—	—	—	1,309	13,129

ALLOCATION OF NET INCOME OF THE PREVIOUS YEAR
Reserves				572								-572	—
Dividends and other allocations (a)												-737	-737
CHANGES IN THE PERIOD
Changes in reserves				—		71	-48						23
Operations on shareholders’ equity													—
Issue of new shares	35		104										139
Purchase of treasury shares													—
Extraordinary dividends													—
Changes in equity instruments													—
Derivatives on treasury shares													—
Stock options				7									7
Net income (loss) for the period												1,253	1,253
SHAREHOLDERS’ EQUITY AS AT 30.06.2005	3,111	485	5,510	2,197	85	240	-54	987	—	—	—	1,253	13,814

(a) The caption includes dividends and the amount attributable to the Parent Company’s Allowances for charitable contributions.

Statement of cash flows

(in millions of euro)

	30.09.2006	30.09.2005
A. OPERATING ACTIVITIES
1. Cash flow from operations	1,626	2,461
- net income (-/+)	1,949	1,253
- gains/losses on financial assets held for trading and on assets/liabilities designated at fair value through profit and loss (-/+)	-713	156
- gains/losses on hedging activities (-/+)	-11	-30
- net losses/recoveries on impairment (+/-)	297	256
- adjustments to/net recoveries on property, equipment and intangible assets (+/-)	255	229
- net provisions for risks and charges and other costs/revenues (+/-)	169	287
- taxes and duties to be settled (+)	614	598
- net adjustments to/recoveries on disposal groups net of tax effect (-/+)	—	6
- other adjustments (+/-)	-934	-294
2. Cash flow from / used in financial assets	-4,913	-532
- financial assets held for trading	5,127	-21
- financial assets designated at fair value through profit and loss	—	—
- financial assets available for sale	-415	-19
- due from banks: repayable on demand	1,747	-6,078
- due from banks: other	-5,971	6,674
- loans to customers	-5,909	-2,299
- other assets	508	1,211
3. Cash flow from / used in financial liabilities	3,869	-729
- due to banks: repayable on demand	779	2,791
- due to banks: other	5,881	1,231
- due to customers	-490	-1,439
- securities issued	1,505	-584
- financial liabilities held for trading	-3,298	-1,248
- financial liabilities designated at fair value through profit and loss	—	—
- other liabilities	-508	-1,480

Net cash flow from (used in) operating activities	582	1,200
B. INVESTING ACTIVITIES
1. Cash flow from	1,109	524
- sales of equity investments	139	228
- dividends collected on equity investments	920	295
- sales of investments held to maturity	—	—
- sales of property and equipment	50	1
- sales of intangible assets	—	—
- sales of subsidiaries and business branches	—	—
2. Cash flow used in	-474	-1,295
- purchases of equity investments	-272	-1,129
- purchases of investments held to maturity	—	—
- purchases of property and equipment	-104	-84
- purchases of intangible assets	-98	-82
- purchases of subsidiaries and business branches	—	—
	—	—
Net cash flow from (used in) investing activities	635	-771
C. FINANCING ACTIVITIES
- issues / purchases of treasury shares	—	—
- share capital increases	66	139
- dividend distribution and other	-1,543	-737

Net cash flow from (used in) financing activities	-1,477	-598
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-260	-169
RECONCILIATION
Cash and cash equivalents at beginning of period	1,098	970
Net increase (decrease) in cash and cash equivalents	-260	-169
Cash and cash equivalents: foreign exchange effect	—	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	838	801
LEGENDA: (+) from (-) used in

Contacts

Banca Intesa S.p.A.

Registered office

Piazza Paolo Ferrari, 10

20121 Milano

Telephone +39 02 879 11

Fax +39 02 879 37892

e-mail: info@bancaintesa.it

www.bancaintesa.it

General Management

Via Monte di Pietà, 8

20121 Milano

Investor Relations

Telephone +39 02 879 43180

Telephone  +39 02 879 42622

e-mail: investorelations@bancaintesa.it

Media Relations

Telephone +39 02 879 63531

Telephone +39 02 879 63010

e-mail: stampa@bancaintesa.it